Exhibit T3E-1

Draft 1/26/08

THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF NEW YORK

)
In re	)	Chapter 11 Case
)
TRICOM, S.A., et al.,	)	Case Nos. 08- ( )
)
Debtors.	)	Jointly Administered under Case
	)	No. 08- ( )

PREPACKAGED JOINT CHAPTER 11 PLAN OF REORGANIZATION
FOR TRICOM, S.A.
AND ITS AFFILIATED DEBTORS

MORRISON & FOERSTER LLP

1290 Avenue of the Americas

New York, New York  10104-0050

Telephone:  (212) 468-8000

Facsimile:  (212) 468-7900

Attorneys for the Debtors and Debtors in Possession

ARTICLE I. DEFINITIONS AND INTERPRETATION		4

1.1.	Definitions.	4
1.2.	Interpretation.	21
1.3.	Application of Definitions and Rules of Construction Contained in the Bankruptcy Code.	21
1.4.	Other Terms.	22
1.5.	Appendices and Plan Documents.	22

ARTICLE II. CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS		22

2.1.	Administrative Claims and Tax Claims.	22
2.2.	Claims and Equity Interests Classified.	22
2.3.	Claims and Equity Interests.	22

ARTICLE III. IDENTIFICATION OF IMPAIRED CLASSES OF CLAIMS AND EQUITY INTERESTS		24

3.1.	Unimpaired Classes of Claims.	24
3.2.	Impaired Classes of Claims and Equity Interests.	24
3.3.	Impairment Controversies.	24

ARTICLE IV. PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THIS PLAN		24

4.1.	Claims and Equity Interests.	24

ARTICLE V. PROVISIONS FOR TREATMENT OF UNCLASSIFIED CLAIMS UNDER THIS PLAN		27

5.1.	Unclassified Claims.	27
5.2.	Treatment of Administrative Claims.	27
5.3.	Treatment of Tax Claims.	28

ARTICLE VI. ACCEPTANCE OR REJECTION OF THIS PLAN; EFFECT OF REJECTION BY ONE OR MORE CLASSES OF CLAIMS OR EQUITY INTERESTS		28

6.1.	Classes Entitled to Vote.	28
6.2.	Class Acceptance Requirement.	28
6.3.	Cramdown.	28
6.4.	Confirmation of All Cases.	28

ARTICLE VII. MEANS FOR IMPLEMENTATION OF THIS PLAN		29

7.1.	Substantive Consolidation for Plan Purposes Only	29
7.2.	Operations Between the Confirmation Date and the Effective Date.	29
7.3.	Continued Corporate Existence of the Debtors.	30
7.4.	Re-vesting of Assets.	30
7.5.	Corporate Action.	30

7.6.	Execution and Delivery of Secured Loan Documents; Cancellation/Termination of Existing Secured Loan Documents.	31
7.7.	Holding Company Capitalization.	31
7.8.	Execution and Delivery of New Secured Notes Documents; Cancellation/Termination of the 11 3/8% Senior Notes Indenture and Related Documents.	31
7.9.	Dominican Corporate Actions.	32
7.10.	Intercreditor Agreement.	36
7.11.	Deregistration of Tricom Securities.	36
7.12.	Registration Rights Agreement.	36
7.13.	Shareholders’ Agreement.	38
7.14.	Shareholder Rights Plan.	40
7.15.	Conversion of Class B Stock of Tricom.	40
7.16.	Management.	41
7.17.	Initial Boards of Directors.	41
7.18.	Officers.	41
7.19.	Transition Services Agreement.	42
7.20.	Options.	42
7.21.	Causes of Action.	42
7.22.	Sources of Cash for Plan Distributions.	43
7.23.	Releases by the Debtors.	43
7.24.	Releases by Holders of Claims and Equity Interests.	43

ARTICLE VIII. DISTRIBUTION PROCEDURES		44

8.1.	Plan Distributions.	44
8.2.	Distribution Record Date.	44
8.3.	Timing of Plan Distributions.	44
8.4.	Address for Delivery of Plan Distributions.	44
8.5.	Plan Distributions Under Twenty-Five Dollars.	45
8.6.	Time Bar to Cash Payments.	45
8.7.	Manner of Payment Under this Plan.	45
8.8.	Expenses Incurred On or After the Effective Date and Claims of the Holding Company or the Debtors.	45
8.9.	Fractional Plan Distributions.	46
8.10.	Surrender of Instruments.	46
8.11.	Plan Distributions After the Effective Date.	46

ARTICLE IX. PROCEDURES FOR RESOLVING AND TREATING CONTESTED CLAIMS		47

9.1.	Objection Deadline.	47
9.2.	Prosecution of Contested Claims.	47
9.3.	Claims Settlement Guidelines.	47
9.4.	No Plan Distributions Pending Allowance.	47
9.5.	Plan Distributions After Allowance.	48
9.6.	Estimation of Claims.	48

ARTICLE X. CONDITIONS PRECEDENT TO CONFIRMATION OF THIS PLAN AND THE OCCURRENCE OF THE EFFECTIVE DATE		48

10.1.	Conditions Precedent to Confirmation.	48
10.2.	Conditions Precedent to the Occurrence of the Effective Date.	49
10.3.	Waiver of Conditions.	49
10.4.	Effect of Non-Occurrence of the Effective Date.	49

ARTICLE XI. CERTAIN PLAN DISTRIBUTION PROCEDURES		50

11.1.	Powers and Duties.	50
11.2.	Plan Distributions.	50
11.3.	Exculpation.	50

ARTICLE XII. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		51

12.1.	Executory Contracts and Unexpired Leases.	51
12.2.	Assumption of Executory Contracts and Expired Leases.	51
12.3.	Rejection of Executory Contracts and Unexpired Leases.	52
12.4.	Claims Arising from Rejection or Termination.	52

ARTICLE XIII. RETENTION OF JURISDICTION		52

ARTICLE XIV. MISCELLANEOUS PROVISIONS		54

14.1.	Payment of Statutory Fees.	54
14.2.	Satisfaction of Claims.	54
14.3.	Third Party Agreements; Subordination.	54
14.4.	Exculpation.	55
14.5.	Discharge of Liabilities.	55
14.6.	Notices.	55
14.7.	Headings.	56
14.8.	Governing Law.	56
14.9.	Expedited Determination.	57
14.10.	Exemption from Transfer Taxes.	57
14.11.	Retiree Benefits.	57
14.12.	Notice of Entry of Confirmation Order and Relevant Dates.	57
14.13.	Interest and Attorneys’ Fees.	57
14.14.	Modification of this Plan.	57
14.15.	Revocation of Plan.	58
14.16.	Setoff Rights.	58
14.17.	Compliance with Tax Requirements.	58
14.18.	Recognition of Guaranty Rights.	58
14.19.	Compliance with All Applicable Laws.	59
14.20.	Injunctions.	59
14.21.	Binding Effect.	59
14.22.	Severability.	60

Tricom, S.A., TCN Dominicana, S.A., and Tricom USA, Inc., debtors and debtors in possession in the above-captioned jointly administered chapter 11 cases, hereby collectively and jointly propose the following joint prepackaged chapter 11 plan of reorganization:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

1.1.         Definitions.

Capitalized terms used herein shall have the respective meanings set forth below:

1.1.1              “11 3/8% Senior Notes” means those certain 11 3/8% senior debentures due September 1, 2004, issued by Tricom in the aggregate principal amount of $200,000,000 pursuant to the 11 3/8% Senior Notes Indenture.

1.1.2              “11 3/8% Senior Notes Documents” means any and all documents entered into or issued in connection with the 11 3/8% Senior Notes Indenture, including, without limitation, the 11 3/8% Senior Notes.

1.1.3              “11 3/8% Senior Notes Indenture” means that certain Indenture, dated August 21, 1997, between Tricom, as issuer, and The Bank of New York, as trustee, as amended or supplemented from time to time.

1.1.4              “Accordion Transactions” shall have the meaning set forth in Section 7.9 hereof.

1.1.5              “Accordion Transaction First Shareholders’ Meeting” shall have the meaning set forth in Section 7.9 hereof.

1.1.6              “Accordion Transaction Second Shareholders’ Meeting” shall have the meaning set forth in Section 7.9 hereof.

1.1.7              “Ad Hoc Committee” means the ad hoc committee consisting of certain holders of Unsecured Financial Claims.

1.1.8              “Administrative Claim” means a Claim incurred by a Debtor (or its Estate) on or after the Petition Date and before the Effective Date for a cost or expense of administration in the Chapter 11 Cases entitled to priority under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, Fee Claims.

1.1.9              “Affiliate” means, with respect to any Person, all Persons that would fall within the definition assigned to such term in section 101(2) of the Bankruptcy Code, if such Person was a debtor in a case under the Bankruptcy Code.

1.1.10            “Affiliated Creditors” means, collectively, Balking Trading, Eastern, Editorial, Ellis, Minstar and Porter.

1.1.11            “Affiliated Creditors Unsecured Financial Claims” means the Unsecured Financial Claims held by the Affiliated Creditors.

1.1.12            “Allowed,” means when used

(i)            with respect to any Claim, except for a Claim that is an Administrative Claim, such Claim to the extent it is not a Contested Claim as of the Effective Date;

(ii)           with respect to an Administrative Claim, an Administrative Claim that has become fixed in amount pursuant to the procedures set forth in Section 5.2; and

(iii)          with respect to Equity Interests, the Equity Interests in any Debtor as reflected in the stock transfer register of such Debtor as of the Effective Date.

1.1.13            “Assets” means, with respect to any Debtor, all of such Debtors’ right, title and interest of any nature in property of any kind, wherever located, as specified in section 541 of the Bankruptcy Code.

1.1.14            “Avoidance Actions” means all Causes of Action of the Estates that arise under the Bankruptcy Code, including, but not limited to, all preference, fraudulent transfer, and other Causes of Action arising under chapter 5 of the Bankruptcy Code.

1.1.15            “Balking Trading” means Balking Trading, Inc., a Panamanian corporation and one of the Affiliated Creditors.

1.1.16            “Ballot” means any ballot prepared by the Debtors and distributed to holders of Credit Suisse Existing Secured Claims and Unsecured Financial Claims against the Debtors for voting to accept or reject this Plan.

1.1.17            “Banco del Progreso” means Banco Dominicano del Progreso, S.A., a Dominican corporation (sociedad anónima).

1.1.18            “Banco del Progreso Existing Collateral” means the real property of Tricom securing the Banco del Progreso Existing Secured Claims, as more particularly described in the Banco del Progreso Secured Loan Documents.

1.1.19            “Banco del Progreso Existing Secured Claims” means the principal in the aggregate amount of $5,000,000 under the Banco del Progreso Existing Secured Loan Documents.

1.1.20            “Banco del Progreso Existing Secured Debt” means the debt memorialized by the Banco del Progreso Existing Secured Loan Documents.

1.1.21            “Banco del Progreso Existing Secured Loan Documents” means the Contrato de Préstamo con Garantía Hipotecaria (Loan Agreement and Mortgage), dated March 22, 2002, between Banco del Progreso and Tricom, and an undated promissory note issued in connection with this facility which bore interest at 11% and matured on September 17, 2007.

1.1.22            “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as codified at title 11 of the United States Code and as amended from time to time as applicable to the Chapter 11 Cases.

1.1.23            “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York, or such other court having jurisdiction over the Chapter 11 Cases.

1.1.24            “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as prescribed by the United States Supreme Court pursuant to section 2075 of title 28 of the United States Code and as applicable to the Chapter 11 Cases.

1.1.25            “Business Day” means any day on which commercial banks are open for business in New York, New York.

1.1.26            “Cancelled Shares” means the First Set of Cancelled Shares and any additional shares of Tricom Stock cancelled or exchanged in connection with the Restructuring Dilution Transactions.

1.1.27            “Capital Increase” shall have the meaning set forth in Section 7.9 hereof.

1.1.28            “Capital Increase Stock” shall have the meaning set forth in Section 7.9 hereof.

1.1.29            “Cash” means legal tender of the United States of America.

1.1.30            “Causes of Action” means all claims, rights, actions, causes of action, liabilities, obligations, suits, debts, remedies, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages or judgments, whether known or unknown and whether asserted or unasserted.

1.1.31            “Chapter 11 Cases” means the cases under chapter 11 of the Bankruptcy Code pending before the Bankruptcy Court with respect to the Debtors.

1.1.32            “Claim” means (i) any right to payment from a Debtor, whether or not such right is known or unknown, reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from a Debtor, whether or not such right to an equitable remedy is known or unknown, reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; or (iii) any right under section 502(h) of the Bankruptcy Code.

1.1.33            “Claims Agent” means the entity designated by order of the Bankruptcy Court to process proofs of claim.

1.1.34            “COD Income” means income arising from the cancellation of debt.

1.1.35            “Confirmation Date” means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

1.1.36            “Confirmation Hearing” means the hearing held by the Bankruptcy Court, as it may be continued from time to time, on confirmation of this Plan.

1.1.37            “Confirmation Order” means the order of the Bankruptcy Court confirming this Plan.

1.1.38            “Consenting Releasing Party” means a holder of a Claim against, or any Equity Interest in, any of the Debtors that has not expressly indicated its intent to “opt out” of the releases provided in Section 7.24 of this Plan by a timely written election pursuant to such holder’s Ballot.

1.1.39            “Contested Claim” means a Claim (a) if the Debtors are required by order of the Bankruptcy Court to file Schedules (i) that is listed in the Schedules as disputed, contingent, or unliquidated, in whole or in part, and as to which no proof of claim has been filed; (ii) that is listed in the Schedules as undisputed, liquidated, and not contingent and as to which a proof of claim has been filed with the Bankruptcy Court, to the extent (A) the proof of claim amount exceeds the amount indicated in the Schedules, or (B) the proof of claim priority differs from the priority set forth in the Schedules, in each case as to which an objection was filed on or before the Objection Deadline, unless and to the extent allowed in amount and/or priority by a Final Order of the Bankruptcy Court; (iii) that is not listed in the Schedules or was listed in the Schedules as disputed, contingent or unliquidated, in whole or in part, but as to which a proof of claim has been filed with the Bankruptcy Court, in each case as to which an objection was filed on or before the Objection Deadline, unless and to the extent allowed in amount and/or priority by a Final Order of the Bankruptcy Court; or (b) as to which an objection or request for estimation has been filed on or before the Objection Deadline; provided, that a Claim that is fixed in amount and classification pursuant to this Plan or by Final Order on or before the Effective Date shall not be a Contested Claim.

1.1.40            “Contingent Liabilities” means all contingent, disputed, or unliquidated Claims against any of the Debtors.

1.1.41            “Credit Suisse” means Credit Suisse International, a corporation organized under the laws of England and Wales, as assignee of the Credit Suisse Existing Secured Claims, individually and in its capacity as an agent for any holders of or participants in such claims.

1.1.42            “Credit Suisse Credit Agreement” means the credit agreement to be entered into by Tricom and Credit Suisse pursuant to Sections 4.1(c) and 7.6 hereof in order to amend and restate the Credit Suisse Existing Secured Loan Documents in accordance with this Plan, in substantially the form included as Exhibit A hereto.

1.1.43            “Credit Suisse Existing Collateral” means the real and personal property of Tricom securing the Credit Suisse Existing Secured Claims, as more particularly described in the Credit Suisse Existing Secured Loan Documents.

1.1.44            “Credit Suisse Existing Secured Claims” means the principal in the aggregate amount of $25,529,781.88 and accrued and unpaid interest under the Credit Suisse Existing Secured Loan Documents.

1.1.45            “Credit Suisse Existing Secured Loan Documents” means (i) the Reconocimiento y Reestructuración de Deuda e inclusion de Garantía Hipotecaria (Debt Acknowledgement and Restructuring Agreement and Mortgage), dated April 30, 2002, between Banco BHD, S.A. and Tricom as issuer, and the promissory notes issued thereunder (ii) the Contrato de Préstamo con Garantía Hipotecaria (Loan Agreement and Mortgage), dated June 15, 2002, between Financial Card Corporation and Tricom, and the promissory notes issued thereunder, (iii) a promissory note issued on August 4, 2003, to Banco Popular de Puerto Rico Sucursal Internacional in the amount of $3,000,000, and (iv) the Contrato de Préstamo con Garantía Hipotecaria y Prendaria (Loan Agreement, Mortgage, and Pledge), dated August 8, 2003, between Citibank N.A. and Tricom, and the promissory note issued thereunder.

1.1.46            “Credit Suisse Guarantee” means the Guarantee Agreement to be entered into by Tricom USA and TCN for the benefit of Credit Suisse, in accordance with Sections 4.1 and 7.6 hereof, in substantially the form included as Exhibit B to the Credit Suisse Credit Agreement.

1.1.47            “Credit Suisse Mortgage” means either (i) the amendment and restatement of the existing Garantías Hipotecarias described in the Plan Supplement or (ii) one or more new Contratos de Hipoteca or Garantías Hipotecarias to be entered into by Tricom and Credit Suisse in accordance with Sections 4.1(c) and 7.6 hereof, in substantially the form included in the Plan Supplement, pursuant to which Tricom will grant Credit Suisse a first priority lien on the real property comprising the Credit Suisse Existing Collateral or will reaffirm, with the proper modifications to reflect the distributions to be made to Credit Suisse pursuant to this Plan, the existing first priority lien on the Credit Suisse Existing Collateral in order to secure all of Tricom’s obligations under the Credit Suisse New Secured Debt Documents.

1.1.48            “Credit Suisse New Secured Debt” means the debt memorialized by the Credit Suisse New Secured Debt Documents.

1.1.49            “Credit Suisse New Secured Debt Documents” means the Credit Suisse Credit Agreement, the Credit Suisse Mortgage, the Credit Suisse Pledge, the Credit Suisse Guarantee and any other document entered into or issued in connection therewith.

1.1.50            “Credit Suisse Pledge” means one or more Contratos de Prenda sin Desapoderamiento or Pledge Agreements to be entered into by Tricom and Credit Suisse in accordance with Sections 4.1(c) and 7.6 hereof, in substantially the form included in the Plan Supplement, pursuant to which Tricom will grant Credit Suisse a first priority lien on the personal property comprising the Credit Suisse Existing Collateral to secure all of Tricom’s obligations under the Credit Suisse New Secured Debt Documents.

1.1.51            “Debtor in Possession” means any Debtor, in its capacity as a debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

1.1.52            “Debtors” means, collectively, Tricom, TCN and Tricom USA.

1.1.53            “Disallowed,” means, when used with respect to a Claim, a Claim, or such portion of a Claim, that has been disallowed by a Final Order.

1.1.54            “Disclosure Statement” means all materials distributed to the holders of Claims and Equity Interests in connection with the solicitation prior to the Petition Date of their votes with respect to this Plan.

1.1.55            “Distribution Date” means, with respect to any Claim, (i) the Effective Date, if such Claim is then an Allowed Claim, or (ii) a date that is as soon as reasonably practicable after the date such Claim becomes Allowed, if not Allowed on the Effective Date.

1.1.56            “Distribution Record Date” means the date occurring ten (10) Business Days prior to the Effective Date.

1.1.57            “Dominican Holding Company Unsecured Financial Claims Portion” means the amount of Holding Company Unsecured Financial Claims Portion less the amount of Tricom USA Holding Company Unsecured Financial Claims Portion.

1.1.58            “Dominican Restructuring Objectives” shall have the meaning set forth in Section 7.9 hereof.

1.1.59            “Eastern” means Eastern Power Corporation, a Panamanian corporation and one of the Affiliated Creditors.

1.1.60            “Editorial” means Editorial AA, S.A., a Dominican Republic corporation and one of the Affiliated Creditors.

1.1.61            “Effective Date” means a date selected by the Debtors, the Ad Hoc Committee and the Affiliated Creditors which shall be a Business Day that is (a) no earlier than ten (10) days following the date upon which the Confirmation Order becomes a Final Order and (b) after the occurrence of each of the events listed on Section 10.2 hereof, unless waived pursuant to Section 10.3 hereof.

1.1.62            “Ellis” means Ellis Portfolio, S.A., a British Virgin Islands corporation and one of the Affiliated Creditors.

1.1.63            “Equity Interest” means any outstanding ownership interest in any of the Debtors, including without limitation, interests evidenced by common or preferred stock, membership interests and options or other rights to purchase any ownership interest in any of the Debtors.

1.1.64            “Estate” means the estate of any Debtor created by section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

1.1.65            “Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time as applicable to these Chapter 11 Cases, and the rules and regulations promulgated thereunder and any successor statutes, rules and regulations.

1.1.66            “Existing Equity Interest” means any outstanding ownership interest in any of the Debtors, including without limitation, interests evidenced by common or preferred stock, membership interests and options or other rights to purchase any ownership interest in any of the Debtors, in existence on the Petition Date.

1.1.67            “Existing Secured Debt” means, collectively, the Banco del Progreso Existing Secured Claims, the Credit Suisse Existing Secured Claims and the GE Existing Secured Claims.

1.1.68            “Existing Secured Debt Collateral” means, collectively, the Banco del Progreso Existing Collateral, the Credit Suisse Existing Collateral, and the GE Existing Collateral.

1.1.69            “Existing Tricom Equity Interests” means all Tricom Equity Interests in existence on the Petition Date.

1.1.70            “Fee Application” means an application for allowance and payment of a Fee Claim (including Claims for “substantial contribution” pursuant to section 503(b) of the Bankruptcy Code).

1.1.71            “Fee Claim” means an Administrative Claim of a Professional Person.

1.1.72            “Final Order” means (i) an order or judgment of the Bankruptcy Court or any other court or adjudicative body as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending, or (ii) in the event that an appeal, writ of certiorari, reargument, or rehearing thereof has been sought, such order of the Bankruptcy Court or any other court or adjudicative body shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied, or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, that no order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024 may be filed with respect to such order.

11

1.1.73            “First Accordion Transaction” shall have the meaning set forth in Section 7.9 hereof.

1.1.74            “First Set of Cancelled Shares” shall have the meaning set forth in Section 7.9 hereof.

1.1.75            “First Set of Newly Unissued Shares” shall have the meaning set forth in Section 7.9 hereof.

1.1.76            “GE” means, together, GE Credit Corporation of Tennessee, a Delaware corporation, and GE Capital Corporation of Puerto Rico, Inc., a Delaware corporation.

1.1.77            “GE Existing Collateral” means the personal property of Tricom securing the GE Existing Secured Claims, as more particularly described in the GE Existing Secured Loan Documents.

1.1.78            “GE Existing Secured Claims” means the principal as of February 29, 2008, in the aggregate amount of $4,642,760 and accrued and unpaid interest as of February 29, 2008 under the GE Existing Secured Loan Documents.

1.1.79            “GE Existing Secured Loan Documents” means the loans and related documents described in the Plan Supplement.

1.1.80            “General Unsecured Claim” means any Claim against a Debtor other than an Administrative Claim, Tax Claim, Priority Claim, Banco del Progeso Existing Secured Claim, Credit Suisse Existing Secured Claim, GE Existing Secured Claim, Non-Lender Secured Claim, Unsecured Financial Claim, Statutorily Subordinated Claim, or Intercompany Claim.

1.1.81            “GFN” means GFN Corporation, Ltd., a Grand Cayman corporation.

1.1.82            “GFN Parties” means GFN and the following parties:  (a) GFN, S.A., a Dominican corporation; (b) Grupo Segna S.A. (formerly, Grupo Financiero Nacional, S.A.), a Dominican Republic corporation; (c) Omnimedia S.A. (formerly Editorial, S.A.), a Dominican Republic corporation; (d) GFN Capital Corp., a Grand Cayman corporation; (e) GFN International Investment Ltd., a Grand Cayman corporation; (f) Caribbean Energy Company, a Grand Cayman corporation; (g) Alington Finance Ltd., a Panamanian corporation; (h) Oleander Holdings Inc., a Panamanian corporation; (i) Creditcard International, a Panamanian corporation; (j) Astro Desarrollo, S.A., a Costa Rican corporation; (k) Mr. Pellerano; and (l) Rosangela Pellerano Peña.

1.1.83            “Holding Company” means a newly formed entity to be incorporated in Bermuda or an alternative jurisdiction, which alternative jurisdiction shall be satisfactory to the Ad Hoc Committee, in its sole and absolute discretion, on or before the Effective Date, and which will hold all or substantially all of the Tricom Equity Interests.(1)

1.1.84            “Holding Company Board of Directors” means Holding Company’s board of directors, which will consist of nine members to be appointed in accordance with the Holding Company Constituent Documents and the Shareholders’ Agreement.

1.1.85            “Holding Company Class A Stock” means the Class A common stock to be issued by Holding Company as contemplated under this Plan.

1.1.86            “Holding Company Class B Stock” means the Class B common stock to be issued by Holding Company as contemplated under this Plan.

1.1.87            “Holding Company Constituent Documents” means (i) Holding Company’s Memorandum of Association and Bye-Laws to be adopted by the holders of Holding Company Stock if Holding Company is incorporated in Bermuda, or (ii) such other constituent documents as required by the jurisdiction in which Holding Company is formed, and in either case, substantially in the form included in the Plan Supplement.

1.1.88            “Holding Company Stock” means 10 million authorized shares of Holding Company Stock, consisting of Holding Company Class A Stock and Holding Company Class B Stock, which shall be authorized and issued in accordance with this Plan and the Holding Company Constituent Documents.

1.1.89            “Holding Company Unsecured Financial Claims Portion” means a portion of the Allowed Unsecured Financial Claims equal to the aggregate amount of all Allowed Unsecured Financial Claims less the aggregate amount of New Secured Notes Unsecured Financial Claims Portion.

1.1.90            “Indotel” means the Instituto Dominicano de las Telecomunicaciones, the Dominican telecommunications regulatory entity.

(1) For purposes of this Plan and specifically, for purposes of describing, inter alia, the requisite Holding Company Constituent Documents, Holding Company Stock, the Shareholders’ Agreement, the Registration Rights Agreement, the Shareholder Rights Plan and all other documents related to formation and operation of Holding Company and the rights and obligations of holders of Holding Company Stock as contemplated by the Plan Support and Lock-Up Agreement, this Plan assumes that Holding Company will be formed as a Bermuda corporation.  However, the Plan permits the formation of Holding Company in an alternative jurisdiction satisfactory to the Ad Hoc Committee.  The most likely alternative jurisdiction for the formation of Holding Company is Delaware.  If Delaware is chosen, Holding Company would most likely be formed as a Delaware Limited Liability Company (“LLC”).  Accordingly, all references to “Holding Company” in this Plan allow for the formation of Holding Company as a Delaware LLC.  The Debtors believe that formation of Holding Company as a Delaware LLC will not have any material impacts on creditors, but would require modification of certain Plan Documents.  For example, if Holding Company is formed as a Delaware LLC, Holding Company Constituent Documents would likely consist of an Operating Agreement and a Certificate of Formation, or similar documents.  Likewise, Holding Company Stock would instead become Holding Company membership interests.  The Debtors believe that any documents required to be prepared in connection with formation of Holding Company as a Delaware LLC will generally encompass the same rights and obligations contemplated by the Holding Company Constituent Documents, the Shareholders Agreement, the Registration Rights Agreement, the Shareholder Rights Plan and any other Plan Documents, as discussed herein.

1.1.91            “Indotel Approval” means one or more resolutions issued by Indotel authorizing the transfer of control, directly or indirectly, of Tricom and TCN to Holding Company.

1.1.92            “Intercompany Claim” means any Claim against any Debtor held by another Debtor.

1.1.93            “Intercreditor Agreement” means one or more intercreditor agreements to be entered into on or prior to the Effective Date by and among the New Secured Notes Indenture Trustee (in its capacity as Collateral Agent under the New Secured Notes Indenture), Credit Suisse and Tricom, substantially in the form included as Exhibit C to the New Secured Notes Indenture, which agreement(s) shall govern the rights and obligations of the parties thereto with respect to their corresponding liens in the Credit Suisse Existing Collateral.

1.1.94            “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and any applicable rulings, regulations (including temporary and proposed regulations) promulgated thereunder, judicial decisions, and notices, announcements, and other releases of the United States Treasury Department or the IRS.

1.1.95            “IRS” means the United States Internal Revenue Service.

1.1.96            “Maximum Allowed Capital Reduction Amount” means 90% of Tricom’s authorized capital.

1.1.97            “Minstar” means Minstar Ventures, Ltd., a British Virgin Islands corporation and one of the Affiliated Creditors.

1.1.98            “Mr. Pellerano” means Manuel Arturo Pellerano Peña.

1.1.99            “Motorola” means Motorola, Inc., a Delaware corporation.

1.1.100          “Motorola Affiliates” means, collectively, Motorola and all of its Affiliates that hold Tricom Class B Stock.

1.1.101          “New Constituent Documents” means the applicable bylaws, certificates of incorporation, estatutos or similar documents for each of the Debtors, as amended and restated as of the Effective Date, among other things, to (i) prohibit the issuance of non-voting equity securities by such Debtor as required by section 1123(a)(6) of the Bankruptcy Code, and (ii) otherwise give effect to the provisions of this Plan.  The forms of New Constituent Documents for Tricom, Tricom USA and TCN are included in the Plan Supplement.

1.1.102          “New Secured Notes” means the step up rate senior secured notes due seven years from the date of issuance, to be issued by Tricom pursuant to the New Secured Notes Indenture on or before the Effective Date in accordance with Section 4.1(f) of this Plan, substantially in the form annexed as Exhibit A to the New Secured Notes Indenture, which shall, among other things, (i) rank pari passu with

Tricom’s obligations under the Credit Suisse New Secured Debt, the GE Existing Secured Debt, the Banco del Progreso Existing Secured Debt (if any) and any Permitted Refinancings and senior to any other indebtedness of Tricom, (ii) be guaranteed by Holding Company and, except as otherwise provided in the New Secured Notes Indenture, each of its subsidiaries and all direct and indirect subsidiaries of Holding Company presently existing or formed or acquired after the issuance of the New Secured Notes, including, without limitation Tricom USA, TCN and Tricom Centroamerica, in accordance with the New Secured Notes Guarantees, and (iii) be secured by the New Secured Notes Collateral.

1.1.103          “New Secured Notes Collateral” means, except as otherwise provided in the New Secured Notes Documents and subject to the qualifications and limitations set forth therein, (i) first priority liens in all of the Unencumbered Assets, (ii) a second priority lien in the Credit Suisse Existing Collateral, (iii) to the extent possible under the documents memorializing the GE Existing Secured Debt and the Banco del Progreso Existing Secured Debt and to the extent consented to by the respective lenders thereunder, a second priority lien in the GE Existing Collateral and/or the Banco del Progreso Existing Collateral, (iv) pledges of all stock of all subsidiaries owned, directly or indirectly, by Holding Company (v) a first priority lien in all additional assets created, arising or acquired by Holding Company, or any of its direct or indirect subsidiaries, on or after the issue date of the New Secured Notes, and (vi) in the event that any second priority liens referred to in item (iii) above are not created, a first priority lien in the GE Existing Collateral and/or the Banco del Progreso Existing Collateral, as applicable, (and in the case of the Banco del Progreso Existing Collateral, subject to subordination to any first priority lien granted in connection with any Permitted Refinancings under the New Secured Notes Indenture to be created and perfected after the GE Existing Secured Debt and/or the Banco del Progreso Existing Secured Debt, as applicable, are paid off or otherwise satisfied.

1.1.104          “New Secured Notes Documents” means, collectively, all documents entered into or issued in connection with the New Secured Notes Indenture, including, without limitation, the New Secured Notes and the New Secured Notes Security Documents.

1.1.105          “New Secured Notes Guarantees” means the guaranty of Tricom’s obligations under the New Secured Notes and the New Secured Notes Indenture to be issued by Holding Company and each of its subsidiaries and, except as may otherwise be provided in the New Secured Notes Indenture, all direct and indirect subsidiaries, of Holding Company presently existing or formed or acquired after the issuance of the New Secured Notes, including, without limitation Tricom USA, TCN and Tricom Centroamerica, S.A., which guarantees will be included in, and form a part of, the New Secured Notes Indenture.

1.1.106          “New Secured Notes Indenture” means that certain indenture to be entered into between Tricom, as issuer, and the New Senior Secured Indenture Trustee, as trustee, substantially in the form attached hereto as Exhibit B, pursuant to which Tricom will issue the New Secured Notes provided, however, that the financial maintenance covenants contained in Sections 4.20 and 4.21 of the New Secured Notes Indenture are subject to adjustment, at levels to be agreed upon by the Debtors, the Ad Hoc Committee, and the Affiliated Creditors, to reflect actual performance of the business of Tricom and its subsidiaries during the period preceding the Effective Date.

1.1.107          “New Secured Notes Indenture Trustee” means the Person or Persons appointed to act as the indenture trustees under the New Secured Notes Indenture.

1.1.108          “New Secured Notes Mortgages” means one or more Contratos de Hipotecas to be entered into by Tricom and the New Secured Notes Indenture Trustee, substantially in the form included in the Plan Supplement, pursuant to which, except as otherwise provided in the New Secured Notes Indenture, Tricom will grant the New Secured Notes Indenture Trustee, for the benefit of the holders of the New Secured Notes, a (i) first priority lien on the real estate comprising the Unencumbered Assets and (ii) second priority lien on the real estate comprising the Secured Loan Collateral (to the extent such real estate constitutes New Secured Notes Collateral) to secure payment of all of Tricom’s obligations under the New Secured Notes Documents.

1.1.109          “New Secured Notes Pledges” means one or more Contratos de Prenda sin Desapoderamiento or Pledge Agreements, as necessary and applicable, to be entered into by Holding Company, Holding Company’s direct and indirect subsidiaries that are parties to the New Secured Notes Guarantee, Tricom and the New Secured Notes Indenture Trustee (as Collateral Agent), substantially in the form included in the Plan Supplement, pursuant to which Holding Company and Holding Company’s direct and indirect subsidiaries that are parties to the New Secured Notes Guarantee, and Tricom will grant the New Secured Notes Indenture Trustee (as Collateral Agent), for the benefit of the holders of the New Secured Notes, except as otherwise provided in the New Secured Notes Indenture and subject in all respects to the qualifications and limitations set forth therein, (i) a first priority lien on the personal property comprising the Unencumbered Assets, (ii) a second priority lien on the personal property comprising the Secured Loan Collateral (to the extent such personal property constitutes New Secured Notes Collateral), and (iii) a first priority lien in all additional assets created, arising or acquired by Holding Company, or any of its direct or indirect subsidiaries, on or after the issue date of the New Secured Notes to secure payment of all of Tricom’s obligations under the New Secured Notes Documents.

1.1.110          “New Secured Notes Security Documents” means the New Secured Notes Mortgages, the New Secure Notes Pledges, the New Secured Notes Stock Pledge Agreements, the New Secured Notes Guarantees and any other security, conditional assignment or similar agreement or documents granting the New Secured Notes Indenture Trustee (as Collateral Agent), for the benefit of the holders of the New Secured Notes, a lien on and security interest in and to the New Secured Notes Collateral, and any documents perfecting such interests, to the extent required by the New Secured Notes Indenture and permitted under applicable law.

1.1.111          “New Secured Notes Stock Pledge Agreements” means, one or more pledge agreements or Contratos de Prenda, as necessary and applicable, to be entered into by (i) Holding Company and the New Secured Notes Indenture Trustee (in its capacity as Collateral Agent) as to the Holding Company’s Tricom Equity Interests, (ii) Tricom and the New Secured Notes Indenture Trustee (as Collateral Agent), as to Tricom’s stock in Tricom USA, Tricom Centroamerica, and, except as otherwise provided in the New Secured Notes Indenture, GFN Comunicaciones, S.A., Call Tel Corporation, Tricom Latinoamerica, S.A., and all other direct subsidiaries of Tricom formed after the issue date of the New Secured Notes, and (iii) Tricom Centroamerica and the New Secured Notes Indenture Trustee (as Collateral Agent), as to Tricom Centroamerica’s stock in TCN, and except as otherwise provided in the New Secured Notes Indenture, all other direct subsidiaries of Tricom Centroamerica formed after the issue date of the New Secured Notes, in substantially the form included in the Plan Supplement, pursuant to which Holding Company, Tricom and Tricom Centroamerica, as applicable, will secure payment of all of Tricom’s obligations under the New Secured Notes Documents.

1.1.112          “New Secured Notes Unsecured Financial Claims Portion” means a portion of the Allowed Unsecured Financial Claims equal to the principal amount of the New Secured Notes.

1.1.113          “Nominal Par Value Reduction” shall have the meaning set forth in Section 7.9 hereof.

1.1.114          “Non-Affiliated Creditors Unsecured Financial Claims” means all Unsecured Financial Claims other than the Affiliated Creditors Unsecured Financial Claims.

1.1.115          “Non-Lender Secured Claims” means all Secured Claims, if any, other than the Banco del Progreso Existing Secured Claims, the Credit Suisse Existing Secured Claims and the GE Existing Secured Claims.

1.1.116          “Notice of Confirmation” means the notice of entry of the Confirmation Order to be mailed by the Claims Agent to holders of Claims and Equity Interests.

1.1.117          “Objection Deadline” means the deadline for filing objections to Claims as set forth in Section 9.1.

1.1.118          “Options” means those certain options to purchase 200,000 shares of Holding Company Class B Stock, as set forth in the Transition Services Agreement.

1.1.119          “Options Agreement” means the agreement to be entered into between the Transition Services Company and Holding Company substantially in the form included in the Plan Supplement.

1.1.120          “Payment Opposition” means an ex parte notice issued in the Dominican Republic, or such other jurisdiction that recognizes such or similar notices, which puts the recipient on notice that the issuer of the payment opposition is allegedly owed debts (either directly or indirectly) by a creditor of the recipient of such notice, and barring such recipient from making any further payments to such creditor pending resolution of the payment opposition.

1.1.121          “Payment Opposition Claim” means any Allowed Claim subject to a Payment Opposition, or other similar notice, process or proceeding which has the effect of precluding the Debtors from making distributions on account of such Allowed Claim.

1.1.122          “Permitted Refinancings” shall have the meaning set forth in the New Secured Notes Indenture.

1.1.123          “Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, estate, unincorporated association, unincorporated organization, governmental entity, or political subdivision thereof, or any other entity.

1.1.124          “Petition Date” means the date on which the Chapter 11 Cases were commenced.

1.1.125          “Plan” means this chapter 11 plan, either in its present form or as it may be amended, supplemented, or otherwise modified from time to time, and any exhibits and schedules hereto, as the same may be in effect at the time such reference becomes operative.

1.1.126          “Plan Distribution” means any payment or distribution as set forth in this Plan.

1.1.127          “Plan Documents” means all documents that aid in effectuating this Plan and all underlying transactions contemplated by this Plan, including but not limited to, all Transaction Documents.

1.1.128          “Plan Supplement” means the supplement to this Plan containing certain Plan Documents relevant to the implementation of this Plan.

1.1.129          “Plan Support and Lock-Up Agreement” means that certain Plan Support and Lock-Up Agreement, dated as of January 10, 2007, as amended by the Amendment to Plan Support and Lock-Up Agreement dated as of August 31, 2007, and as further amended by the Second Amendment to Plan Support and Lock-Up Agreement dated as of December 21, 2007 (as the same may be further amended or modified from time to time in accordance with the terms thereof), by and among (i) the Debtors, (ii) the Affiliated Creditors, (iii) certain holders (or investment managers or advisors having authority to act on behalf of the beneficial owners) of Claims arising out of the Existing Secured Debt, and (iv) certain holders (or investment managers or advisors having authority to act on behalf of the beneficial owners) of Unsecured Financial Claims.

1.1.130          “Porter” means Porter Capital, Ltd., a British Virgin Islands corporation and one of the Affiliated Creditors.

1.1.131          “Priority Claim” means any Claim to the extent such Claim is entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than Administrative Claims and Tax Claims.

1.1.132          “Pro Rata Share” means the proportion that the amount an Allowed Claim bears to the aggregate amount of all Claims in a particular class as a whole (without regard to any sub-class therein), including Contested Claims, but not including Disallowed Claims, (i) as calculated by Holding Company or the applicable Debtor on or before any Distribution Date; or (ii) as determined by the Bankruptcy Court in an order estimating a claim pursuant to section 502(c) of the Bankruptcy Code, if such an order is sought and obtained.

1.1.133          “Professional Person” means a Person retained or to be compensated for services rendered or costs incurred on or after the Petition Date and on or prior to the Effective Date pursuant to sections 327, 328, 329, 330, 503(b), or 1103 of the Bankruptcy Code in the Chapter 11 Cases.

1.1.134          “Registration Rights” means the rights of certain holders of Holding Company Stock and New Secured Notes described in subsections 7.12(a) through 7.12(e), and as more fully described in the Registration Rights Agreement.

1.1.135          “Registration Rights Agreement” means the agreement to be entered into among certain holders of Holding Company Stock, New Secured Notes and the Holding Company to provide for Registration Rights to such holders, substantially in the form included in the Plan Supplement.

1.1.136          “Reorganized Debtors” means the Debtors on and after the Effective Date.

1.1.137          “Restructuring Dilution” shall have the meaning set forth in Section 7.9 hereof.

1.1.138          “Restructuring Dilution Process” shall have the meaning set forth in Section 7.9 hereof.

1.1.139          “Restructuring Dilution Transactions” shall have the meaning set forth in Section 7.9 hereof.

1.1.140          “Restructuring Resolutions” means the series of resolutions of TCN and Tricom’s shareholders necessary or required to implement the Restructuring Dilution Transactions and achieve the Other Dominican Corporate Objectives contemplated by this Plan, including, without limitation, resolutions required by section 1142 of the Bankruptcy Code, the Confirmation Order and this Plan.

1.1.141          “Schedules” means the schedules of assets and liabilities and the statements of financial affairs, if any, filed by the Debtors with the Bankruptcy Court, as required by section 521 of the Bankruptcy Code and in conformity with the Official Bankruptcy Forms of the Bankruptcy Rules, as such schedules and statements may be amended or supplemented by the Debtors in Possession from time to time in accordance with Bankruptcy Rule 1009.

1.1.142          “SEC” means the United States Securities and Exchange Commission.

1.1.143          “Secured Claim” means (i) a Claim secured by a lien on any Assets, which lien is valid, perfected, and enforceable under applicable law and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, and which is duly established in the Chapter 11 Cases, but only to the extent of the value of the holder’s interest in the collateral that secures payment of the Claim, (ii) a Claim against the Debtors that is subject to a valid right of recoupment or setoff under section 553 of the Bankruptcy Code, but only to the extent of the Allowed amount subject to recoupment or setoff as provided in section 506(a) of the Bankruptcy Code, and (iii) a Claim Allowed under this Plan as a Secured Claim.

1.1.144          “Secured Loan Collateral” means the Banco del Progreso Existing Collateral, the Credit Suisse Existing Collateral and the GE Existing Collateral.

1.1.145          “Secured Loan Documents” means, collectively, the Credit Suisse New Secured Loan Documents, the GE Existing Secured Loan Documents and the Banco del Progreso Existing Secured Loan Documents.”

1.1.146          “Securities Act” means the United States Securities Act of 1933, as amended from time to time as applicable to these Chapter 11 Cases, and the rules and regulations promulgated thereunder and any successor statutes, rules, and regulations.

1.1.147          “Shareholder Rights Plan” means that certain agreement to be adopted by Holding Company on or before the Effective Date, substantially in the form included in the Plan Supplement.

1.1.148          “Shareholders’ Agreement” means the agreement to be entered into by and among the holders of Holding Company Stock, substantially in the form included in the Plan Supplement.

1.1.149          “Statutorily Subordinated Claim” means any Claim against any of the Debtors that is subject to subordination under section 510(b) of the Bankruptcy Code arising from the rescission of a purchase or sale of a security of one or more of the Debtors, for damages arising from the purchase or sale of such security or for reimbursement or contributions allowed under section 502 of the Bankruptcy Code on account of such a Claim.

1.1.150          “Supporting Creditor” means any creditor who is a party to the Plan Support and Lock-Up Agreement.

1.1.151          “Tax Claim” means a Claim against any of the Debtors that is of a kind specified in section 507(a)(8) of the Bankruptcy Code.

1.1.152          “TCN” means TCN Dominicana, S.A., a Dominican corporation (sociedad anónima), one of the Debtors and Debtors in Possession.

1.1.153          “TCN Debt Restructuring” shall have the meaning set forth in Section 7.9 hereof.

1.1.154          “Transaction Documents” means the Credit Suisse New Secured Debt Documents, the Intercreditor Agreement, the New Constituent Documents, the New Secured Notes Documents, the Options, the Options Agreement, the Registration Rights Agreement, the Shareholders’ Agreement, the Shareholder Rights Plan and the Transition Services Agreement.

1.1.155          “Transition Services Agreement” means that certain services agreement to be entered into by the Transition Services Company and Holding Company in accordance with Section 7.19 hereof, substantially in the form included in the Plan Supplement.

1.1.156          “Transition Services Company” means that certain transition services company which shall provide the services contemplated by the Transition Services Agreement.

1.1.157          “Tricom” means Tricom, S.A., a Dominican corporation (sociedad anónima), one of the Debtors and Debtors in Possession.

1.1.158          “Tricom Capital Increase” shall have the meaning set forth in Section 7.9 hereof.

1.1.159          “Tricom Centroamerica” means Tricom Centroamerica, S.A., a Panamanian corporation and a wholly owned subsidiary of Tricom.

1.1.160          “Tricom Class A Stock” means the Class A common stock of Tricom issued and outstanding at any time.

1.1.161          “Tricom Class B Stock” means the Class B common stock of Tricom issued and outstanding at any time.

1.1.162          “Tricom Stock” means, collectively, the Tricom Class A Stock and the Tricom Class B Stock.

1.1.163          “Tricom Equity Interests” means any outstanding ownership interest in Tricom, including without limitation, interests evidenced by common or preferred stock, membership interests and options or other rights to purchase any ownership interest in Tricom.

1.1.164          “Tricom Special Shareholders’ Meetings” means the special meeting or series of special meetings of shareholders of Tricom for the purpose of considering and voting on the Restructuring Resolutions.

1.1.165          “Tricom Unissued Stock” shall have the meaning set forth in Section 7.9 hereof.

1.1.166          “Tricom USA” means Tricom USA, Inc., a Delaware corporation, one of the Debtors and Debtors in Possession.

1.1.167          “Tricom USA Holding Company Unsecured Financial Claims Portion” means the amount of the Holding Company Unsecured Financial Claims Portion attributable to Tricom USA.

1.1.168          “Triggering Event” shall have the meaning set forth in Section 7.12 hereof.

1.1.169          “Trust Indenture Act” means the Trust Indenture Act of 1939 as codified in 15 U.S.C § 77aaa et seq.

1.1.170          “Unencumbered Assets” means all tangible and intangible property, assets and interests of Holding Company and its direct and indirect subsidiaries (including, without limitation, the Debtors), other than the Secured Loan Collateral.

1.1.171          “Unsecured Financial Claims” means those Claims against the Debtors in the principal amounts plus estimated accrued and unpaid interest calculated by reference to the contract or non-default rate through the Petition Date as identified on the schedule attached hereto as Exhibit C, as such schedule may be amended, upon consultation with the Ad Hoc Committee and the Affiliated Parties, and filed with the Bankruptcy Court on or after the Petition Date.

1.1.172          “Verifying Officer” shall have the meaning set forth in Section 7.9 hereof.

1.2.         Interpretation.

Unless otherwise specified, all section, subsection, article, and exhibit references in this Plan are to the respective section in, article of, or exhibit to, this Plan, as the same may be amended, waived, or modified from time to time.  Words denoting the singular number shall include the plural number and vice versa, and words denoting one gender shall include the other gender.  The Disclosure Statement may be referred to for purposes of interpretation to the extent any term or provision of this Plan is determined by the Bankruptcy Court to be ambiguous; however, the terms of this Plan control over the descriptions contained in the Disclosure Statement.  To the extent any terms contained in this Plan conflict with any documents contained in the Plan Supplement, the terms of such documents shall govern.

1.3.         Application of Definitions and Rules of Construction Contained in the Bankruptcy Code.

Words and terms defined in section 101 of the Bankruptcy Code shall have the same meanings when used in this Plan, unless a different definition is given in this Plan.  A term used herein that is not defined herein shall have the meaning ascribed to that term, if any, in the Bankruptcy

Code.  The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of this Plan.

1.4.         Other Terms.

The words “herein,” “hereof,” “hereto,” “hereunder,” and others of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained in this Plan.

1.5.         Appendices and Plan Documents.

All Plan Documents included in the Plan Supplement to be filed subsequently with the Bankruptcy Court are incorporated into this Plan by reference and are a part of this Plan as if set forth in full herein.  All Plan Documents not included in the Plan Supplement shall be filed with the Clerk of the Bankruptcy Court not less than ten (10) days prior to the commencement of the Confirmation Hearing.  Holders of Claims and Equity Interests may obtain a copy of the Plan Documents, once filed, by a written request sent to the following address:

Morrison & Foerster LLP

1290 Avenue of the Americas

New York, New York  10104-0050

Attention:  Larren M. Nashelsky, Esq.

Telephone:  (212) 468-8000

Facsimile:  (212) 468-7900
Email:  lnashelsky@mofo.com

ARTICLE II.

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

2.1.         Administrative Claims and Tax Claims.

As provided by section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Tax Claims shall not be classified under this Plan, and shall instead be treated separately as unclassified Claims on the terms set forth in Article V of this Plan.

2.2.         Claims and Equity Interests Classified.

For the purposes of organization, voting and all confirmation matters, except as otherwise provided herein, all Claims (except as provided in Section 2.1) and all Equity Interests shall be classified as set forth in this Article II of this Plan.

2.3.         Claims and Equity Interests.

The classes of Claims against the Debtors and Existing Tricom Equity Interests shall be treated under this Plan as follows:

(a)           Class 1 — Priority Claims.

Class 1 shall consist of all Priority Claims against any of the Debtors.

(b)           Class 2 — Banco del Progreso Existing Secured Claims.

Class 2 shall consist of all Banco del Progreso Existing Secured Claims against any of the Debtors.  All Banco del Progreso Existing Secured Claims are deemed to be Allowed Claims.

(c)           Class 3 — Credit Suisse Existing Secured Claims.

Class 3 shall consist of all Credit Suisse Existing Secured Claims against any of the Debtors.  All Credit Suisse Existing Secured Claims are deemed to be Allowed Claims.

(d)           Class 4 — GE Existing Secured Claims.

Class 4 shall consist of all GE Existing Secured Claims against any of the Debtors.  All GE Existing Secured Claims are deemed to be Allowed Claims.

(e)           Class 5 — Non-Lender Secured Claims.

Class 5 shall consist of all Non-Lender Secured Claims, if any, against any of the Debtors.

(f)            Class 6 — Unsecured Financial Claims.

Class 6 shall consist of:

Subclass 1:  all Affiliated Creditors Unsecured Financial Claims against any of the Debtors; and

Subclass 2:  all Non-Affiliated Creditors Unsecured Financial Claims against any of the Debtors.

All Unsecured Financial Claims are deemed to be Allowed Claims in the respective principal amounts set forth on Exhibit C hereto.  In addition, Exhibit C sets forth the interest which will accrue on such claims through and including February 29, 2008 (the contemplated Petition Date) by reference to the contract rate or non-default rate of interest, as applicable.  On or after the Petition Date, the Debtors will file with the Bankruptcy Court and serve on the holders of Unsecured Financial Claims, a schedule setting forth the actual principal amount of each Unsecured Financial Claim and the actual contract or non-default rate of interest accrued on such Allowed Unsecured Financial Claims through the Petition Date.  Each Unsecured Financial Claim will be deemed to be an Allowed Claim in the respective amounts of principal and interest set forth on such schedule, or as such schedule may be amended and filed with the Bankruptcy Court on or after the Petition Date, without the necessity of filing a proof of claim.

(g)           Class 7 — General Unsecured Claims.

Class 7 shall consist of all General Unsecured Claims against any of the Debtors.

(h)           Class 8 — Statutorily Subordinated Claims.

Class 8 shall consist of all Statutorily Subordinated Claims against any of the Debtors.

(i)            Class 9 — Existing Tricom Equity Interests.

Class 9 shall consist of all Existing Tricom Equity Interests.

ARTICLE III.

IDENTIFICATION OF IMPAIRED
CLASSES OF CLAIMS AND EQUITY INTERESTS

3.1.         Unimpaired Classes of Claims.

Class 1 — Priority Claims, Class 2 — Banco del Progreso Secured Claims, Class 4 — GE Secured Claims, Class 5 — Non-Lender Secured Claims and Class 7 — General Unsecured Claims are not impaired under this Plan.

3.2.         Impaired Classes of Claims and Equity Interests.

Class 3 — Credit Suisse Secured Claims, Class 6 — Unsecured Financial Claims, Class 8 — Statutorily Subordinated Claims and Class 9 — Existing Tricom Equity Interests are impaired under this Plan.

3.3.         Impairment Controversies.

If a controversy arises as to whether any Claim or Equity Interest, or any class of Claims or Equity Interests, is impaired under this Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy.

ARTICLE IV.

PROVISIONS FOR TREATMENT OF CLAIMS
AND EQUITY INTERESTS UNDER THIS PLAN

4.1.         Claims and Equity Interests.

The classes of Claims against and Equity Interests in each of the Debtors shall be treated under this Plan as follows; provided, however, to the extent any Claim is subordinated by Final Order of the Bankruptcy Court (or other court of competent jurisdiction), with the exception of Statutorily Subordinated Claims, which shall be given the treatment set forth herein, the treatment of any Claims subject to such subordination shall be determined by the Bankruptcy Court (or other court of competent jurisdiction) in accordance with such Final Order:

(a)           Class 1 — Priority Claims.

Each holder of an Allowed Priority Claim shall be unimpaired under this Plan and such Allowed Priority Claims shall either be paid in full in Cash on the Effective Date or, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights to which such Claim entitles such holder in respect of such Claim shall be fully reinstated and retained, except as provided in section 1124(2)(A)-(D) of the Bankruptcy Code, and such Allowed Priority Claims (including any amounts to which such holders are entitled pursuant to section 1124(2) of the Bankruptcy Code) shall be paid in full in accordance with such reinstated rights.

(b)           Class 2 — Banco del Progreso Existing Secured Claims.

Each holder of an Allowed Banco del Progreso Existing Secured Claim shall be unimpaired under this Plan and, except to the extent a holder of an Allowed Banco del Progreso Existing Secured Claim agrees to less favorable treatment, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable, and contractual rights to which such Claim entitles such holder in respect of such Claim shall be fully reinstated and retained, except as provided in section 1124(2)(A)-(D) of the Bankruptcy Code, and such Allowed Banco del Progreso Secured Claims (including any amounts to which such holders are entitled pursuant to section 1124(2) of the Bankruptcy Code) shall be paid and secured in accordance with the Banco del Progreso Existing Loan Documents.

(c)           Class 3 — Credit Suisse Existing Secured Claims.

Each holder of an Allowed Credit Suisse Existing Secured Claim shall be impaired under this Plan and shall receive in consideration of the cancellation of the Credit Suisse Existing Secured Claims its Pro Rata Share of the Credit Suisse New Secured Debt.  Tricom’s obligations under the Credit Suisse Credit Agreement shall be secured by a first priority lien on the Credit Suisse Existing Collateral pursuant to the Credit Suisse Mortgage and Credit Suisse Pledge and guaranteed by TCN and Tricom USA in accordance with the Credit Suisse Guarantee, which guarantee will provide a limited guarantee of collection of any deficiency after liquidation of the collateral as set forth therein.

(d)           Class 4 — GE Existing Secured Claims.

Each holder of an Allowed GE Existing Secured Claim shall be unimpaired under this Plan and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable, and contractual rights to which such Claim entitles such holder in respect of such Claim shall be fully reinstated and retained, except as provided in section 1124(2)(A)-(D) of the Bankruptcy Code, and such Allowed GE Existing Secured Claims (including any amounts to which such holders are entitled pursuant to section 1124(2) of the Bankruptcy Code) shall be paid and secured in accordance with the GE Existing Loan Documents.

(e)           Class 5 — Non-Lender Secured Claims.

Each holder of an Allowed Non-Lender Secured Claim, if any, shall be unimpaired under this Plan and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable, and contractual rights to which such Claim entitles such holder in respect of such Claim shall be fully reinstated and retained, except as provided in section 1124(2)(A)-(D) of the Bankruptcy Code, and such Allowed Non-Lender Secured Claims (including any amounts to which such holders are entitled pursuant to section 1124(2) of the Bankruptcy Code) shall be paid in full in accordance with such reinstated rights.

(f)            Class 6 — Unsecured Financial Claims.

Each holder of an Allowed Unsecured Financial Claim shall receive the treatment set forth below:

Subclass 1: Each holder of an Allowed Non-Affiliated Creditors Unsecured Financial Claim shall be impaired under this Plan and shall receive (i) its Pro Rata Share of Holding Company Stock and (ii) its Pro Rata Share of New Secured Notes.  All Holding Company Stock to be issued to holders of Allowed Non-Affiliated Creditors Unsecured Financial Claims shall be Holding Company Class A Stock.

Subclass 2: Each holder of an Allowed Affiliated Creditors Unsecured Financial Claim shall be impaired under this Plan and shall receive (i) its Pro Rata Share of Holding Company Stock and (ii) its Pro Rata Share of New Secured Notes.  All Holding Company Stock to be issued to holders of Allowed Affiliated Creditors Unsecured Financial Claims shall be Holding Company Class B Stock.

(g)           Class 7 — General Unsecured Claims.

Each holder of a General Unsecured Claim shall be unimpaired under this Plan and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable, and contractual rights to which such Claim entitles such holder in respect of such Claim shall be fully reinstated and retained, except as provided in section 1124(2)(A)-(D) of the Bankruptcy Code, and such Allowed General Unsecured Claims (including any amounts to which such holders are entitled pursuant to section 1124(2) of the Bankruptcy Code) shall be paid in full in accordance with such reinstated rights.

(h)           Class 8 — Statutorily Subordinated Claims.

Each holder of a Statutorily Subordinated Claim shall be impaired under this Plan and each holder of an Allowed Statutorily Subordinated Claim shall not receive or retain any interest or property under this Plan on account of such Allowed Statutorily Subordinated Claim.  The treatment of Statutorily Subordinated Claims under this Plan is in accordance with and gives effect to the provisions of section 510(b) of the Bankruptcy Code.

(i)            Class 9 — Existing Tricom Equity Interests.

Each holder of an Existing Tricom Equity Interest shall be impaired under this Plan and the Existing Tricom Equity Interests (within the then authorized capital of Tricom) shall, pursuant to the Restructuring Dilution Transactions, be reduced to a de minimis amount with a de minimis value through dilution.

ARTICLE V.

PROVISIONS FOR TREATMENT
OF UNCLASSIFIED CLAIMS UNDER THIS PLAN

5.1.         Unclassified Claims.

Administrative Claims and Tax Claims are treated in accordance with sections 1129(a)(9)(A) and 1129(a)(9)(C) of the Bankruptcy Code, respectively.  Such Claims are unimpaired under this Plan and in accordance with section 1123(a)(1) of the Bankruptcy Code, are not designated as classes of Claims for the purposes of this Plan or for the purposes of sections 1123, 1124, 1125, 1126 or 1129 of the Bankruptcy Code.

5.2.         Treatment of Administrative Claims.

All Administrative Claims shall be treated as follows:

(a)           Time for Filing Administrative Claims.

The holder of an Administrative Claim, other than (i) a Fee Claim, or (ii) a liability incurred and payable in the ordinary course of business by any of the Debtors (and not past due), or (iii) an Administrative Claim that has been deemed Allowed by Final Order of the Bankruptcy Court, must file with the Bankruptcy Court and serve on the Debtors, any official committee appointed in the Chapter 11 Cases and the Office of the United States Trustee, request for payment of such Administrative Claim within twenty five (25) days after service of the Notice of Confirmation.  Such request for payment must include at a minimum (A) the name of the Debtor(s) which are purported to be liable for the Claim, (B) the name of the holder of the Claim, (C) the amount of the Claim, and (D) the basis of the Claim.  Failure to file and serve such request for payment timely and properly shall result in the Administrative Claim being forever barred and discharged.

(b)           Time for Filing Fee Claims.

Each Professional Person who holds or asserts a Fee Claim shall be required to file with the Bankruptcy Court, and serve on all parties required to receive notice, a Fee Application within ninety (90) days after the Effective Date.  The failure to file timely and serve such Fee Application shall result in the Fee Claim being forever barred and discharged.

(c)           Allowance of Administrative Claims/Fee Claims.

An Administrative Claim with respect to which request for payment has been properly filed and served pursuant to Section 5.2(a) shall, to the extent not otherwise deemed Allowed by Final Order of the Bankruptcy Court prior to such date, become an Allowed Administrative Claim if no objection is filed within sixty (60) days after the Effective Date, or such later date as may be approved by the Bankruptcy Court on motion of a party in interest, without notice or a hearing.  If an objection is filed within such 60-day period (or any extension thereof), the Administrative Claim shall become an Allowed Administrative Claim only to the extent allowed by Final Order.  A Fee Claim in respect of which a Fee Application has been properly filed and served pursuant to Section 5.2(b) shall become an Allowed Administrative Claim only to the extent allowed by Final Order.

(d)           Payment of Allowed Administrative Claims.

On the Distribution Date, each holder of an Allowed Administrative Claim shall receive (i) the amount of such holder’s Allowed Claim in one Cash payment, or (ii) such other treatment as may be agreed upon in writing by the Debtors and such holder; provided, that an Administrative Claim representing a liability incurred in the ordinary course of business of any of the Debtors may be paid at such Debtor’s election in the ordinary course of business.

5.3.         Treatment of Tax Claims.

At the election of the Debtors, each holder of an Allowed Tax Claim shall receive in full satisfaction of such holder’s Allowed Tax Claim, (a) the amount of such holder’s Allowed Tax Claim, with interest thereon from and after the Distribution Date at the rate determined by the Bankruptcy Court in accordance with section 511 of the Bankruptcy Code, in equal annual Cash payments on each anniversary of the Petition Date, until the fifth anniversary of the Petition Date (provided, that Holding Company or the applicable Debtor may prepay the balance of any such Allowed Tax Claim at any time without penalty); (b) a lesser amount in one Cash payment as may be agreed upon in writing by such holder; or (c) such other treatment as may be agreed upon in writing by such holder.  The Confirmation Order shall enjoin any holder of a Tax Claim from commencing or continuing any action or proceeding against any responsible person or officer or director of the Debtors that otherwise would be liable to such holder for payment of a Tax Claim so long as no default has occurred with respect to such Tax Claim under this Section 5.3.

ARTICLE VI.

ACCEPTANCE OR REJECTION OF THIS PLAN;
EFFECT OF REJECTION BY ONE OR MORE
CLASSES OF CLAIMS OR EQUITY INTERESTS

6.1.         Classes Entitled to Vote.

Class 3 — Credit Suisse Existing Secured Claims and Class 6 — Unsecured Financial Claims are impaired under this Plan, and the holders of such Claims shall be entitled to vote to accept or reject this Plan.  Class 8 — Statutorily Subordinated Claims and Class 9 — Existing Tricom Equity Interests are impaired under this Plan and are deemed to reject this Plan.  All other classes of Claims are unimpaired under this Plan, are deemed to have accepted this Plan, and shall not be entitled to vote on this Plan.

6.2.         Class Acceptance Requirement.

A class of Claims shall have accepted this Plan if it is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims in such class that have voted on this Plan.

6.3.         Cramdown.

If all applicable requirements for confirmation of this Plan are met as set forth in section 1129(a)(1) through (16) of the Bankruptcy Code except subsection (8) thereof, the Debtors intend to request that the Bankruptcy Court confirm this Plan in accordance with section 1129(b) of the Bankruptcy Code, notwithstanding the failure to satisfy the requirements of section 1129(a)(8), on the basis that this Plan is fair and equitable and does not discriminate unfairly with respect to each class of claims that is impaired under, and has not accepted, this Plan.

6.4.         Confirmation of All Cases.

This Plan shall not be deemed to have been confirmed unless and until this Plan has been confirmed as to each of the Debtors (other than those Debtors, if any, in respect of which this Plan has been revoked or withdrawn pursuant to Section 14.15).

ARTICLE VII.

MEANS FOR IMPLEMENTATION OF THIS PLAN

7.1.         Substantive Consolidation for Plan Purposes Only

This Plan is premised upon the deemed substantive consolidation of the Debtors for Plan purposes only, with the exception of the GE Existing Secured Claims.  Accordingly, on the Effective Date, all of the Debtors and their Estates shall, for Plan purposes only, be deemed merged and (i) all assets and liabilities of the Debtors shall be treated for Plan purposes only as though they were merged, (ii) all guarantees of any Debtor of the payment, performance, or collection of obligations of any other Debtor shall be eliminated and canceled, (iii) all joint obligations of two or more Debtors, and all multiple Claims against such entities on account of such joint obligations, shall be considered a single Claim against the Debtors, (iv) any right of set-off belonging to any Debtor may be applied to any Allowed Claim against any Debtor, subject to the provisions of section 553 of the Bankruptcy Code, and (v) any Claim filed in the Chapter 11 Cases of any Debtor shall be deemed filed against the consolidated Debtors and a single obligation of the consolidated Debtors on and after the Effective Date.  Such substantive consolidation for Plan purposes only shall not (other than for Plan voting, treatment and distribution purposes) and except as otherwise provided for in this Plan affect (a) the legal and corporate structures of the Debtors, (b) any Intercompany Claims, (c) any Debtors’ interests in its subsidiaries, or (d) the GE Existing Secured Claims or any obligations thereunder.

7.2.         Operations Between the Confirmation Date and the Effective Date.

During the period from the Confirmation Date through and until the Effective Date, the Debtors shall continue to operate their businesses as Debtors in Possession, subject to the supervision of the Bankruptcy Court as provided in the Bankruptcy Code and the Bankruptcy Rules.

7.3.         Continued Corporate Existence of the Debtors.

Each of the Debtors shall continue to exist after the Effective Date as a separate corporate entity, with all corporate powers, in accordance with the laws of its jurisdiction of organization or incorporation and pursuant to the New Constituent Documents, as applicable, which shall become effective upon approval by the then shareholders of the relevant Debtor as soon as practicable following the Confirmation Date.  As soon as practicable after such approval but within the required term to do so under applicable law, if any, the Debtors shall, as and to the extent required, file with the Secretary of State in the State of its incorporation or with such other relevant governmental authority or other body as may be required by applicable law, such Debtor’s New Constituent Documents.  At any time following approval of the Debtors’ applicable New Constituent Documents in the manner stated above, any Debtor may amend or modify its respective New Constituent Documents in a manner consistent with such documents and as permitted by applicable law.

7.4.         Re-vesting of Assets.

Upon the occurrence of the Effective Date, title to all of the Assets of the Debtors shall vest in the Debtors free and clear of all liens, Claims, Causes of Action, interests, security interests and other encumbrances, except as expressly provided in this Plan.  Except as otherwise provided in this Plan and the Plan Documents, the Debtors may operate their business and may use, acquire and dispose of their Assets free of any restrictions of the Bankruptcy Code on and after the occurrence of the Effective Date.

7.5.         Corporate Action.

The entry of the Confirmation Order shall contain provisions that authorize, direct and require the Debtors, Holding Company and their respective shareholders, directors and officers to take or cause to be taken all corporate actions needed or required under this Plan or applicable law, including, without limitation, as applicable, adoption of the relevant Restructuring Resolutions necessary or appropriate to implement all of the provisions of, and to consummate, this Plan and the transactions contemplated by this Plan, prior to and on and after the Effective Date, including, without limitation, as appropriate, assignment and cancellation of prepetition indebtedness, including, without limitation, cancellation of the Holding Company Unsecured Financial Claims Portion and the New Secured Notes Unsecured Financial Claims Portion, the Capital Increase, the Accordion Transactions, the reduction of the Existing Tricom Equity Interests to a de minimis amount with a de minimis value through the Restructuring Dilution Transactions, and issuance of all or substantially all of the Tricom Stock to Holding Company and the entry into and/or issuance and delivery of the Credit Suisse New Loan Documents and the New Secured Notes Documents, and all such actions taken or caused to be taken shall be deemed to have been ordered, authorized, directed and approved by the Bankruptcy Court without further approval, act, or action under any applicable law, order, rule or regulation.  Except as otherwise provided in this Plan, on the Confirmation Date, the then officers and directors of the Holding Company and/or the Debtors shall be authorized and directed to execute, issue and deliver all agreements, documents, instruments, notices and certificates as are contemplated by this Plan and to take all necessary actions required in connection therewith in the name of and on behalf of the Debtors.

7.6.         Execution and Delivery of Secured Loan Documents; Cancellation/Termination of Existing Secured Loan Documents.

With the exception of the GE Existing Secured Loan Documents and the Banco del Progreso Existing Secured Loan Documents, which are to remain in place pursuant to sections 4.1(b) and (d) hereof, on or before the Effective Date, Tricom, Credit Suisse, the guarantors under the Credit Suisse Guarantee and all other relevant parties shall execute and deliver the Credit Suisse New Secured Debt Documents.  Unless necessary to preserve Credit Suisse’s existing rights and priorities with respect to the Credit Suisse Existing Collateral upon execution and delivery of the Credit Suisse New Secured Debt Documents and perfection of the liens on the Credit Suisse Existing Collateral to be created pursuant to the Credit Suisse New Secured Debt Documents, the Credit Suisse Existing Secured Loan Documents shall be deemed terminated and/or cancelled.  Credit Suisse, Tricom and all other relevant parties to the Credit Suisse Existing Secured Loan Documents shall be authorized and required to take all such actions and execute and deliver all such documents as shall be necessary or appropriate to implement or effectuate the foregoing termination and/or cancellation of the Credit Suisse Existing Secured Loan Documents.

7.7.         Holding Company Capitalization.

On or before the Effective Date, each holder of (i) an Allowed Non-Affiliated Creditors Unsecured Financial Claim shall transfer to Holding Company all of its Holding Company Unsecured Financial Claims Portion in consideration of Holding Company’s issuance to such holder of such holder’s Pro Rata Share of Holding Company Class A Stock and (ii) an Allowed Affiliated Creditors Unsecured Financial Claim shall transfer to Holding Company all of its Holding Company Unsecured Financial Claims Portion in consideration of Holding Company’s issuance to such holder of such holder’s Pro Rata Share of Holding Company Class B Stock.  Holders of shares of Holding Company Class A Stock and Holding Company Class B Stock shall have the rights and obligations described in the Holding Company Constituent Documents, the Shareholders’ Agreement, the Registration Rights Agreement and the Shareholder Rights Plan.  Tricom, the other Debtors, if applicable, each holder of Holding Company Unsecured Financial Claims Portion to be transferred and all other relevant parties to the underlying documents governing such Holding Company Unsecured Financial Claims Portions shall be authorized and required to take all such actions as shall be necessary or appropriate to effectuate or implement the foregoing transfer of Holding Company Unsecured Financial Claims Portions.  After the aforesaid transfer of Holding Company Unsecured Financial Claims Portions has taken place, the Holding Company shall be the sole and absolute holder of all transferred Holding Company Unsecured Financial Claims Portions.  The Claims comprising the Dominican Holding Company Unsecured Financial Claims Portion transferred to Holding Company shall be cancelled in accordance with the transactions described in Section 7.9 hereof.  Pursuant to this Plan, the Tricom USA Holding Company Unsecured Financial Claims Portion shall be cancelled.

7.8.         Execution and Delivery of New Secured Notes Documents; Cancellation/Termination of the 11 3/8% Senior Notes Indenture and Related Documents.

On the Effective Date or as soon as practicable thereafter, each holder of an Allowed Unsecured Financial Claim shall receive from Tricom, in consideration of the cancellation of all of its New Notes Unsecured Financial Claims Portion, its Pro Rata Share of New Secured Notes.  In order to facilitate such distribution, on or before the Effective Date, all relevant parties shall execute, deliver and/or issue the New Secured Notes Indenture, the New Secured Notes and all other New Secured Notes Documents.  Prior to issuance of the New Secured Notes, the Debtors shall have submitted Form T-3 application for qualification of the New Secured Notes Indenture under the Trust Indenture Act to the SEC and the SEC shall have qualified the New Secured Notes Indenture under the Trust Indenture Act.  Upon execution, issuance and delivery of the New Secured Notes Documents and perfection of the liens on the New Secured Notes Collateral, as provided in this Plan and to be created pursuant to the New Secured Notes Documents, the 11 3/8% Senior Notes Indenture and all other 11 3/8% Senior Notes Documents, including, without limitation, the 11 3/8% Senior Notes, and all guarantees thereof, shall be deemed terminated and/or cancelled.  The indenture trustee under the 11 3/8% Senior Notes Indenture, Tricom and all other relevant parties to such Indenture and the other 11 3/8% Senior Notes Documents shall be authorized and required to take all such actions as shall be necessary or appropriate to effectuate or implement the foregoing termination and/or cancellation of the 11 3/8% Senior Notes Indenture and all other 11 3/8% Senior Notes Documents, including, without limitation, the 11 3/8% Senior Notes.  In the event a relevant party does not take the necessary actions required to implement the foregoing termination and/or cancellation, Tricom shall be authorized to act as attorney-in-fact for such party.

7.9.         Dominican Corporate Actions.

(a)           Introduction.

In order to accomplish the (i) cancellation of all of the Dominican Holding Company Unsecured Financial Claims Portion, (ii) dilution of Existing Tricom Equity Interests to a de minimis amount with a de minimis value (the “Restructuring Dilution”), (iii) transfer of control of Tricom to Holding Company, (iv) elimination or substantial reduction of Tricom’s existing cumulative capital deficit, and (v) minimization of adverse tax impacts arising from the cancellation of the Dominican Holding Company Unsecured Financial Claims Portion and certain interest accrued on Tricom’s books that is not part of any Allowed Claim or otherwise treated under this Plan (together, the “Dominican Restructuring Objectives”), the following actions can be carried out, as necessary and appropriate: (a) Capital Increase and issuance of new Tricom Stock to Holding Company; (b) reduction of the nominal value of the Tricom Stock; (c) Accordion Transactions; (d) cancellation of debt; (e) implementation of the TCN Debt Restructuring; and (f) use of NOLs and current year operating losses to offset COD Income.

As of the date hereof, the Debtors are unable to confirm the exact methods or combination thereof by which they will achieve the Restructuring Dilution and the other Dominican Restructuring Objectives.  The Debtors believe that a combination of Capital Increase and Accordion Transactions (the “Restructuring Dilution Transactions”) and other actions described in Section 7.9(b) and (c) below will likely present the most feasible, economic and tax efficient method to effect the Restructuring Dilution and achieve the other Dominican Restructuring Objectives.  The Restructuring Dilution Transactions and other Dominican corporate actions contemplated by this Plan assume that Tricom’s current Shareholders’ Agreement has been terminated and Article 5 of Tricom’s bylaws has been amended prior to implementation of such transactions in order to, among other things, allow the issuance of Tricom Class B Stock to Holding Company.

Prior to the Confirmation Hearing, the Debtors will file with the Bankruptcy Court and serve on parties in interest a detailed discussion of the Restructuring Dilution Transactions, as well as such other transactions, if any, that they will propose to achieve the Restructuring Dilution and the other Dominican Restructuring Objectives, which will describe the attendant costs and tax implications of such transactions (the “Restructuring Dilution Process”).  The Debtors will seek express approval of the Restructuring Dilution Process in the Confirmation Order.  Accordingly, all information relating to the Restructuring Dilution Transactions and other Dominican corporate actions contained herein is provided, at this time, for illustrative purposes only and is therefore subject to change.

(b)           Lowering of Nominal Par Value of Tricom Stock, Capital Increase and Issuance of Tricom Stock to Holding Company.

Tricom currently has an authorized capital of RD$800,000,000, divided into 55,000,000 shares of Tricom Class A Stock and 25,000,000 shares of Tricom Class B Stock with a par value of RD$10.00 each.  There are 45,458,045 shares of Tricom Class A Stock currently issued and outstanding and 9,541,955 shares of unissued Tricom Class A Stock.  There are 19,144,544 shares of Tricom Class B Stock currently issued and outstanding and 5,855,456 shares of Tricom Class B Stock unissued.

Pursuant to the Confirmation Order and in accordance with Tricom’s bylaws, as soon as practicable after the Confirmation Date and subject to Indotel Approval, Tricom’s shareholders shall adopt one or more Restructuring Resolutions that shall (i) lower the nominal par value of the Tricom Stock from the current RD$10.00 per share to RD$5.00 per share (the minimum nominal par value allowed by Dominican law), thus reducing Tricom’s issued and outstanding capital from RD$646,025,890 to RD$323,012,945, or other amount that be determined at the time of such reduction (the “Nominal Par Value Reduction”), of which, in this case, RD$476,987,055, will be unissued capital comprised of 89,541,955 shares of Tricom Class A Stock and 5,855,456 shares of Tricom Class B Stock (collectively, the “Tricom Unissued Stock”), (ii) authorize an increase in authorized capital (“Capital Increase”) equal to an amount that will allow Tricom to cancel, taking into account the other Restructuring Dilution Transactions, all of the Dominican Holding Company Unsecured Financial Claims Portion that will not be cancelled pursuant to the other Restructuring Dilution Transactions, (iii) issue the shares to represent such Capital Increase (“Capital Increase Stock”) to Holding Company in exchange for cancellation or capitalization of an amount of the Dominican Holding Company Unsecured Financial Claims Portion equal to the aggregate nominal par value of the Capital Increase Stock to be issued, and (iv) issue the Tricom Unissued Stock to Holding Company in exchange for the cancellation or capitalization of the Dominican Holding Company Unsecured Financial Claims Portion equal to the aggregate nominal par value of the Tricom Unissued Stock.(2)

(2) The portion of the Dominican Holding Company Unsecured Financial Claims Portion corresponding to TCN will not be cancelled at this stage, but will be capitalized by Holding Company in exchange for shares of new Tricom Stock and will becancelled in accordance with the TCN Debt Restructuring as set forth in Section 7.9(d) hereof.

The Nominal Par Value Reduction and a Capital Increase shall, pursuant to the Confirmation Order, be approved by shareholders representing two-thirds of the outstanding shares of Tricom Stock entitled to vote in the corresponding shareholders’ meeting and will be implemented by amending Article 5 of Tricom’s bylaws.  Given that no cash consideration will be paid by Holding Company for the issuance of the Tricom Unissued Stock and Capital Increase Stock, an independent third party appraiser, as required by applicable Dominican law (the “Verifying Officer”), shall be appointed to asses the fairness of the proposed transaction and issue the corresponding report.  Due to the foregoing, two shareholders’ meetings will be required to issue the Tricom Unissued Stock and the Capital Increase Stock to Holding Company.  In the first shareholders’ meeting, Tricom’s shareholders shall, pursuant to the Confirmation Order, (i) approve the Nominal Par Value Reduction, (ii) approve the Capital Increase, (iii) take notice and discuss Tricom’s intention to issue to Holding Company the Tricom Unissued Stock and the Capital Increase Stock in exchange for cancellation or capitalization of a equal amount of the Dominican Holding Company Unsecured Financial Claims Portion equal to the aggregate par value of the Tricom Unissued Stock and Capital Increase Stock, and (iv) appoint the Verifying Officer.  In the second shareholders’ meeting, (i) the Verifying Officer will submit his or her report and (ii) if such report is favorable, Tricom’s shareholders shall, pursuant to the Confirmation Order, given that Tricom’s bylaws do not grant holders of Existing Tricom Equity Interests the right of first option on the issuance of new shares, approve the issuance to Holding Company of the Tricom Unissued Stock and Capital Increase Stock.

(c)           Accordion Transactions.

As soon as practicable after the Confirmation Date and subject to Indotel Approval, the then existing members of Tricom’s board of directors shall call a series of additional shareholders’ meetings pursuant to Tricom’s bylaws then in force and effect, at which meetings, Tricom’s shareholders shall, in accordance with the Confirmation Order, be required to adopt one or more Restructuring Resolutions to implement the Accordion Transactions.  Two-thirds of Tricom’s shareholders will be required to approve such Restructuring Resolutions.

Under Dominican law, each Accordion Transaction shall be accomplished by two general shareholders’ meetings.  At the first Accordion Transaction shareholders’ meeting (“Accordion Transaction First Shareholders’ Meeting”), Tricom’s shareholders shall, pursuant to the Confirmation Order, (i) discuss and approve a reduction of Tricom’s paid in capital up to the Maximum Allowed Capital Reduction Amount in order to reduce Tricom’s existing cumulative capital deficit by such amount, (ii) cancel, on a pro rata basis, an aggregate amount of the then issued and outstanding shares of Tricom Stock equal to the Maximum Allowed Capital Reduction Amount (“First Set of Cancelled Shares”), (iii) take notice and discuss Holding Company’s intention to acquire shares of new Tricom Stock in the same amount of the First Set of Cancelled Shares (the “First Set of Newly Unissued Shares”) in consideration of cancellation of an amount of the Dominican Holding Company Unsecured Financial Claims Portion equal to the Maximum Allowed Capital Reduction Amount, (iv) appoint a Verifying Officer, and (v) call a second shareholders’ meeting (“Accordion Transaction Second Shareholders’ Meeting”) for the purposes described in the immediately following paragraph.

At the Accordion Transaction Second Shareholders’ Meeting, Tricom’s shareholders shall, pursuant to the Confirmation Order, (i) take notice of the report to be issued by the Verifying

Officer and (ii) if such report is favorable, approve the issuance to Holding Company of the First Set of Newly Unissued Shares.  The actions and transactions that will take place in the Accordion Transaction First Shareholders’ Meeting and the Accordion Transaction Second Shareholders’ Meeting shall be referred to herein as the “First Accordion Transaction.”  The actions and transactions to take place during the First Accordion Transaction shall, pursuant to the Confirmation Order, be repeated as many times as necessary and appropriate, taking into account the other Restructuring Dilution Transactions, to (i) accomplish the Restructuring Dilution, and (ii) substantially reduce Tricom’s existing cumulative capital deficit.  Following the completion of the Restructuring Dilution Transactions, Tricom shall cancel the remaining Dominican Holding Company Unsecured Financial Claims Portion relating to Tricom not cancelled pursuant to any of the Restructuring Dilution Transactions, as well cancel certain interest accrued on Tricom’s books that is not part of any Allowed Claim or otherwise treated under this Plan.  The cancellation of this remaining Tricom debt will result in COD Income to Tricom, which Tricom shall offset with the application of allowed NOLs (estimated at 20% of the accumulated tax losses of the last five years) and current year operating losses.

(d)           TCN Corporate Action.

As of the date hereof, the Debtors are unable to confirm the exact method or transactions by which they will effect the TCN Debt Restructuring.  The Debtors and their advisors are continuing their review and analysis of this issue.  However, the Debtors believe that the TCN Debt Restructuring will likely be implemented through the transactions described herein.  Prior to the Confirmation Hearing, the Debtors shall file with the Bankruptcy Court, seek approval of in the Confirmation Order and serve on parties in interest the Restructuring Dilution Process, which as discussed in Section 7.9(a), shall include, in addition to the process to accomplish the Restructuring Dilution and the other Dominican Restructuring Objectives, a detailed discussion of the process by which the Debtors intend to implement the TCN Debt Restructuring.  Accordingly, the following description is subject to change.

Because this Plan provides for substantive consolidation for Plan purposes only and the identical treatment of holders of Unsecured Financial Claims against any of the Debtors, the Dominican Holding Company Unsecured Financial Claims Portion includes Claims against both Tricom and TCN.  In order to cancel the portion of the Dominican Holding Company Unsecured Financial Claims Portion relating to TCN, Holding Company will first capitalize such portion in exchange for shares of new Tricom Stock, in accordance with the transactions described in Sections 7.9(b) and (c) above.  In a second step, TCN will issue to Tricom new TCN stock in exchange for cancellation of the portion of Dominican Holding Company Unsecured Financial Claims relating to TCN (non-cash consideration) (collectively, the “TCN Debt Restructuring”).  Implementation of the TCN Debt Restructuring will require certain corporate actions, including, but not limited to, two shareholders’ meetings to approve a Capital Increase by TCN and the issuance of new TCN stock for non-cash consideration.  These corporate actions will be subject, as applicable, to the same requirements/process set forth above relating to the Capital Increase by Tricom and the issuance of Capital Increase Stock necessary to achieve the Restructuring Dilution.

Pursuant to this Plan and Confirmation Order, as soon as practicable after the entering of the Confirmation Order and prior to the Effective Date, and in order to accomplish the TCN Debt Restructuring, the then existing members of TCN’s board of directors shall call two consecutive shareholders’ meetings to (i) implement the appropriate Capital Increase and (ii) because there will be no cash payment in consideration for the issuance of the new TCN stock to Tricom (such stock will be issued in exchange for the portion of the Dominican Holding Company Unsecured Financial Claims relating to TCN), approve the issuance of such stock to Tricom.  To be approved, this Capital Increase will require amending TCN’s bylaws through the affirmative vote of fifty-one percent (51%) of the outstanding shares of TCN entitled to vote at the meeting.

7.10.       Intercreditor Agreement.

On or before the Effective Date, the New Secured Notes Indenture Trustee and Credit Suisse shall enter into the Intercreditor Agreement.

7.11.       Deregistration of Tricom Securities.

Tricom will use commercially reasonable efforts to deregister all of Tricom’s existing securities under section 12 of the Exchange Act prior to or as promptly as practicable following the Effective Date.

7.12.       Registration Rights Agreement.

On or before the Effective Date, Holding Company, Tricom and certain holders of Holding Company Stock and New Secured Notes shall enter into and be bound by the terms of the Registration Rights Agreement.  The Registration Rights Agreement will be substantially in the form included in the Plan Supplement.  As more fully set forth therein, the Registration Rights Agreement shall provide the holders of Holding Company Stock and New Secured Notes that are party thereto with certain rights relating to the registration of such Holding Company Stock and New Secured Notes, including, among other things, the following:

(a)           Shelf Registration Rights With Respect to all Holding Company Class A Stock.

Upon the occurrence of a Triggering Event (described below), the Holding Company shall (i) register the Holding Company Class A Stock under the Exchange Act, (ii) file a shelf registration statement under the Securities Act to permit resales of the Holding Company Class A Stock, and use commercially reasonable efforts to cause such shelf registration statement to be declared effective, (iii) use commercially reasonable efforts to keep such shelf registration statement continuously effective for three years, (iv) supplement or make amendments to such shelf registration statement, if required under the Securities Act or in accordance with the terms of the Registration Rights Agreement, and (v) use commercially reasonable efforts to cause the shares of Holding Company Class A Stock to be listed for at least three years on a United States or foreign securities exchange or market.

A “Triggering Event” shall be the earliest to occur of the following: (i) the Holding Company Board, by a majority vote, authorizes the voluntary registration of the Holding Company Class A Stock under the Exchange Act and such registration is in conjunction with the listing of the Holding Company Class A Stock on a United States or foreign securities exchange or market, (ii) 270 days after the Effective Date (extendable at the option of the Holding Company for two consecutive 90-day periods if the Holding Company board determines in good faith that it would be detrimental to Holding Company and its shareholders for the shelf registration statement to be filed), provided that such registration is in conjunction with the listing of the Holding Company Class A Stock on a United States or foreign securities exchange or market, and (iii) such time as the Holding Company is required to register the Holding Company Class A Stock under the Exchange Act.

(b)           Demand Registration Rights With Respect to Holding Company Class B Stock.

The holders of Holding Company Class B Stock shall collectively receive three demand registration rights entitling such holders to request Holding Company to register shares of Holding Company Class B Stock for resale under the Securities Act at any time following a Triggering Event

(c)           Demand Registration Rights with Respect to Holding Company Class A Stock.

Each of the following shall receive one demand registration right for each 5% of the issued and outstanding Holding Company Class A Stock held by such holder, entitling such holder to request Holding Company to register its shares of Holding Company Class A Stock for resale under the Securities Act at any time following a Triggering Event:

(i) any holder of shares of Holding Company Class A Stock who (x) beneficially owns (as such term is defined pursuant to section 13d-3 under the Exchange Act) 5% or more of the issued and outstanding Holding Company Class A Stock, (y) is an affiliate of  Holding Company (as the term “affiliate” is defined pursuant to the Securities Act), or (z) is deemed, or might reasonably considered to be an “underwriter” under section 1145(b)(1) of the Bankruptcy Code;

(ii) any other beneficial owner (as such term is defined pursuant to section 13d-3 under the Exchange Act) of Holding Company Class A Stock acquired pursuant to the Prepackaged Plan which provides the Holding Company notice that it meets any of the conditions in clause (i) above; or

(iii) any person who purchases shares of Holding Company Class A Stock that are restricted securities (as such term is defined pursuant to Rule 144 under the Securities Act) from a holder who acquired such Holding Company Class A Stock pursuant to this Plan.

(d)           “Piggy-back” Registration Rights.

Each holder of Holding Company Class A Stock and Holding Company Class B Stock shall be entitled to “piggy-back” registration rights to participate in any public offering of shares of  Holding Company Stock registered under the Securities Act in the event that at the time such registration statement is filed, such holder is not permitted to freely resell such stock without registration under the Securities Act.

(e)           Registration Rights with Respect to New Secured Notes.

The Registration Rights Agreement shall also provide certain registration rights to the holders of New Secured Notes.  Tricom will not be obligated to register the New Secured Notes prior to registration of the Holding Company Class A Stock by the Holding Company.

(f)            Tag-Along Rights.

If, at any time prior to the date on which all shares of Holding Company Class B Stock have been converted to shares of Holding Company Class A Stock, any holder of Holding Company Class A Stock proposes to sell shares of Holding Company Class A Stock representing more than one percent (1%) of the issued and outstanding Holding Company Stock to a third party, other than under an effective registration statement covering such Holding Company Stock, each holder of Holding Company Class B Stock shall have the right to include in such sale a portion of the shares of Holding Company Class B Stock of such holder equal to the proportion of the issued and outstanding Holding Company Stock proposed to be sold by the selling holder.  Holders of Holding Company Class A Stock shall have reciprocal rights as to sales of Holding Company Class B Stock.

7.13.       Shareholders’ Agreement.

On or before the Effective Date, the holders of Holding Company Stock shall enter into and be bound by the terms of the Shareholders’ Agreement which shall provide, among other things, for the following:

(a)           Dividends.

The shares of Holding Company Class A Stock and Holding Company Class B Stock will be entitled to identical dividends, if and when declared.

(b)           Liquidation Rights.

The shares of Holding Company Class A Stock and Holding Company Class B Stock will be entitled to identical distributions on any dissolution or winding up of Holding Company.

(c)           Preemptive Rights.

The Holding Company Constituent Documents shall provide for preemptive rights for all the holders of Holding Company Stock.

(d)           Conversion of Class B Stock.

Any share of Holding Company Class B Stock that is transferred to any holder other than any of the GFN Parties or any of the Affiliated Creditors or the Affiliated Creditors’ Affiliates shall automatically convert to a share of Holding Company Class A Stock upon such transfer.  In addition, all outstanding shares of Holding Company Class B Stock shall automatically convert to shares of Holding Company Class A Stock upon the first date following the Effective Date on which the GFN Parties, the Affiliated Creditors and the Affiliated Creditors’ Affiliates cease to collectively hold shares of Holding Company Stock equal to an aggregate of at least 10% of the fully diluted Holding Company Stock immediately following the Effective Date.

(e)           Voting Rights.

Except as otherwise required by the laws applicable in the jurisdiction of Holding Company’s formation and as otherwise provided in this Plan, a simple majority of the shares of Holding Company Class A Stock and Holding Company Class B Stock, voting together as one class, will be required for all actions requiring approval of the holders of Holding Company Stock, except that

(A)          During the period commencing upon the Effective Date and terminating upon the one year anniversary of the Effective Date, the following actions shall not be taken without the approval of a majority of the shares of Holding Company Class B Stock, voting as a separate class:

(i)            Merger of Holding Company or Tricom with or into any entity if the aggregate consideration to the holders of Holding Company Stock or Holding Company, as applicable, for such merger transaction is less than or equal to $325 million; and

(ii)           Sale or disposition of all or substantially all of the assets of Holding Company or Tricom if the aggregate consideration to the holders of Holding Company Stock, Holding Company or Tricom, as applicable, for such transactions is less than or equal to $325 million.

It is further understood that any decision with respect to any of the transactions described in items (i) and (ii) above with an aggregate consideration in excess of $325 million during the period commencing upon the Effective Date and terminating upon the one year anniversary of the Effective Date, or with any consideration at any time after the expiration of such period, shall only require the approval of a simple majority of the members of the Holding Company Board of Directors.

(B)           During the period commencing upon the Effective Date and terminating upon the date on which all Holding Company Class B Stock has been converted into Holding Company Class A Stock, the following actions shall not be taken without the approval of a majority of the shares of Holding Company Class B Stock, voting as a separate class:

(i)            Any issuance of additional Holding Company Class B Stock or any securities convertible into, exchangeable for, or exercisable for Holding Company Class B Stock;

(ii)           Amendments to the Holding Company Constituent Documents that would adversely affect the rights of the holders of the Holding Company Class B Stock described in this Plan; and

(iii)          Any amendment of any of the Transaction Documents which would adversely affect the rights of the holders of the Holding Company Class B Stock described in this Plan.

(C)           In addition, during the period commencing upon the Effective Date and terminating upon the date on which all Holding Company Class B Stock has been converted into Holding Company Class A Stock, the following actions shall not be taken, unless (y) Holding Company shall have received an opinion from an investment bank of internationally recognized standing that such transaction is fair, from a financial point of view, to the holders of Holding Company Stock, or (z) a majority of the shares of Holding Company Class B Stock, voting as a separate class, shall have approved such action:

(i)            Any issuance by Holding Company of any class of Holding Company Stock or any other equity securities of Holding Company (other than Class B Stock), or any securities convertible into, exchangeable for, or exercisable for any class of Holding Company Stock or any other equity securities of Holding Company (other than Class B Stock);

(ii)           Any issuance by any direct or indirect subsidiary of Holding Company of any class of equity securities, or any securities convertible into, exchangeable for, or exercisable for any class of equity securities of such subsidiary;

(iii)          Any sale or disposition of any shares or other equity interests in any direct or indirect subsidiary of Holding Company (other than Tricom);

(iv)          Any sale or disposition of all or substantially all of the assets of any direct or indirect subsidiary of Holding Company (other than Tricom); and

(v)           Any merger of any subsidiary of Holding Company (other than Tricom) with or into any entity, other than another wholly owned subsidiary of Holding Company.

7.14.       Shareholder Rights Plan.

On or before the Effective Date, Holding Company will adopt the Shareholder Rights Plan by which preferred stock purchase rights shall be distributed as a dividend at the rate of one right for each share of Holding Company Class A Stock and Holding Company Class B Stock.  Subject to certain exceptions, the rights generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the total amount of outstanding shares of Holding Company Stock, or commences or publicly announces a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the total amount of outstanding shares of Holding Company Stock.  The Shareholder Rights Plan will contain customary terms and conditions and be included in the Plan Supplement.

7.15.       Conversion of Class B Stock of Tricom.

As soon as practicable following Holding Company’s acquisition of all or substantially all of the Tricom Stock pursuant to or as a result of the Restructuring Dilution, Tricom will convert all of its shares of Tricom Class B Stock into shares of Tricom Class A Stock.

7.16.       Management.

On or before the Effective Date, the management, control, and operation of each of the Debtors shall be the general responsibility of the respective management of each of the Debtors.  Entry of the Confirmation Order shall ratify and approve all actions taken by the boards of directors of each of the Debtors from the Petition Date through and until the Effective Date.

7.17.       Initial Boards of Directors.

On or before the Effective Date, the members of the board of directors of the Debtors shall be appointed in accordance with the provisions of their respective New Constituent Documents.  On or before the Effective Date, the members of the Holding Company Board of Directors shall be appointed in accordance with the provisions of the Holding Company Constituent Documents and Shareholders’ Agreement.  The Holding Company Board of Directors will consist of nine members, including the chairperson of the Holding Company Board of Directors.  The members of the Holding Company Board of Directors shall be elected to initial terms of three years.  Upon the completion of the initial terms, the members of the Holding Company Board of Directors shall be elected to terms of one year.  The holders of Holding Company Class A Stock shall be entitled to elect six members of the Holding Company Board of Directors, and the holders of Holding Company Class B Stock shall be entitled to elect three members of the Holding Company Board of Directors, including the chairperson of the Holding Company Board of Directors.  The chairperson of the Holding Company Board of Directors shall have the same rights and obligations as each other member of the Holding Company Board of Directors.  Any member of the Holding Company Board of Directors will be automatically removed from the Holding Company Board of Directors upon the criminal conviction of that member; provided, that any such removal shall not affect the rights of the holders of Holding Company Stock to elect the number of members of the Holding Company Board of Directors set forth herein.

7.18.       Officers.

On or before the Effective Date, the officers of each of the Debtors shall be selected and appointed by the respective boards of directors of such Debtors in accordance with, and pursuant to, the provisions of applicable law and their respective New Constituent Documents.  On or before the Effective Date, the officers of Holding Company shall be selected and appointed by the Holding Company Board of Directors in accordance with, and pursuant to, the provisions of the Holding Company Constituent Documents and Shareholders’ Agreement.  The Holding Company Board of Directors shall determine the qualifications of the Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer of Holding Company and will arrange to review presentations from and interview not less than three internationally recognized executive search firms with respect to recruiting of a Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer of Holding Company.  Following these presentations and interviews, the Holding Company Board of Directors will select an executive search firm by a majority vote and retain such firm in a search for a Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer.  The Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer of Holding Company will be appointed by a majority of at least six members of the Holding Company Board of Directors.  Following these initial appointments, the termination or appointment of any person to Chief Executive Officer of Holding Company will require the affirmative vote of a majority of at least six members of the Holding Company Board of Directors, and the termination or appointment of any person to Chief Operating Officer or Chief Financial Officer of Holding Company will require the affirmative vote of a majority of at least five members of the Holding Company Board of Directors.  Any member of senior management of Holding Company will be automatically removed from his or her position upon criminal conviction; provided, that the vacancy created by any such removal shall be filled as set forth herein.

7.19.       Transition Services Agreement.

On or before the Effective Date, Holding Company and the Transition Services Company shall execute and deliver the Transition Services Agreement.  The Transition Services Agreement shall have a term of three years and shall provide that, for so long as Holding Company Class B Stock is entitled to elect the chairperson of the Holding Company Board of Directors, Mr. Pellerano will be entitled to serve as chairperson.  If Mr. Pellerano is unable to serve, then Transition Services Company shall have the right to appoint another individual to serve as chairperson of the Holding Company Board of Directors.  In exchange for the services to be furnished under the Transition Services Agreement, Transition Services Company will receive 300,000 restricted shares of Holding Company Class B Stock, which will vest in equal quarterly installments over a three year period upon the satisfaction of the conditions described in the Transitions Services Agreement; provided, however, that all restricted shares of Holding Company Class B Stock will immediately vest upon a change of control of Holding Company.  The Transition Services Company will be entitled to exercise the voting rights of the restricted shares of Holding Company Class B Stock upon their grant and will be entitled to receive dividends and other distributions with respect to the restricted shares of Holding Company Class B Stock prior to vesting, unless the restricted shares of Holding Company Class B Stock are forfeited.

7.20.       Options.

On or before the Effective Date, as additional consideration for the provision of services in accordance with the terms of the Transition Services Agreement, the Transition Services Company shall receive the Options.  The Options will vest in equal quarterly installments over three years following the execution of the Transition Services Agreement contingent upon (i) the continuing service of Mr. Pellerano, or any other individual appointed by Transition Services Company, as chairperson of the Holding Company Board of Directors, and (ii) satisfaction of the conditions described in the Options Agreement; provided, however, that all Options will vest immediately upon a change of control of Holding Company, as provided in the Options Agreement.  The price, anti-dilution protection and all other conditions for the exercise of the Options are more particularly described in the Options Agreement.   The Options will expire on the tenth anniversary of the Effective Date and will not carry any voting rights related to the Holding Company Stock to be issued pursuant to the Options.

7.21.       Causes of Action.

Except as otherwise provided in this Plan, all Causes of Action assertable by any of the Debtors, including but not limited to Avoidance Actions, shall, upon the occurrence of the Effective Date,

be retained by, and be vested in, the Debtors, in accordance with this Plan.  Except as otherwise provided in this Plan, the Debtors’ rights to commence such Causes of Action (including Avoidance Actions) shall be preserved notwithstanding consummation of this Plan.  Parties in interest, including without limitation creditors, may not rely on the absence of a specific reference in this Plan or Disclosure Statement to any Cause of Action against them as any indication that the Debtors will not pursue any and all available Causes of Action against them.  The Debtors and the Debtors’ Estates expressly reserve all rights to prosecute any and all Causes of Action against any Person, except as otherwise provided in this Plan.

7.22.       Sources of Cash for Plan Distributions.

All Cash necessary for the Holding Company or the applicable Debtor to make payments and Plan Distributions pursuant to this Plan shall be obtained from the Debtors’ existing Cash balances.

7.23.       Releases by the Debtors.

Except as expressly provided below, as of the Effective Date, for good and valuable consideration, each of the Debtors in their individual capacities and as Debtors in Possession, shall be presumed conclusively to have forever released, waived and discharged all Causes of Action (other than the rights of the Debtors to enforce this Plan, the Plan Documents and any other contract, instrument, release, indenture and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases or this Plan and that could have been asserted by the Debtors against (i) their respective current and former directors, officers, employees (other than for money borrowed from or owed to the Debtors or their respective subsidiaries by any such directors, officers or employees as set forth in the Debtors’ books and records), agents, members, shareholders and professionals, excluding KPMG International and its affiliates, (ii) the GFN Parties, (iii) the Ad Hoc Committee and each of its individual members, (iv) each of the signatories to the Plan Support and Lock-Up Agreement, (v) the Affiliated Creditors, (vi) the Motorola Affiliates, and (vii) with respect to each of the foregoing, their respective Affiliates, current and former directors, officers, employees, agents, members, shareholders, and professionals, including but not limited to, legal and financial advisors.

7.24.       Releases by Holders of Claims and Equity Interests.

Each Consenting Releasing Party and the Motorola Affiliates shall be presumed conclusively to have released, waived and/or discharged any Cause of Action, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases or this Plan against (i) the Debtors, (ii) any of the Debtors’ current and former directors, officers, employees, agents, members, shareholders and professionals, excluding KPMG International and its affiliates, (iii) the GFN Parties, (iv) the Ad Hoc Committee and each of its individual members, (v) each of the signatories to the Plan Support and Lock-Up Agreement, (vi) the Affiliated Creditors, (vii) the Motorola Affiliates, and (viii) with respect to each of the foregoing, their respective Affiliates, current and former officers, directors, employees, agents, members, shareholders, and professionals, including but not limited to, legal and financial advisors.

ARTICLE VIII.

DISTRIBUTION PROCEDURES

8.1.         Plan Distributions.

The Holding Company or the applicable Reorganized Debtor shall make all Plan Distributions in accordance with the provisions of this Plan or as soon thereafter as possible.  Whenever any Plan Distribution shall be due on a day other than a Business Day, such Plan Distribution shall instead be made, without interest, on the immediately succeeding Business Day, but shall be deemed to have been made on the date due.  For federal income tax purposes, a Plan Distribution will be allocated to the principal amount of a Claim first and then, to the extent the Plan Distribution exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest.

8.2.         Distribution Record Date.

At the close of business on the Distribution Record Date, there shall be no further changes in the record holders of the Credit Suisse Existing Secured Claims or the Unsecured Financial Claims.  The Reorganized Debtors and Holding Company shall have no obligation to recognize any transfer of any Credit Suisse Existing Secured Claims or Unsecured Financial Claims occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders as of the close of business on the Distribution Record Date.

8.3.         Timing of Plan Distributions.

Each Plan Distribution shall be made on the relevant Distribution Date therefor and shall be deemed to have been timely made if made on such date or within thirty (30) days thereafter; provided, however, no Plan Distribution shall be made on account of any Payment Opposition Claim until the corresponding Payment Opposition to which such Payment Opposition Claim is subject to is lifted or otherwise resolved by a court of competent jurisdiction.

8.4.         Address for Delivery of Plan Distributions.

Subject to Bankruptcy Rule 9010, any Plan Distribution or delivery to a holder of an Allowed Claim shall be made at the address of such holder as set forth (a) in the Schedules, or if the requirement for filing Schedules has been waived, any one of the following: (b) on any proof of Claim filed by such holder, (c) in any notice of assignment filed with the Court with respect to such Claim pursuant to Bankruptcy Rule 3001(e), (d) in any notice served by such holder giving details of a change of address, (e) on any Ballot submitted in connection with this Plan, or (f) in the case of the holders of 11 3/8% Senior Notes, to the applicable indenture trustee for distribution to the holders of such notes.  If any holder’s Plan Distribution or payment is returned to the Holding Company or the applicable Reorganized Debtor as undeliverable, no Plan Distributions or payments to such holder shall be made to such holder unless the Holding Company or the applicable Reorganized Debtor is notified of such holder’s then current address within three months after such Plan Distribution was returned.  After such date, if such notice was not provided, a holder shall have forfeited its right to such Plan Distribution, and the undeliverable Plan Distributions shall revert to the applicable Reorganized Debtor.

8.5.         Plan Distributions Under Twenty-Five Dollars.

No Plan Distribution of less than twenty-five dollars ($25.00) shall be made by the Holding Company or the applicable Debtor to the holder of any Claim unless a request therefor is made in writing to the Holding Company or the applicable Debtor.  If no request is made as provided in the preceding sentence within ninety (90) days of the Effective Date, all such Plan Distributions shall revert to the Debtors.

8.6.         Time Bar to Cash Payments.

Checks issued in respect of Allowed Claims shall be null and void if not negotiated within one hundred and eighty (180) days after the date of issuance thereof.  Requests for reissuance of any voided check shall be made directly to the Holding Company or the applicable Debtor by the holder of the Allowed Claim with respect to which such check originally was issued.  Any Claim in respect of such a voided check shall be made on or before the first anniversary of the date on which such Plan Distribution was made.  If no Claim is made as provided in the preceding sentence, all Claims in respect of voided checks shall be discharged and forever barred and such unclaimed Plan Distributions shall revert to the Debtors.

8.7.         Manner of Payment Under this Plan.

Unless the Person receiving a Plan Distribution agrees otherwise, any Plan Distribution to be made in Cash under this Plan shall be made, at the election of the Holding Company or the applicable Debtor, by check drawn on a domestic bank or by wire transfer from a domestic bank.  Notwithstanding the definition of “Cash” in this Plan, cash payments to foreign creditors may be made, at the option of the Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

8.8.         Expenses Incurred On or After the Effective Date and Claims of the Holding Company or the Debtors.

Except as otherwise ordered by the Bankruptcy Court or as provided herein, the amount of any reasonable fees and expenses incurred (or to be incurred) by the Holding Company or the applicable Debtor on or after the Effective Date (including, but not limited to, taxes) shall be paid when due.  Professional fees and expenses incurred by the Holding Company or the applicable Debtor from and after the Effective Date in connection with the effectuation of this Plan shall be paid in the ordinary course of business.  Any dispute regarding compensation shall be resolved by agreement of the parties or if the parties are unable to agree, as determined by the Bankruptcy Court.

8.9.         Fractional Plan Distributions.

Notwithstanding anything to the contrary contained herein, no Cash payments of fractions of cents will be made.  Fractional cents shall be rounded to the nearest whole cent (with any amount equal to or less than 0.5 cents to be rounded down).  Fractional shares shall be rounded down to the next lower whole number of shares.

8.10.       Surrender of Instruments.

As a condition to receiving any Plan Distribution, on or before the Distribution Date, each holder of Claims shall surrender all certificates or instruments representing such Claims to the Holding Company or applicable Debtor, as the case may be, with respect to such debt, and shall execute and deliver such other documents as may be necessary to effectuate this Plan.  No Plan Distribution shall be made to or on behalf of any holder of such Claims unless and until such certificate or instruments are surrendered to the Holding Company or applicable Debtor, as the case may be, or unless any relevant holder provides to the Holding Company or applicable Debtor, as the case may be, an affidavit of loss or such other documents as may be required by Holding Company or applicable Debtor, as the case may be, together with an appropriate indemnity in the customary form.

Each holder of (other than the Debtors), or other party otherwise in possession of (other than the Debtors), Existing Equity Interests shall surrender all certificates or instruments representing such Existing Equity Interests to Holding Company or the applicable Debtor, as the case may be, and shall execute and deliver such other documents as may be necessary to effectuate this Plan.  Holders of, or any other party in possession of, Existing Tricom Equity Interests shall surrender all certificates or instruments representing the Cancelled Shares immediately upon the decision to cancel such shares is made by Tricom’s shareholders as part of the Restructuring Dilution.  Holders of, or any other party in possession of Existing Tricom Equity Interests that have not been cancelled or reduced by the Restructuring Dilution, shall, following completion of the Restructuring Dilution, surrender all certificates or instruments representing such Equity Interests.  Upon the Effective Date, to the extent any holders of (other than the Debtors), or any other party otherwise in possession of (other than the Debtors), Equity Interests have not surrendered their respective certificates or instruments representing such Equity Interests, the Confirmation Order shall constitute an injunction directing such holders to surrender such certificates or instruments.

Any holder of a Claim or Equity Interest who fails to surrender such certificate or interest or otherwise fails to deliver an affidavit of loss and indemnity in accordance with this section 8.10 prior to the second anniversary of the Effective Date, shall be deemed to have forfeited its rights and Claims and Equity Interests.  All property in respect of such forfeited Claims and Equity Interests shall revert to the Reorganized Debtors.

8.11.       Plan Distributions After the Effective Date.

Plan Distributions made after the Effective Date to holders of Contested Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims will be deemed to have been made on the Effective Date.

ARTICLE IX.

PROCEDURES FOR RESOLVING
AND TREATING CONTESTED CLAIMS

9.1.         Objection Deadline.

Any objections to Claims, other than Administrative Claims, shall be served upon the holders of each Claim and filed as soon as practicable on or before the latest of (a) one hundred eighty (180) days after the Effective Date, (b) forty-five (45) days after a Claim is filed with the Bankruptcy Court or (c) such date as may be fixed by the Bankruptcy Court.  Notwithstanding the forgoing, the Debtors and Reorganized Debtors reserve the right to object to Claims on the basis of classification and seek to reclassify any Claim until such time as the Final Decree is entered in the Chapter 11 Cases or as otherwise directed by the Bankruptcy Court.

9.2.         Prosecution of Contested Claims.

The Debtors may object to the allowance of Claims filed with the Bankruptcy Court with respect to which liability is disputed in whole or in part.  All objections that are filed and prosecuted as provided herein shall be litigated to Final Order or compromised and settled in accordance with Section 9.3.

9.3.         Claims Settlement Guidelines.

Notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, from and after the Effective Date, all claims and Causes of Action (including Avoidance Actions) that the Holding Company or the applicable Debtor asserts against other parties may be compromised and settled according to the following procedures:

(a)           Subject to subsection 9.3(b), the settlement or compromise of (i) a Claim pursuant to which such Claim is Allowed in an amount of $100,000 or less; and (ii) a Claim where the difference between the amount of the Claim listed on the Debtors’ Schedules, or if the requirement for filing Schedules has been waived, the applicable Debtor’s books and records, and the amount of the Claim proposed to be Allowed under the settlement is $100,000 or less, does not require the review or approval of the Bankruptcy Court or any other party in interest.

(b)           Any settlement of compromise (i) not described in subsection 9.3(a) and (ii) of a claim or claims asserted by the Holding Company or applicable Debtor that involves an “insider,” as defined in section 101(31) of the Bankruptcy Code, shall be submitted to the Bankruptcy Court for approval.

9.4.         No Plan Distributions Pending Allowance.

Notwithstanding any other provision of this Plan, no payment or Plan Distribution shall be made with respect to any Claim to the extent it is a Contested Claim, unless and until such Contested Claim becomes an Allowed Claim, subject to the Debtors’ setoff rights as provided in Section 14.16.

9.5.         Plan Distributions After Allowance.

Payments and Plan Distributions to each holder of a Contested Claim, to the extent that such Claim ultimately becomes Allowed, shall be made in accordance with the provision of this Plan governing the class of Claims to which the respective holder belongs.  Plan Distributions made after the Effective Date to holders of Contested Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims will be deemed to have been made on the Effective Date.

9.6.         Estimation of Claims.

The Holding Company or the applicable Debtor may, at any time, request that the Bankruptcy Court estimate any Contested Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Holding Company or the applicable Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any Contested Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on such Claim, the Holding Company or the applicable Debtor may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim.  All of the objection, estimation, settlement, and resolution procedures set forth in this Plan are cumulative and not necessarily exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

ARTICLE X.

CONDITIONS PRECEDENT TO
CONFIRMATION OF THIS PLAN AND
THE OCCURRENCE OF THE EFFECTIVE DATE

10.1.       Conditions Precedent to Confirmation.

The following are conditions precedent to confirmation of this Plan:

(a)           The Clerk of the Bankruptcy Court shall have entered an order or orders, which may be the Confirmation Order, approving the Disclosure Statement as containing “adequate information” pursuant to section 1125 of the Bankruptcy Code, approving the prepetition solicitation of votes with respect to this Plan, and determining that all such votes are binding and have been properly tabulated with acceptances or rejection of this Plan, confirming this Plan and determining that all applicable tests, standards, and burdens in connection therewith have been duly satisfied and met by the Debtors and this Plan, approving the Plan Documents, authorizing the Debtors to execute, enter into, and deliver the Plan Documents and to execute, implement, and to take all actions otherwise necessary or appropriate to give effect to, the transactions contemplated by this Plan and the Plan Documents.

(b)           The Confirmation Order, the Plan Documents, and this Plan shall be, in form and substance, acceptable to the Debtors, Ad Hoc Committee, and Affiliated Creditors.

10.2.       Conditions Precedent to the Occurrence of the Effective Date.

The following are conditions precedent to the occurrence of the Effective Date:

(a)           The Confirmation Order shall have been entered by the Clerk of the Bankruptcy Court, shall be in full force and effect and not be subject to any stay or injunction;

(b)           The Confirmation Order has become a Final Order;

(c)           The Indotel Approval has been granted;

(d)           The Holding Company has been capitalized in accordance with Section 7.7 hereof;

(e)           Holding Company has obtained ownership of 99% or more of Tricom Stock; and

(f)            All of the Transaction Documents have been executed, issued and/or delivered, as applicable, by all of the relevant parties thereto.

10.3.       Waiver of Conditions.

The Debtors with the consent of the Ad Hoc Committee and Affiliated Creditors may waive any one or more of the conditions set forth in Section 10.1 (other than the condition in paragraph (a) thereof) or Section 10.2 (other than the condition in paragraph (a) thereof) in a writing executed by each of them without notice or order of the Bankruptcy Court and without notice to any parties in interest.

10.4.       Effect of Non-Occurrence of the Effective Date.

If the Effective Date does not occur, notwithstanding Section 10.3, this Plan shall be null and void and nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims against or Equity Interests in a Debtor; (b) prejudice in any manner the rights of the Debtors, including without limitation, the right to seek a further extension of the exclusivity periods under section 1121(d) of the Bankruptcy Code; or (c) constitute an admission, acknowledgement, offer or undertaking by the Debtors.

ARTICLE XI.

CERTAIN PLAN DISTRIBUTION PROCEDURES

11.1.       Powers and Duties.

Pursuant to the terms and provisions of this Plan, the Holding Company or the applicable Debtor or Reorganized Debtor shall be empowered and directed to (a) take all steps and execute all instruments and documents necessary to make Plan Distributions to holders of Allowed Claims; (b) make Plan Distributions; (c) comply with this Plan and the obligations thereunder; (d) employ, retain, or replace professionals to represent it with respect to its responsibilities; (e) object to Claims as specified in Article IX hereof, and prosecute such objections; (f) compromise and settle any issue or dispute regarding the amount, validity, priority, treatment, or Allowance of any Claim as provided in Article IX hereof; (g) make annual and other periodic reports regarding the status of distributions under this Plan to the holders of Allowed Claims that are outstanding at such time; such reports to be made available upon request to the holders of any Contested Claim; and (h) exercise such other powers as may be vested in the Holding Company or the applicable Debtor pursuant to this Plan, the Plan Documents, or order of the Bankruptcy Court.

11.2.       Plan Distributions.

Pursuant to the terms and provisions of this Plan, the Holding Company or the applicable Debtor shall make the required Plan Distributions specified under this Plan on the relevant Distribution Dates therefor.

11.3.       Exculpation.

Except as otherwise provided in this Section 11.3, the Holding Company or the applicable Debtor, together with its officers, directors, employees, agents, and representatives, are hereby exculpated by all Persons, holders of Claims and Equity Interests, and all other parties in interest, from any and all Causes of Action, and other assertions of liability (including breach of fiduciary duty) arising out of the discharge of the powers and duties conferred upon the Holding Company or the applicable Debtor by this Plan, any Final Order of the Bankruptcy Court entered pursuant to or in the furtherance of this Plan, or applicable law, except solely for actions or omissions arising out of the Holding Company or the applicable Debtor’s willful misconduct or gross negligence.  No holder of a Claim or an Equity Interest, or representative thereof, shall have or pursue any Claim or Cause of Action (a) against the Holding Company or the applicable Debtor or its officers, directors, employees, agents, and representatives for making payments or Plan Distributions in accordance with this Plan, or (b) against any holder of a Claim for receiving or retaining payments or transfers of assets as provided for by this Plan.  Nothing contained in this Section 11.3 shall preclude or impair any holder of an Allowed Claim from bringing an action in the Bankruptcy Court against the Holding Company or the applicable Debtor to compel the making of Plan Distributions contemplated by this Plan on account of such Claim.

ARTICLE XII.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

12.1.                     Executory Contracts and Unexpired Leases.

Pursuant to section 365 of the Bankruptcy Code, any executory contracts or unexpired leases of the Debtors which have not been previously assumed or rejected or are not subject to a motion to reject on or before the Effective Date shall be deemed to be assumed by the Debtors on the Effective Date.  Prior to the Effective Date, the Debtors shall continue to fully perform under and comply with all terms and provisions of all executory contracts and unexpired leases which (i) have not been rejected or (ii) are not the subject of a motion to reject such executory contract or unexpired lease.

12.2.                     Assumption of Executory Contracts and Expired Leases.

Except as otherwise provided in Section 12.3 herein, or in any contract, instrument, lease, release, indenture, or other agreement or document entered into in connection with this Plan, as of the Effective Date, each Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party including, without limitation, the Plan Support Agreement, unless such contract or lease (i) was previously assumed or rejected by a Debtor, (ii) previously expired or terminated pursuant to its own terms, or (iii) is the subject of a motion to reject filed on or before the Confirmation Date.  The Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date.

Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements have been rejected pursuant to an order of the Bankruptcy Court.

Except as otherwise provided in the following sentence, all cure payments which may be required by section 365(b)(1) of the Bankruptcy Code under any executory contract or unexpired lease which is assumed under this Plan shall be made by the Debtors on the Effective Date or as soon as practicable thereafter.  If there is a dispute regarding (i) the nature or amount of any cure, (ii) the ability of the Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (iii) any other matter pertaining to assumption, cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

12.3.                     Rejection of Executory Contracts and Unexpired Leases.

Except for the rejection of any contract, instrument, lease, release, indenture or other agreement or document underlying Claims in Classes 3, 6, and 8 or the Equity Interests in Class 9, for which any Claims arising from such rejection shall be satisfied by the treatment afforded such Claims and Equity Interests under this Plan, none of the executory contracts and unexpired leases to which a Debtor is a party shall be rejected hereunder. The Debtors, however, reserve the right, at any time prior to the Confirmation Date, to seek, through separate motion or in connection with this Plan, to reject any executory contract or unexpired lease to which a Debtor is a party.

12.4.                     Claims Arising from Rejection or Termination.

Claims created by the rejection of executory contracts or unexpired leases or the expiration or termination of any executory contract or unexpired lease prior to the Confirmation Date must be filed with the Bankruptcy Court and served on the Debtors (a) in the case of an executory contract or unexpired lease rejected by the Debtors prior to, or subject to a motion for authority to reject filed prior to, the Confirmation Date, or (b) in the case of an executory contract or unexpired lease that (i) was terminated or expired by its terms prior to the Confirmation Date, or (ii) is rejected pursuant to Section 12.3, except to the extent such claims are satisfied by treatment under this Plan as set forth in Section 12.3, no later than thirty (30) days after the Confirmation Date.  Any such Claims for which a proof of Claim is not filed and served within such time will be forever barred from assertion and shall not be enforceable against the Debtors, their Estates, Assets, properties, or interests in property, or against the property of a third party that receives payment of such Claim.  Unless otherwise ordered by the Bankruptcy Court, all such Claims that are timely filed as provided herein shall be treated as General Unsecured Claims under this Plan subject to objection by the Debtors.

ARTICLE XIII.

RETENTION OF JURISDICTION

Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall retain and shall have exclusive jurisdiction over any matter (a) arising under the Bankruptcy Code, (b) arising in or related to the Chapter 11 Cases or this Plan, or (c) that relates to the following:

(a)                                  To hear and determine any and all motions or applications pending on the Confirmation Date or thereafter brought in accordance with Article XII hereof for the assumption and/or assignment or rejection of executory contracts or unexpired leases to which any of the Debtors is a party or with respect to which any of the Debtors may be liable, and to hear and determine any and all Claims and any related disputes (including, without limitation, the exercise or enforcement of setoff or recoupment rights, or rights against any third party or the property of any third party resulting therefrom or from the expiration, termination or liquidation of any executory contract or unexpired lease);

(b)                                 To determine any and all adversary proceedings, applications, motions, and contested or litigated matters that may be pending on the Effective Date or that,

pursuant to this Plan, may be instituted by the Holding Company or the applicable Debtor or the Debtors, as applicable, after the Effective Date;

(c)                                  To hear and determine any objections to the allowance of Claims, whether filed, asserted, or made before or after the Effective Date, including, without express or implied limitation, to hear and determine any objections to the classification of any Claim and to allow, disallow or estimate any Contested Claim in whole or in part;

(d)                                 To issue such orders in aid of execution of this Plan to the extent authorized or contemplated by section 1142 of the Bankruptcy Code;

(e)                                  To consider any modifications of this Plan, remedy any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(f)                                    To hear and determine all Fee Applications and applications for allowances of compensation and reimbursement of any other fees and expenses authorized to be paid or reimbursed under this Plan, the Bankruptcy Code or any Bankruptcy Court Order;

(g)                                 To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with this Plan, the Plan Documents or their interpretation, implementation, enforcement, or consummation;

(h)                                 To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with the Confirmation Order (and all Plan Documents) or its interpretation, implementation, enforcement, or consummation;

(i)                                     To the extent that Bankruptcy Court approval is required, to consider and act on the compromise and settlement of any Claim or cause of action by, on behalf of, or against the Estates;

(j)                                     To determine such other matters that may be set forth in this Plan, or the Confirmation Order, or that may arise in connection with this Plan, or the Confirmation Order;

(k)                                  To hear and determine matters concerning state, local, and federal taxes, fines, penalties, or additions to taxes for which the Debtors, the Debtors in Possession, or the Holding Company or the applicable Debtor may be liable, directly or indirectly, in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(l)                                     To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with any setoff and/or recoupment rights of the Debtors or any Person;

(m)                               To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with Causes of Action of the Debtors (including

Avoidance Actions) commenced by the Holding Company or the applicable Debtor or the Debtors, as applicable, before or after the Effective Date;

(n)                                 To hear and determine all controversies regarding the statutory subordination of any Claim pursuant to sections 510(b) and 510(c) of the Bankruptcy Code at any time after the entry of the Confirmation Order;

(o)                                 To enter an order or final decree closing the Chapter 11 Cases;

(p)                                 To issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation, implementation or enforcement of this Plan or the Confirmation Order; and

(q)                                 To hear and determine any other matters related hereto and not inconsistent with chapter 11 of the Bankruptcy Code.

ARTICLE XIV.

MISCELLANEOUS PROVISIONS

14.1.                     Payment of Statutory Fees.

All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid by the Debtors on or before the Effective Date.

14.2.                     Satisfaction of Claims.

The rights afforded in this Plan and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued thereon from and after the Petition Date, against the Debtors and the Debtors in Possession, or any of their Estates, Assets, properties, or interests in property.  Except as otherwise provided herein, on the Effective Date, all Claims against and Equity Interests in the Debtors and the Debtors in Possession shall be satisfied, discharged, and released in full.  The Debtors shall not be responsible for any pre-Effective Date obligations of the Debtors or the Debtors in Possession, except those expressly assumed by any of the Debtors in this Plan.  Except as otherwise provided herein, all Persons shall be precluded and forever barred from asserting against the Debtors, their respective successors or assigns, or their Estates, Assets, properties, or interests in property any other or further Claims based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not the facts of or legal bases therefor were known or existed prior to the Effective Date.

14.3.                     Third Party Agreements; Subordination.

The Plan Distributions to the various classes of Claims hereunder shall not affect the right of any Person to levy, garnish, attach, or employ any other legal process with respect to such Plan

Distributions by reason of any claimed subordination rights or otherwise.  All of such rights and any agreements relating thereto shall remain in full force and effect.  Plan Distributions under this Plan shall be subject to and modified by any Final Order directing distributions other than as provided in this Plan.  The right of the Debtors to seek subordination of any Claim pursuant to section 510 of the Bankruptcy Code is fully reserved, and the treatment afforded any Claim that becomes subordinated at any time shall be modified to reflect such subordination.

14.4.                     Exculpation.

None of the Debtors, or any of their respective, members, officers, directors, employees, agents, representatives, advisors, attorneys, successors and assigns shall be liable for any Cause of Action arising in connection with or out of the administration of the Chapter 11 Cases, pursuit of confirmation of this Plan, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan, except for gross negligence or willful misconduct as determined by Final Order of the Bankruptcy Court, and in all respects shall be entitled to rely upon the advice of counsel and all information provided by other exculpated persons herein without any duty to investigate the veracity or accuracy of such information with respect to their duties and responsibilities under this Plan.

All obligations of the Debtors to indemnify and hold harmless their respective current and former directors, officers and employees, whether arising under the Debtors’ constituent documents, contract, law or equity, shall be assumed by the Debtors upon the occurrence of the Effective Date with the same effect as though such obligations constituted executory contracts that are assumed under section 365 of the Bankruptcy Code, and all such obligations shall be fully enforceable on their terms from and after the Effective Date.

14.5.                     Discharge of Liabilities.

Except as otherwise provided in this Plan, all holders of Claims and Equity Interests shall be precluded from asserting against the Debtors, the Assets, or any property dealt with under this Plan, any or other further Claim based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

14.6.                     Notices.

Any notices, requests, and demands required or permitted to be provided under this Plan, in order to be effective, shall be in writing (including, without express or implied limitation, by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Tricom, S.A., Tricom USA, or TCN
Attention: Héctor Castro Noboa, President
Avenida Lope de Vega, No. 95
Santo Domingo, Republica Dominicana
Telephone:  (809) 476-4500
Facsimile:  (809) 476-6700

Counsel for the Debtors and Debtors in Possession
Morrison & Foerster LLP
1290 Avenue of the Americas
New York, New York  10104-0050
Attention:  Larren M. Nashelsky, Esq.
Telephone:  (212) 468-8000
Facsimile:  (212) 468-7900
Email:  lnashelsky@mofo.com

Counsel for the Ad Hoc Committee of Creditors
Manatt, Phelps & Phillips, LLP
11355 West Olympic Boulevard
Los Angeles, California  90064
Attention:  Alan M. Feld, Esq.
Telephone: (310) 312-4153
Facsimile: (310) 996-6994
Email:  afeld@manatt.com

Counsel for the Affiliated Creditors
White & Case LLP
200 South Biscayne Boulevard
Suite 400
Miami, Florida 33131
Attention:  John K. Cunningham, Esq.
Telephone: (305) 995-5252
Facsimile: (305) 358-5744
Email:  jcunningham@whitecase.com

14.7.                     Headings.

The headings used in this Plan are inserted for convenience only and neither constitute a portion of this Plan nor in any manner affect the construction of the provisions of this Plan.

14.8.                     Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules), the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, shall govern the construction of this Plan and any agreements, documents, and instruments executed in connection with this Plan, except as otherwise expressly provided in such instruments, agreements, or documents.

14.9.                     Expedited Determination.

The Holding Company or the applicable Debtor is hereby authorized to file a request for expedited determination under section 505(b) of the Bankruptcy Code for all tax returns filed with respect to the Debtors.

14.10.              Exemption from Transfer Taxes.

Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under this Plan, the creation of any mortgage, deed of trust, lien, pledge, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with this Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.  All sale transactions, if any, consummated by the Debtors and approved by the Bankruptcy Court on and after the Petition Date through and including the Effective Date, including, without limitation, the transfers effectuated under this Plan, the sale by the Debtors of owned property pursuant to section 363(b) of the Bankruptcy Code, and the assumption, assignment and sale by the Debtors of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy Code, will be deemed to have been made under, in furtherance of, or in connection with this Plan and, thus, will not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

14.11.              Retiree Benefits.

Pursuant to section 1129(a)(13), on and after the Effective Date, the Debtors shall continue payment of all retiree benefits, if any, as that term is defined in section 1114 of the Bankruptcy Code.

14.12.              Notice of Entry of Confirmation Order and Relevant Dates.

Promptly upon entry of the Confirmation Order, the Debtors shall publish as directed by the Bankruptcy Court and serve on all known parties in interest and holders of Claims and Equity Interests, notice of the entry of the Confirmation Order and all relevant deadlines and dates under this Plan, including, but not limited to, the deadline for filing notice of Administrative Claims (Section 5.2), and the deadline for filing rejection damage Claims (Section 12.4).

14.13.              Interest and Attorneys’ Fees.

Post-petition interest will accrue and be paid on Claims only to the extent specifically provided for in this Plan, the Confirmation Order or as otherwise required by the Bankruptcy Court or by applicable law.  No award or reimbursement of attorneys’ fees or related expenses or disbursements shall be allowed on, or in connection with, any Claim.

14.14.              Modification of this Plan.

As provided in section 1127 of the Bankruptcy Code, modification of this Plan may be proposed in writing by the Debtors at any time before confirmation, following consultation with the Ad Hoc Committee and the Affiliated Creditors, provided that this Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code.  The Debtors may modify this Plan at any time after confirmation and before substantial consummation, provided that this Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms this Plan as modified, under section 1129 of the Bankruptcy Code, and the circumstances warrant such modifications.  A holder of a Claim that has accepted this Plan shall be deemed to have accepted such Plan as modified if the proposed alteration, amendment, or modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder.

14.15.              Revocation of Plan.

The Debtors reserve the right to revoke and withdraw this Plan with respect to any one or more of the Debtors prior to the occurrence of the Effective Date.  If the Debtors revoke or withdraw this Plan with respect to any one or more of the Debtors, or if the Effective Date does not occur as to any Debtor, then, as to such Debtor, this Plan and all settlements and compromises set forth in this Plan shall be deemed null and void and nothing contained herein and no acts taken in preparation for consummation of this Plan shall be deemed to constitute a waiver or release of any Claims against or Equity Interests in such Debtor or to prejudice in any manner the rights of any of the Debtors or any other Person in any other further proceedings involving such Debtor.

14.16.              Setoff Rights.

In the event that any Debtor has a Claim of any nature whatsoever against the holder of a Claim against any Debtor, then any Debtor may, but is not required to, setoff against the Claim (and any payments or other Plan Distributions to be made in respect of such Claim hereunder) any Debtor’s Claim against such holder, subject to the provisions of section 553 of the Bankruptcy Code.  Neither the failure to setoff nor the allowance of any Claim under this Plan shall constitute a waiver or release of any Claims that any Debtor may have against the holder of any Claim.

14.17.              Compliance with Tax Requirements.

In connection with this Plan, the Debtors and the Holding Company or the applicable Debtor, as applicable, shall comply with all withholding and reporting requirements imposed by federal, state, local, and foreign taxing authorities and all Plan Distributions hereunder shall be subject to such withholding and reporting requirements.  Notwithstanding the above, each holder of an Allowed Claim that is to receive a Plan Distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any government unit, including income, withholding, and other tax obligations, on account of such Plan Distribution.  The Holding Company or the applicable Debtor has the right, but not the obligation, to not make a Plan Distribution until such holder has made arrangements satisfactory to the Holding Company or the applicable Debtor for payment of any such tax obligations.

14.18.              Recognition of Guaranty Rights.

The classification and manner of satisfying all Claims under this Plan take into consideration (a) the existence of guaranties by the Debtors of obligations of other Persons, and (b) the fact that the Debtors may be joint obligors with other Persons with respect to an obligation.  All Claims against the Debtors based upon any such guaranties or joint obligations shall be discharged in the manner provided in this Plan; provided, that no creditor shall be entitled to receive more than one recovery with respect to any of its Allowed Claims.

14.19.              Compliance with All Applicable Laws.

If notified by any governmental authority that it is in violation of any applicable law, rule, regulation, or order of such governmental authority relating to its businesses, the Debtors or the Holding Company or the applicable Debtor, as applicable, shall take whatever action as may be required to comply with such law, rule, regulation, or order; provided, that nothing contained herein shall require such compliance if the legality or applicability of any such requirement is being contested in good faith, and, if appropriate, an adequate reserve for such requirement has been set aside.

14.20.              Injunctions.

On the Effective Date and except as otherwise provided herein, all Persons who have been, are, or may be holders of Claims against or Equity Interests in the Debtors shall be permanently enjoined from taking any of the following actions against or affecting the Debtors, the Estates, the Assets, or the Holding Company or the applicable Debtor, or any of their respective directors, officers, employees, agents, members, shareholders and professionals, successors and assigns or their respective assets and property with respect to such Claims or Equity Interests (other than actions brought to enforce any rights or obligations under this Plan):

(a)                                  commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, all suits, actions, and proceedings that are pending as of the Effective Date, which must be withdrawn or dismissed with prejudice);

(b)                                 enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order;

(c)                                  creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance; and

(d)                                 asserting any setoff, right of subrogation or recoupment of any kind; provided, that any defenses, offsets or counterclaims which the Debtors may have or assert in respect of the above referenced Claims are fully preserved in accordance with Section 14.16.

14.21.              Binding Effect.

This Plan shall be binding upon and inure to the benefit of the Debtors, the holders of all Claims and Equity Interests, and their respective successors and assigns.  To the extent any provision of any disclosure statement delivered pursuant to section 1125 of the Bankruptcy Code or any other solicitation document may be inconsistent with the terms of this Plan, the terms of this Plan shall be binding and conclusive.

14.22.              Severability.

SHOULD THE BANKRUPTCY COURT DETERMINE THAT ANY PROVISION OF THIS PLAN IS UNENFORCEABLE EITHER ON ITS FACE OR AS APPLIED TO ANY CLAIM OR EQUITY INTEREST OR TRANSACTION, THE DEBTORS MAY MODIFY THIS PLAN IN ACCORDANCE WITH SECTION 14.14 SO THAT SUCH PROVISION SHALL NOT BE APPLICABLE TO THE HOLDER OF ANY CLAIM OR EQUITY INTEREST.  SUCH A DETERMINATION OF UNENFORCEABILITY SHALL NOT (A) LIMIT OR AFFECT THE ENFORCEABILITY AND OPERATIVE EFFECT OF ANY OTHER PROVISION OF THIS PLAN OR (B) REQUIRE THE RESOLICITATION OF ANY ACCEPTANCE OR REJECTION OF THIS PLAN.

Dated:             January 28, 2008

Respectfully submitted,

Tricom, S.A.

By:	/s/ Héctor Castro Noboa
Name: Héctor Castro Noboa
Title: President

TCN Dominicana, S.A.

By:	/s/ Héctor Castro Noboa
Name: Héctor Castro Noboa
Title: President

Tricom USA, Inc.

By:	/s/ Héctor Castro Noboa
Name: Héctor Castro Noboa
Title: President

EXHIBIT A TO THE PLAN

AMENDED AND RESTATED CREDIT AGREEMENT BY AND AMONG

TRICOM, S.A. AND CREDIT SUISSE INTERNATIONAL AND OTHER

LENDERS FROM TIME TO TIME PARTY HERETO

AMENDED AND RESTATED CREDIT
AGREEMENT

by and among

TRICOM, S.A.

and

CREDIT SUISSE INTERNATIONAL

and other Lenders from time to time party hereto

Dated as of [ ][ ], 2008

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of [         ]  [    ], 2008 (the “Agreement Date”), by and among TRICOM, S.A., a Dominican corporation (sociedad anonima) (the “Borrower”), and CREDIT SUISSE INTERNATIONAL, organized under the laws of England and Wales (“CSI;” and, together with the other lenders from time to time party hereto, individually, a “Lender” and collectively, the “Lenders”; and together with the Borrower, the “Credit Parties”).

W I T N E S S E T H:

WHEREAS, on [xxxxxx] the Borrower and its primary operating Subsidiaries, TRICOM USA, Inc., a Delaware corporation (“Tricom USA”) and TCN DOMINICANA, S.A., a Dominican corporation (sociedad anonima) (“TCN”, together with Tricom USA, the “Guarantors” and collectively with the Borrower, the “Debtors”), filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) initiating cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code §§ 101-1330 (as amended, the “Bankruptcy Code”);

WHEREAS, pursuant to an order dated [xxxxxx], the Bankruptcy Court has confirmed the Prepackaged Joint Plan of Reorganization for Tricom, S.A, and its Affiliated Debtors dated [xxxxx] (the “Plan”);

WHEREAS, as of the date hereof, and pursuant to those certain secured promissory notes (the “Existing Notes”) issued by the Borrower to the Lenders, and more particularly described on Schedule [   ] to this Agreement, the Borrower owes the Lenders an aggregate principal amount equal to $25,529,781.88, together with any accrued and unpaid interest thereon (the “Existing Obligations”);

WHEREAS, as of the date hereof, the Existing Obligations are secured pursuant to collateral documentation more particularly described in Schedule [     ] to this Agreement (the “Existing Collateral Documents”);

WHEREAS, pursuant to the Plan and the treatment afforded to CSI’s Claims thereunder, Borrower has agreed to restructure the Existing Obligations and enter into this Agreement for the amendment and restatement of the Existing Notes and Existing Obligations (the Existing Notes and Existing Obligations, as so amended and restated, being called herein the “Loan”), which Loan shall be evidenced by a promissory note, in the form annexed hereto as Exhibit A, in the aggregate principal amount of $25,529,781.88 (as same may, at any time and from time to time, be further amended, restated, modified or supplemented, the “Amended Note”) and governed by the terms and conditions set forth herein and in the Amended Note;

WHEREAS, the Guarantors have jointly and severally agreed to provide a guaranty of collection to the Lenders in accordance with the terms set forth herein and as further set forth in the Guaranty Agreement; and

WHEREAS, the Loan evidenced by the Amended Note shall be secured by a first priority lien in certain property and interests in property of the Borrower pursuant to, and as more particularly described in, the Amended Collateral Documents (which such Amended Collateral Documents, upon the execution and delivery thereof by the parties thereto, shall amend and restate the Existing Collateral Documents), and such obligation of the Borrower to repay the Loan shall rank pari passu in right of payment with the New Secured Notes, the GE Secured Debt, the Senior Facility Indebtedness and the Progreso Secured Debt (as the terms “GE Secured Debt,” the “Senior Facility Indebtedness” and the “Progreso Secured Debt” are defined in the Indenture), and shall be senior to any other Indebtedness of Borrower;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.01.       Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Accounting Changes” shall have the meaning assigned to the term in Section 1.02.

“Acquired Debt” means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into such specified Person or a Restricted Subsidiary thereof or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into such Person as a Restricted Subsidiary thereof or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Amounts” shall have the meaning assigned to the term in Section 6.21.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, provided, however, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

“Agreement” shall have the meaning assigned to such term in the Recitals hereto.

“Agreement Date” shall have the meaning assigned to such term in the Recitals hereto.

“Amended Collateral Documents” means, collectively, any Mortgages, pledges, deeds of trusts, pledge agreements, collateral assignments, security agreements, fiduciary transfers, debentures, fiduciary assignments or other agreements or instruments evidencing or creating any Liens in favor of the Lenders in all or any portion of the Collateral, in each case, as further amended, restated, extended, renewed, supplemented or otherwise modified from time to time, in accordance with the terms thereof (including, without limitation, [specify captioned of documentation to be prepared by Credit Suisse International’s Dominican Republic counsel].

“Amended Note” shall have the meaning assigned to such term in the Recitals hereto.

“Amended Note Obligations” means the Obligations of the Borrower (including all interest accrued thereon after the commencement of any insolvency or liquidation proceeding, with the exception of the Chapter 11 Cases, at the rate and also including any applicable post-default rate, specified in this Agreement, the Amended Note and the other Transaction Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding) hereunder and under the Amended Note.

“Anti-Terrorism Laws” shall have the meaning assigned to that term in Section 4.24.

“Asset Sale” shall mean,

(i)            any sale, lease, conveyance, disposition or other transfer of any property or assets (including by way of a Sale and Leaseback Transaction) of the Borrower or any Restricted Subsidiary, or

(ii)           the issuance or sale of Equity Interests of any Restricted Subsidiary,

in each case, whether in a single transaction or a series of related transactions occurring within any twelve-month period commencing on the date of the first related transaction (each such transaction or series of related transactions referred to in this definition as a “disposition”), in each case, other than dispositions,

(A)          of inventory or goods held for sale in the ordinary course of business,

(B)           to the Borrower by any Restricted Subsidiary, from the Borrower to any Restricted Subsidiary, or from any Restricted Subsidiary to another Restricted Subsidiary,

(C)           that constitute a Restricted Payment permitted under Section 6.08 hereof,

(D)          that constitute the disposition of all or substantially all of the assets of the Borrower pursuant to Section 7.01 hereof or any disposition that constitutes a Change of Control hereunder,

(E)           of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary,

(F)           of property or assets of the Borrower, or any Restricted Subsidiary, in any single transaction or series of related transactions, in any twelve-month period, with an aggregate Fair Market Value not greater than $1.0 million,

(G)           of machinery, equipment, furniture or implements or other similar property that is defective or has become damaged, worn-out, or obsolete or no longer used or useful in the operations of the Borrower or its Restricted Subsidiaries, in each case in the ordinary course of business; provided, however, notwithstanding anything to the contrary in this Agreement, to the extent that the Fair Market Value of any such assets sold or otherwise disposed of in any twelve-month period exceeds $1.0 million, such excess sales and/or dispositions shall be deemed to be “Asset Sales” for the purposes of this Agreement, or

                (H)          of Marketable Securities otherwise permitted hereunder.

 “Attributable Debt” means in respect of any Sale and Leaseback Transaction, at the time of determination, the present value of the obligation of the lessee for rental payments (net of all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges) during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended, or may, at the option of the lessor, be extended, or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall include such penalty).  Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Audited Financial Statements” shall have the meaning assigned to that term in Section 4.09(a).

“Bankruptcy Code” shall have the meaning assigned to such term in the Recitals hereto.

“Bankruptcy Court” shall have the meaning assigned to such term in the Recitals hereto.

“Bankruptcy Law” means title 11, U.S. Code or any similar law of the United States, any state or other jurisdiction thereof, the Dominican Republic, [Bermuda] or any other country, state or jurisdiction thereof for the relief of debtors.

“Beneficial Owner” means a beneficial owner as defined in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rules), including the provision of such Rules that a Person shall be deemed to have beneficial ownership of all securities that such Person has a right to acquire within 60 days; provided, that a Person will not be deemed a beneficial owner of, or to own beneficially, any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and (ii) is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act

“Board of Directors” means, unless otherwise specified, the Board of Directors of Parent or any authorized committee thereof.

“Board Resolution” means a resolution of the Board of Directors.

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Business Day” means any day other than a Legal Holiday.

“Capital Expenditures” shall mean, with respect to any Person for any period, the aggregate of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period which, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items included in cash flows (including capital leases).

“Capital Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and (iii) in the case of a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

“Change in Law” means (a) the adoption of any Requirement of Law after the date of this Agreement, (b) any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or by such Lender’s holding company, if any, with any request, guideline or directive (whether or not having the force of a Requirement of Law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” means the occurrence of any of the following:

(i)            any Person (other than Parent) is or becomes the Beneficial Owner  directly or indirectly of more than 50% of the total voting power of the Voting Stock of the Borrower;

(ii)           individuals who on the Closing Date constituted the Board of Directors (together with any (a) new directors elected in accordance with the Shareholders’ Agreement, and (b) new directors whose election by the Board of Directors or whose appointment, nomination for election or election by the shareholders of Parent was approved by a vote of a majority of the directors of Parent then still in office who were either directors on the Closing Date or whose appointment, nomination for election, or election by the shareholders of Parent was approved by a vote of a majority of the directors of Parent then still in office who were either directors on the Closing Date or whose appointment, election or nomination for election was either made in accordance with the terms of the

Shareholders’ Agreement or was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

(iii)          the merger or consolidation of Parent or the Borrower with or into another Person or the merger of another Person with or into Parent or the Borrower, or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Parent or the Borrower and its Restricted Subsidiaries, taken as a whole, to another Person other than a transaction following which (a) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of Parent or the Borrower immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (b) in the case of a sale of assets transaction, each transferee becomes an obligor with respect of the Amended Note and a Restricted Subsidiary of the Parent and/or the transferor of such assets.

                “Chapter 11 Cases” shall have the meaning assigned to such term in the Recitals hereto.

“Charter Documents” shall mean as to the Borrower and Guarantors, unless the context in which such term is used otherwise requires, the certificate of formation and limited liability operating agreement of Borrower or Guarantor or any of their Subsidiaries, or any other equivalent constituent documents the Borrower or Guarantor, including articles or certificates of incorporation, by-laws, certificates of partnership or partnership agreements, as in effect on the Closing Date.

 “Claim” means any liability, suit, action, claim, demand, loss, expense, penalty, fine, judgment or other cost of any kind or nature whatsoever, including without limitation, fees, costs and expenses of attorneys, consultants, contractors and experts.

“Closing” shall have the meaning assigned to that term in Section 2.04.

“Closing Date” means the date on which all the conditions set forth in Article 3 are satisfied in full.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Collateral” means, collectively, all of the property, assets and rights of Parent, the Borrower or the Guarantors (both real and personal, whether tangible or intangible, wherever located) that is at any time subject to the Liens created by any of the Amended Collateral Documents.

“Collateral Agent” means the Trustee or any other Person from time to time acting as the collateral agent for the benefit of the New Secured Noteholders under the Indenture.

“Collateral Fees” shall have the meaning given in Section [        ].

“Commission” shall mean the United States Securities and Exchange Commission or any successor governmental agency.

“Compliance Certificate” shall have the meaning given in Section 6.05.

“Conciliation Proceeding” means the amicable settlement proceeding to be administered by the Dominican Ministry of State for Industry and Commerce (Secretaría de Estado de Industria, y Comercio) pursuant to Law 4582 (Tentativa de Arreglo a Toda Demanda de Quiebra), dated November 3, 1956, as amended, which proceeding must be commenced and completed prior to the declaration of bankruptcy and corresponding liquidation pursuant to Book Third, Title I of the Dominican Code of Commerce of any Dominican debtor.

“Confirmation Order” shall have the meaning assigned to it in Section [xxxx].

“Consolidated EBITDA” of a Person as for any period means the Consolidated Net Income of that Person and its Restricted Subsidiaries for such period (but without giving effect to adjustments, accruals, deductions or entries resulting from purchase accounting, extraordinary losses or gains and any gains or losses from any Asset Sales), plus the following to the extent deducted in calculating such Consolidated Net Income:

(i)            provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period (but excluding any taxes, assessments, levies or other charges imposed by any governmental authority solely on the revenues of any such Person and its Restricted Subsidiaries),

(ii)           Consolidated Interest Expense,

(iii)          depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period and excluding non-cash interest and dividend income) of such Person and its Restricted Subsidiaries for such period, in each case, on a consolidated basis and determined in accordance with GAAP,

(iv)          any Restructuring Expenses, and

(v)           any foreign exchange gains or losses on debt balances.

Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation, amortization, interest expense and other non-cash charges of, a Restricted Subsidiary of such Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be distributed to the Borrower as a dividend by such Restricted Subsidiary, or loaned to the Borrower by any such Restricted Subsidiary, without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, as of any date of determination, the ratio of (a)(i) Consolidated EBITDA of that Person and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending on or prior to the date of such determination minus (ii) Capital Expenditures made by that Person and its Restricted Subsidiaries during such period to (b) Consolidated Interest Expense of that Person and its Restricted Subsidiaries for such period.

“Consolidated Indebtedness” means, with respect to any Person, as of any date of determination, the aggregate amount of Indebtedness of such Person and its Restricted Subsidiaries as of such date calculated on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending on or prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(i)            if the Borrower or any of its Restricted Subsidiaries has incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an incurrence of Indebtedness, or both, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period; provided, however, that the pro forma calculation of Consolidated Interest Expense shall not give effect to any Indebtedness incurred on the date of determination pursuant to Section 6.11;

(ii)           if the Borrower or any of its Restricted Subsidiaries has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period; provided, however, that the pro forma calculation of Consolidated Interest Expense shall not give effect to the discharge on the date of determination of any Indebtedness to the extent such discharge results from the proceeds of Indebtedness incurred pursuant to Section 6.11;

(iii)          if since the beginning of such period the Borrower or any of its Restricted Subsidiaries shall have made any Asset Sale, Consolidated EBITDA for such period shall be reduced by an amount equal to Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period, or increased by an amount equal to Consolidated EBITDA (if negative), directly attributable thereto to such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Borrower or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Borrower and its continuing Restricted Subsidiaries in connection with such Asset Sale for such period (or if the Capital Stock of any its Restricted Subsidiaries is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(iv)          if since the beginning of such period the Borrower or any of its Restricted Subsidiaries (by merger or otherwise) shall have made an Investment in any of its Restricted Subsidiaries (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

(v)           if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the Borrower or was merged with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such period) shall have made any Asset Sale, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (iii) or (iv) above if made by the Borrower or one of its Restricted Subsidiaries during such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition had occurred on the first day of such period.

For purposes of this definition, wherever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be made in compliance with Article 11 of Regulation S-X, as determined in good faith by a responsible financial or accounting officer of the Borrower.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).  If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes.  When calculating the Consolidated Interest Coverage Ratio for any period, the Borrower shall utilize a currency translation methodology for the relevant period that is consistent with the Borrower’s historical method of calculating currency translations in connection with the preparation of its financial statements in accordance with SFAS 52 (also referred to as the monetary/nonmonetary method).

 “Consolidated Interest Expense” means, for any Person, for any period, the aggregate of the following for such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP:  (i) the amount of interest expense in respect of Indebtedness, whether paid or accrued (including amortization of original issue discount, amortization of debt issuance costs, and non-cash interest payments on any Indebtedness, the interest portion of any deferred payment obligation and after taking into account the effect of elections made under any Interest Rate Agreement, however denominated, with respect to such Indebtedness), (ii) the amount of Redeemable Dividends (to the extent not already included in Indebtedness in determining Consolidated Interest Expense for the relevant period), and (iii) the interest component of rentals in respect of any Capital Lease Obligation paid, in each case whether accrued or scheduled to be paid or accrued by such Person, during such period to the extent such amounts were deducted in computing Consolidated Net Income, determined on a consolidated basis in accordance with GAAP.    For purposes of this definition, (A) any additional amounts payable with respect to withholding or other taxes, levies, duties or assessments or governmental charges on the amounts specified in clauses (i), (ii) and (iii) above (including Additional Amounts payable under this Agreement) shall not be included in the calculation of Consolidated Interest Expense, and (B) interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of Consolidated Indebtedness of the Borrower and its Restricted Subsidiaries as of such date of determination to (y) Consolidated EBITDA of the Borrower for the most recent four consecutive fiscal quarters ending on or prior to such date of determination (the “Reference Period”); provided, however, that:

(i)            if the Borrower or any Restricted Subsidiary of the Borrower has incurred any Indebtedness (including Acquired Debt) or if the Borrower has issued any Disqualified Stock or if any Restricted Subsidiary of the Borrower has issued any Preferred Stock (other than to the Borrower or another Restricted Subsidiary) since the beginning of such period that remains outstanding on the date of such determination or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an incurrence of Indebtedness (including Acquired Debt) or the issuance of Disqualified Stock by the Borrower, Consolidated EBITDA for such period and Consolidated Indebtedness at the date of determination will be calculated after giving effect on a pro forma basis to (A) such Indebtedness, Disqualified Stock or Preferred Stock, as applicable, as if such Indebtedness had been incurred or such stock had been issued on the first day of such period, (B) the discharge of any other Indebtedness or Retirement of any Disqualified Stock repaid, repurchased, defeased, retired or otherwise discharged with the proceeds of such new Indebtedness or sale of stock as if such discharge had occurred on the first day of such period, and (C) the interest income realized by the Borrower or its Restricted Subsidiaries on the proceeds of such Indebtedness or of such stock sale, to the extent not yet applied at the date of determination, assuming such proceeds earned interest at the rate in effect on the date of determination from the first day of the Reference Period through such date of determination,

(ii)           if since the beginning of the Reference Period the Borrower or any Restricted Subsidiary of the Borrower has made any sale of assets (including, without limitation, any Asset Sales or pursuant to any Sale and Leaseback Transaction), Consolidated EBITDA for the Reference Period shall be (A) reduced by an amount equal to the portion of Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such sale of assets for the Reference Period or (B) increased by an amount equal to the portion of Consolidated EBITDA (if negative) directly attributable thereto for the Reference Period,

(iii)          if the Borrower has irrevocably reserved in a specified account an amount of cash or Government Securities sufficient to satisfy its obligations through the maturity of any Indebtedness, such Indebtedness shall not be deemed to be outstanding for such period or at such date of determination for purposes of calculating the Consolidated Leverage Ratio (regardless of whether such transaction is considered a defeasance of such Indebtedness under FAS 125 or otherwise for accounting purposes), and

(iv)          if since the beginning of the Reference Period the Borrower or any Restricted Subsidiary of the Borrower (by merger or otherwise) has made an Investment in any Restricted Subsidiary of the Borrower (or any Person which becomes a Restricted Subsidiary of the Borrower) or has made an acquisition of assets, including, without limitation, any acquisition of assets occurring in connection with a transaction causing a calculation of Consolidated EBITDA to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA for the Reference Period will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness (including Acquired Debt)) as if such Investment or acquisition occurred on the first day of the Reference Period.

For purposes of this definition, wherever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be made in compliance with Article 11 of Regulation S-X, as determined in good faith by a responsible financial or accounting officer of the Borrower.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).  If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes.  When calculating the Consolidated Leverage Ratio for any period, the Borrower shall utilize a currency translation methodology for the relevant period that is consistent with the Borrower’s method of calculating currency translations in connection with the preparation of its financial statements in accordance with SFAS 52 (also referred to as the monetary/nonmonetary method).

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(i)            any taxes, assessments, levies or other charges imposed by any governmental authority on the revenues of any such Person or its Restricted Subsidiaries shall be treated as an operating expense,

(ii)           the cumulative effect of a change in accounting principles shall be excluded, and

(iii)          the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Borrower or one of its Restricted Subsidiaries.

 “Consolidated Net Worth” means, with respect to any Person as of any date:

(i)            the consolidated equity of the common equity holders of such Person and its Restricted Subsidiaries as of such date; plus

(ii)           the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred Equity Interests (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends or other distributions unless such dividends or other distributions may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred Equity Interests; minus

(iii)          all increases in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person subsequent to the Closing Date (other than increases resulting from foreign currency translations and increases in the book value of tangible assets of a going-concern business made within 12 months after the acquisition of such business); minus

(iv)          all investments as of such date in unconsolidated subsidiaries and in Persons that are not Restricted Subsidiaries; minus

(v)           all unamortized debt discount and expense and unamortized deferred charges as of such date.

“Contractual Obligations” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument or arrangement (whether in writing or otherwise) to which such Person is a party or by which it or any of such Person’s property is bound.

“Contingent Investment” means, with respect to any Person, (i) any Guarantee by such Person of the performance of another Person or (ii) any commitment by such Person to invest in another Person.  Any Investment that consists of a Contingent Investment shall be deemed made at the time that the Guarantee of performance or the commitment to invest is given, and the amount of such Investment shall be the maximum monetary obligation under such Guarantee of performance or commitment to invest.  To the extent that a Contingent Investment is released or lapses without payment under the Guarantee of performance or the commitment to invest, such Investment shall be deemed not made to the extent of such release or lapse.  With respect to any Contingent Investment, the payment of the Guarantee of performance or the payment under the commitment to invest shall not be deemed to be an additional Investment.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Debtors” shall have the meaning assigned to such term in the Recitals hereto.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Defined Benefit Plan” shall mean a defined benefit plan within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code that is subject to Title IV of ERISA.

“Disqualified Stock” means any Capital Stock to the extent that, and only to the extent that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the date on which the Amended Note matures; provided, however, that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Borrower to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control occurring prior to the first anniversary of the final maturity of the Amended Note shall not constitute Disqualified Stock if the change in control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions applicable to the Amended Note described under Section 6.08 and such Capital Stock specifically provides that the Borrower will not repurchase or redeem any such stock pursuant to such provisions prior to the Borrower’s repurchase of such Amended Note as are required to be repurchased pursuant to Section 6.08.

“Dominican License” means the Concession Agreement for the Operation of Telecommunications Services in the Dominican Republic, dated February 23, 1996, between the Dominican Ministry of Public Works and Borrower, as such agreement may be amended, modified, replaced, renewed or extended, from time to time.

“EBITDA” shall mean, with respect to any period, the Borrower and its respective Subsidiaries’ consolidated net income after taxes for such period (excluding any after-tax gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business) and excluding other after-tax extraordinary gains or losses) plus interest expense, income tax expense, depreciation and amortization for such period, minus or plus any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period, all on a consolidated basis.

“Eligible Institution” means a commercial banking institution that has combined capital and surplus of not less than US$500 million or its equivalent in foreign currency, whose debt is rated “A” (or higher) according to Standard & Poor’s or Moody’s at the time as of which any deposit or Investment therein is made.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock or that are measured by the value of Capital Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations thereunder.

“Executive Order” shall have the meaning assigned to that term in Section 4.24.

“Existing Collateral Documents” shall have the meaning assigned to such term in the Recitals hereto.

“Existing Notes” shall have the meaning assigned to such term in the Recitals hereto.

“Existing Obligations” shall have the meaning assigned to such term in the Recitals hereto.

“Fair Market Value” means with respect to any asset or property, the sale value that would be obtained in an arm’s length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

“Financial Statements” shall mean the Audited Financial Statements and the Unaudited Financial Statements.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect on the Closing Date, consistently applied.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any department, agency or instrumentality thereof.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(i)            to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(ii)           entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee of such Indebtedness of the payment thereof or to protect such oblige against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranty Agreement” shall means that certain Guaranty Agreement, in the form annexed hereto as Exhibit B, among the Guarantors, the Borrower and the Lenders.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under Interest Rate Agreements, Currency Agreements or any other swap or derivative transaction designed to hedge an interest rate or currency risk or exposure.

“Indebtedness” means, with respect to any Person on any date of determination,

(i)            any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations, except any such balance that constitutes, in the ordinary course, an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations or letters of credit) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP,

(ii)                                  all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person,

(iii)          all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Persons),

(iv)          all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business),

(v)           all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations in clauses (i) through (iv) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit,

(vi)          all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Stock or any warrants, rights or options to acquire such Disqualified

Stock valued, in the case of Disqualified Stock, at the greatest amount payable in respect thereof on a liquidation (whether voluntary or involuntary) plus accrued and unpaid dividends,

(vii)      the liquidation value of any Preferred Stock issued by Restricted Subsidiaries of such Person (other than to such Person) plus accrued and unpaid dividends, and

(viii)     to the extent not otherwise included, the Guarantee of items that would be included within this definition and any amendment, supplement, modification, deferral, renewal, extension or refunding of any of the above.

                Notwithstanding the foregoing, in no event will performance bonds or similar security for performance be deemed Indebtedness so long as such performance bonds or similar security for performance would not appear as a liability on a balance sheet of such Person prepared in accordance with GAAP, and provided, that the amount of any Indebtedness in respect of any Guarantee shall be the maximum principal amount of the Indebtedness so guaranteed.

“Indemnified Party” shall have the meaning assigned to that term in Section 5.01.

“Indenture” means that certain Indenture entered into as of the date hereof, among the Borrower, Parent, the guarantors parties named therein and the Trustee, as amended, supplemented or otherwise modified from time to time.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, between the Lenders and [                ], in its capacity as Collateral Agent, and acknowledged by the Borrower, substantially in the form attached as Exhibit C hereto, as amended, supplemented or otherwise modified from time to time.

“Interest Expense” shall mean, with respect to the Borrower and its respective Subsidiaries on a consolidated basis for any period, the sum of (a) gross interest expense of the Borrower and its respective Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including (i) the amortization of debt discounts, (ii) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) all commissions paid to factors during such period, and (b) any other capitalized interest of the Borrower and its respective Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Rate” means the annual interest rate applicable at any time and from time to time with respect to the Amended Note, as provided in the Amended Note.

“Interest Rate Agreements” means (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect a Person against fluctuations in interest rates.

“Inventory” shall have the meaning assigned to the term in the New York Uniform Commercial Code.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans, Guaranties, Contingent Investments, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of any other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  If Parent, the Borrower or any Subsidiary of Parent or the Borrower sells or otherwise disposes of any Capital Stock of any direct or indirect Subsidiary of the Borrower, such that after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Borrower, the Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Subsidiary not sold or disposed of.  The acquisition by the Borrower or any Subsidiary of the Borrower of a Person that holds an investment in a third person will be deemed to be an Investment by the Borrower or such Subsidiary in such third Person in an amount equal to the Fair Market Value of such Investment held by the acquired Person in such third Person.

“Lender” shall have the meaning set forth in the first paragraph of this Agreement.

“Liabilities” shall have the meaning assigned to that term in Section 5.01.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, hipoteca, prenda, oposicion, embargo, or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the New York Uniform Commercial Code (or equivalent statutes of any jurisdiction).

“Loan” shall have the meaning assigned to such term in the Recitals hereto.

“Marketable Securities” means:

(i)            Government Securities,

(ii)           any certificate of deposit maturing not more than 270 days after the date of acquisition that is issued by, or time deposit of, an Eligible Institution,

(iii)          commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of the Borrower) with a rating, at the time as of which any investment therein is made, of “A-1” (or higher) according to Standard & Poor’s or “P-1” (or higher) according to Moody’s,

(iv)          any banker’s acceptances or money market deposit accounts issued or offered by an Eligible Institution, and

(v)           any fund with assets of at least $500 million investing exclusively in investments of the types described in clauses (i) through (iv) above.

“Material Adverse Effect” shall mean a material adverse effect on (i) the ability of any of the Debtors to fully and timely perform their Obligations; (ii) the Lien on any material portion of the Collateral or the priority of such Lien; or (iii) the rights, remedies and benefits available to, or conferred upon any Lender.

“Modification” shall have the meaning assigned to that term in Section 10.04.

“Mortgaged Property” shall mean the collective reference to the assets included in the term “Property” in the Mortgages, respectively.

“Mortgages” means any mortgages, contratos de hipoteca, deeds of trusts or other instruments entered into by the Borrower or any Guarantor on, before or after the Closing Date evidencing or creating a Lien on real property (or any right therein or with respect thereto) in favor of the Lenders in accordance with the terms of the Agreement.

“Net Income” means, with respect to any Person, the net income (or if negative, the net loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to Sale and Leaseback Transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“New Secured Collateral” means the assets subject to the Liens created by the new Secured Note Documents.

“New Secured Note Documents” means the Indenture pursuant to which the New Secured Notes were issued by the Borrower and any mortgages, pledges, stock pledges, deeds of trust, pledge agreements, collateral assignments, security agreements, fiduciary transfers, debentures, fiduciary assignments or other agreements or instruments evidencing or creating any Liens in favor of the Collateral Agent in all or any portion of the New Secured Collateral, in each case, as amended, restated, extended, renewed, supplemented or otherwise modified from time to time, in accordance with their terms.

“New Secured Noteholder “ means each holder of New Secured Notes.

“New Secured Notes” means the notes issued by the Borrower to each New Secured Noteholder pursuant to the Indenture and all related New Secured Note Documents.

“New York Uniform Commercial Code” means the Uniform Commercial Code (or any successor statute), as enacted in the State of New York at the relevant time.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guaranties of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“OFAC” shall have the meaning assigned to that term in Section 4.24.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, Controller, Secretary or any Vice-President of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of such Person.

“Opening Balance Sheet” shall mean the audited consolidated and consolidating balance sheet of the Borrower dated as of                                    .

“Opinion of Counsel” means an opinion from legal counsel, who may be an employee of or counsel to Parent, the Borrower, or any Restricted Subsidiary of the Borrower.

“Outstanding Borrowings” shall mean all Indebtedness of the Borrower for money borrowed that is outstanding at the relevant time of determination.

“Parent” shall have the meaning provided in the Indenture.

“Permitted Encumbrances” means

(i)            Liens in favor of the Borrower,

(ii)           Liens on property existing at the time of acquisition thereof by the Borrower or any Restricted Subsidiary of the Borrower; provided, that such Liens were in existence prior to the contemplation of such acquisition,

(iii)          Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business,

(iv)          Liens for taxes, assessments or governmental claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings timely instituted and diligently concluded; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor,

(v)           Liens on existing Telecommunications Related Assets existing during the time of the construction thereof, in each case to the extent the Investment in such assets is permitted under this Agreement,

(vi)          Liens to secure any Permitted Refinancing of any Indebtedness secured by Liens referred to in the foregoing clauses (ii), (iii), and (ix) but only to the extent that such Liens do not extend to any other Collateral,

(vii)         easements, rights of way, municipal and zoning ordinances and similar charges and encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Borrower or any Restricted Subsidiary,

(viii)        Liens in favor of the Lenders, and

(ix)           Liens in favor of the Collateral Agent for itself or for the benefit of the New Secured Noteholders as provided in the Indenture as in effect on the date hereof.

“Permitted Investment” means

(i)            any Investments in the Borrower or any Restricted Subsidiary of the Borrower or any Person that will become a Restricted Subsidiary, provided, however, such Restricted Subsidiary’s primary business is a Telecommunications Business,

(ii)           any Investments in Marketable Securities,

(iii)          Investments by the Borrower or any Restricted Subsidiary of the Borrower in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Borrower or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower, provided, however, such Restricted Subsidiary’s primary business is a Telecommunications Business,

(iv)          any Investment in property or assets to be used in (a) any line of business in which the Borrower or any of its Restricted Subsidiaries was engaged on the Closing Date or (b) any Telecommunications Business,

(v)           Investments in any Person primarily engaged in the Telecommunications Business in connection with the acquisition of such Person or substantially all of the property or assets of such Person by the Borrower or any Restricted Subsidiary of the Borrower; provided, that within 90 days from the first date of any such Investment, either (a) such Person becomes a Restricted Subsidiary of the Borrower or any of its Restricted Subsidiaries or (b) the amount of any such Investment is repaid in full to the Borrower or any of its Restricted Subsidiaries,

(vi)          Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits,

(vii)         Hedging Obligations permitted to be incurred by the covenant entitled “Incurrence of Indebtedness and Issuance of Disqualified Stock”,

(viii)        Investments aggregating not more than US$10.0 million in securities or other debt instruments of companies with a minimum Moody’s rating of Aa1 and a minimum S&P bond rating of AA+ that mature or are redeemed within 180 days of the date of the purchase thereof,

(ix)           Investments aggregating not more than US$5.0 million in securities of entities that are primarily engaged in any Telecommunications Business where as a result of such investment the Borrower shall have the right to designate at least one member to the board of directors of such entity if it is a corporation or become a general partner or manager if such entity is a partnership or limited liability entity, provided, that no more than US$2.5 million of such Investments shall be in entities that, immediately after such Investment, would not qualify as a Subsidiary, and

(x)            bonds, notes, debentures or other securities received as a result of Asset Sales permitted under Section 6.12, but only to the extent permitted under such covenant.

“Permitted Refinancing” shall have the meaning set forth in the Indenture as in effect on the date hereof.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, sociedad, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” shall have the meaning assigned to such term in the Recitals hereto.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

“Redeemable Dividend” means, for any dividend with regard to Disqualified Stock and Preferred Stock, the quotient of the dividend divided by the difference between one and the maximum statutory United States federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Stock or Preferred Stock.

“Refinanced” and “Refinancing” shall have the meaning assigned to such terms in the Indenture as in effect on the date hereof.

“Requirements of Law” shall mean as to any Person, provisions of the Charter Documents or other organizational or governing documents of such Person, and all ordinances, statutes, laws (including common law), codes, rules, regulations, orders, licenses, permits, judgments, injunctions, writs, directives, decrees or the equivalent of or by any Governmental Authority.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” shall mean:

(a)           any dividend or any distribution, direct or indirect, on account of any Equity Interests of the Borrower or any of its Restricted Subsidiaries other than dividends or distributions payable (A) in Equity Interests of the Borrower that are not Disqualified Stock or (B) to the Borrower or any Restricted Subsidiary;

(b)           any payment to Retire any Equity Interests of the Borrower or any of its Subsidiaries or other Affiliate of the Borrower (other than any such Equity Interests owned by the Borrower or any Restricted Subsidiary or Equity Interests of any Subsidiary or other Affiliate of the Borrower that qualifies as a Permitted Investment), or

(c)           any payment to Retire any Indebtedness of the Borrower or its Restricted Subsidiaries that is subordinate in right of payment to the Amended Note except at final maturity or in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of Parent (including any foreign subsidiaries) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“Restructuring Expenses” means expenses incurred by the Borrower or any Restricted Subsidiary in connection with the implementation of the Plan.

“Retire” and “Retirement” mean purchase, redeem, defease, retire or otherwise acquire any interest for value.

“Sale and Leaseback Transaction” means, with respect to any Person, any direct or indirect arrangement pursuant to which any property (other than Capital Stock) is sold by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

“Securities Act” means the United States Securities Act of 1933, as amended (or any successor act), and the rules and regulations thereunder.

“Shareholders’ Agreement” means the Shareholders’ Agreement dated as of [              ] by and among Parent and the shareholders of Parent party thereto. [Note: If Parent is formed as a Delaware LLC, as permitted by the Plan, this definition will be revised to reflect the operating agreement and any related constituent documents of Parent containing such relevant governance and related provisions that would have otherwise been contained in the Shareholder’s Agreement.]

“Subsidiary” of any Person means (i) any corporation, association or business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof and (ii) any partnership (a) the sole general partner or the managing general partner of which is such

Person or a Subsidiary of such person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person or any combination thereof.

“Tangible Chattel Paper” shall have the meaning assigned to the term in the New York Uniform Commercial Code Section 9-102(a)(78).

“Taxes” shall have the meaning assigned to that term in Section 6.21.

“Taxing Authority” shall have the meaning assigned to that term in Section 6.21.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Telecommunications Business” means, when used in reference to any Person, that such Person is engaged primarily in the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications related network equipment, software and other devices for use in a Telecommunications Business or (iii) evaluating, participating in or pursuing any other activity or opportunity that is related to those identified in (i) or (ii) above; provided, that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors.

“Telecommunications Related Assets” means all assets, rights (contractual or otherwise), concessions, including, without limitation, the Dominican License, and any other license, permits, frequencies and properties, whether tangible or intangible, used in connection with a Telecommunications Business.

“Transaction Documents” shall mean collectively, this Agreement, the Amended Note, the Guaranty Agreement, the Intercreditor Agreement, the Amended Collateral Documents and any and all other agreements, instruments and other documents executed by any of the Credit Parties and delivered in connection herewith and therewith.

“Transfer Taxes” shall have the meaning assigned to that term in Section 3.15.

“Trustee” means the party named as such in the Indenture until a successor replaces it in accordance with the applicable provisions of the Indenture and thereafter means the successor serving thereunder.

“Unaudited Financial Statements” shall have the meaning assigned to that term in Section 4.09(a).

“Unrestricted Subsidiary” means any Subsidiary of the Borrower that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution.

“USA Patriot Act” shall have the meaning assigned to that term in Section 4.24.

“Vendor Indebtedness” means any Indebtedness of the Borrower or any Subsidiary incurred in connection with the financing of Telecommunications Related Assets.

“Voting Stock” of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date of determination, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the total of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date of determination and the date on which such payment is due; provided, however, that with respect to Capital Lease Obligations, the maturity date with respect to such Obligation shall be calculated after giving effect to all renewal options by the lessee.

1.02.       Accounting Terms: Financial Statements.  All accounting terms used herein and not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP, as consistently applied to the applicable Person.  Financial statements and other information furnished after the date hereof pursuant to the Agreement or the other Transaction Documents shall be prepared in accordance with GAAP as in effect at the time of such preparation, provided, however, that no “Accounting Changes” (as defined below) shall be taken into account in determining compliance with the financial covenants, standards or terms in this Agreement.  The Borrower shall prepare footnotes to each Compliance Certificate and the financial statements required to be delivered hereunder that show the differences between the basis for calculating financial covenant compliance (the calculation of financial covenant compliance shall not be based upon nor  reflect such Accounting Changes) and the financial statements delivered (which shall reflect such Accounting Changes).

“Accounting Changes” means: (a) changes in accounting principles required by GAAP and implemented by the Borrower; (b) changes in accounting principles recommended by the Borrower’s certified public accountants and implemented by the Borrower; and (c) changes in carrying value of the Borrower’s or any of its respective Subsidiaries’ assets, liabilities or equity accounts resulting from (i) the application of purchase accounting principles (FASB 141/142 and certain A.P.B. interpretations, EITF 88-16 and FASB 109) to the purchase and sale of the Securities or the other transactions described in the Transaction Documents, or (ii) as the result of any other adjustments that, in each case, were applicable to, but not included in, the Opening Balance Sheet.  All such adjustments resulting from expenditures made subsequent to the Closing Date (including, but not limited to, capitalization of costs and expenses or payment of pre-Closing Date liabilities) that were not accrued on the Opening Balance Sheet shall be treated as expenses in the period the expenditures are made.

1.0.3.      Knowledge of the Borrower.  All references to the knowledge of the Borrower or to facts known by the Borrower shall mean actual knowledge or notice of the Chief

Executive Officer, President, Chief Accounting Officer or such other officers with similar responsibilities.

ARTICLE 2

EXCHANGE OF THE ORIGINAL NOTES FOR THE AMENDED NOTE

2.01.       Exchange of the Existing Obligations.

(a)           On the terms and subject to the conditions herein set forth, the Borrower agrees that it will deliver to the Lenders, and the Lenders agree that they will accept from the Borrower, on the Closing Date, in exchange for the delivery by the Lenders to the Borrower of the Existing Notes, the Amended Note duly executed by the Borrower whereupon the Existing Obligations shall be, and for all purposes be deemed to be, amended and restated in accordance with, and thereupon in all respects governed by, the terms of this Agreement and the Amended Note and the Borrower shall be and become obligated in respect of all Obligations owed to Lenders hereunder, under the Amended Note and the other Transaction Documents.

(b) The Borrower and the Lenders agree that for U.S. federal income tax purposes (and any relevant provisions of state or local tax law), the issue price for the Amended Note shall be equal to its principal amount.

2.02.       Principal and Interest on the Amended Note.  Payments of principal and interest on the Amended Note (including, without limitation, Default Interest (as such term is defined in the Amended Note)) shall be made pursuant to the terms set forth in the Amended Note and shall be made directly by wire transfer to the Lenders’ wire instructions set forth in the attached Schedule [     ] to this Agreement.

2.0.3       Reimbursements at Closing.  On the Closing Date, the Borrower shall reimburse the Lenders for all reasonable fees, charges and disbursements of Andrews Kurth LLP, as counsel to the Lenders, and Russin, Vecchi & Heredia Bonetti, as Dominican Republic counsel to the Lenders, incurred in connection with (i) the negotiation, documentation, and execution and delivery of the Transaction Documents; and (ii) the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that in no event shall (x) such reimbursements exceed $30,000 in any month in the aggregate, and (y) the Lenders be entitled to reimbursement in connection with any opposition (including, without limitation, any opposition consisting of litigation commenced by the Lenders) interposed by Lenders to the Plan, the restructuring contemplated by the Plan, or the Debtors’ implementation and consummation the Plan and the transactions contemplated thereunder.  The payments set forth in this Section 2.03 shall be made by wire transfer of immediately available funds to the Lenders’ account designated in Schedule [     ] to this Agreement.

2.0.4.      Closing.  The exchange of the Existing Notes for the Amended Note shall take place at the closing (the “Closing”) to be held at [              ].  At the Closing, the Borrower shall deliver the Amended Note to the Lenders and, upon the Lenders’ receipt of the Amended Note, the Lenders shall deliver the Existing Notes to the Borrower.

2.05.                     Interest on Existing Notes.  Notwithstanding anything to the contrary expressed or implied herein, in accordance with the Plan, the Borrower shall pay to the Lenders interest on the Existing Notes through, but not including, the Closing Date, at the interest rates set forth in the Existing Notes and in the manner set forth in the Existing Notes in accordance with the Plan.

2.06.                     Effect of Existing Collateral Documents.  Notwithstanding anything to the contrary expressed or implied herein, the Borrower acknowledges and agrees that the Existing Collateral Documents shall remain in full force and effect, and the liens provided for therein shall remain in all respects effective and perfected until all filings called for by the Amended Collateral Documents shall have been duly made and until all Liens provided for in the Amended Collateral Documents shall have been made effective and perfected.  The Borrower further acknowledges and agrees that in no event shall the execution and delivery of the Amended Collateral Documents by the Credit Parties, or the effectiveness and perfection of the Liens contemplated thereby, constitute a Novation or “Novacion” under the terms of Articles 1271 through 1281 of the Civil Code of the Dominican Republic or any other applicable law.

ARTICLE 3

CONDITIONS PRECEDENT TO THE PERFORMANCE OF OBLIGATIONS

BY THE LENDER

The obligations of the Lenders at the Closing to amend and restate the Existing Notes and perform any obligations hereunder shall be subject to the reasonable satisfaction as determined by, or waived by, the Lenders of the following conditions on or before the Closing Date; provided, however, that any waiver of a condition shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant or of any misrepresentation by the Borrower.

3.01.                     Representations and Warranties.  The representations and warranties of Borrower contained in Article 4 hereof shall be true and correct at and as of the Agreement Date and, in the event that the Closing Date occurs after the Agreement Date, such representations and warranties will be deemed to be repeated on the Closing Date except to the extent that any such representation or warranty is expressly stated to have been made as of a specific date.

3.02.                     Compliance with this Agreement.  Borrower shall have performed and complied with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by Borrower on or before the Closing Date.

3.03.                     [Intentionally deleted].

3.04.                     [Intentionally deleted].

3.05.                     No Material Judgment or Order.  There shall not be on the Closing Date any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which, in the reasonable judgment of the Lenders, would prohibit the issuance of the Amended Note hereunder or subject the Lenders to any penalty or other onerous condition under or pursuant to any Requirement of Law if the Amended Note were to be issued hereunder.

3.06.                     Good Standing Certificates.  Borrower shall have delivered to the Lenders, as of the Closing Date, a certificate from the Chamber of Commerce having proper jurisdiction, certifying that the Borrower is duly registered and that its Mercantile Registry is up to date.

3.07.                     Parties to the New Secured Note Documents and Intercreditor Agreement  On the Closing Date and as provided in the Plan, the Lenders shall have received evidence satisfactory to them that the Trustee and the Collateral Agent have entered into the New Secured Note Documents to which they are parties and that the Collateral Agent has entered into the Intercreditor Agreement, in each case in the form substantially similar to the form previously delivered to the Lenders.

3.08.                     Perfection of Security Interests. On or before the Closing Date, each of the following shall have occurred: (i) the Amended Collateral Documents shall be in such form as is, in the reasonable judgment of Russin, Vecchi & Heredia Bonetti, Dominican Republic counsel to the Lender, suitable for filing with those offices of Governmental Authorities in the Dominican Republic in which such filing is necessary or appropriate to perfect under applicable law the security interests contemplated thereby granted in favor of the Lenders, (ii) the due execution and delivery to the Lenders by the Borrower of the Amended Collateral Documents, in such form, and (iii) the delivery to the Lenders of those tax receipts, certificates of title and other documents that are, in the reasonable judgment of such Dominican Republic counsel, necessary in order that any such filing may be duly made with such offices of Governmental Authorities.

3.09.                     Fees, Etc.  On the Closing Date, the Lenders shall have received all costs, fees and expenses payable to the Lenders by Borrower on or before the Closing Date pursuant to the Transaction Documents.

3.10.                     Security Interests, Mortgage Registration Recording Fees & Transfer Taxes. Borrower shall have paid (or, solely in those cases where Collateral Fees and Transfer Fees cannot be calculated as of the Closing Date, made, in the reasonable judgment of the Lenders, adequate provision for the payment of) all (i) security interest and mortgage registration and recording fees payable under applicable law and relating to the Collateral (“Collateral Fees”) and (ii) sales, use, transfer, real property transfer, stamp, registration and other similar Taxes (“Transfer Taxes”), if any, arising out of or in connection with the transactions effected pursuant to this Agreement (whether or not such Transfer Taxes are the legal liability of Borrower).

3.11.                     Consummation of Plan.  (i) The Bankruptcy Court shall have entered an order confirming the Plan (the “Confirmation Order”) and authorizing the Debtors to enter into the Transaction Documents, and (ii) the conditions to the effectiveness of the Plan shall have occurred or have been waived in accordance with the terms of the Plan.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

Borrower hereby represents and warrants to the Lenders as follows as of the date hereof:

4.01.                     Existence and Power.  Borrower: (a) has all requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged; (b) is licensed, duly qualified as a foreign entity where applicable, and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify would not have a Material Adverse Effect; and (c) has the power and authority to execute, deliver and perform its obligations under each Transaction Document to which it is or will be a party and, to issue the Amended Note.

4.02.                     Authorization; No Contravention.  The execution, delivery and performance by Borrower of this Agreement and any other Transaction Document to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the issuance of, or performance of the terms of, the Amended Note: (a) have been duly authorized by all necessary action; (b) do not and will not contravene the terms of Borrower’s Charter Documents, or any amendment thereof or any Requirement of Law applicable to Borrower or its assets, business or properties; (c) do not and will not (i) conflict with, contravene, result in any violation or breach of or default under (with or without the giving of notice or the lapse of time or both) any other agreement, (ii) create in any other Person a right or claim of termination or amendment, or (iii) require modification, acceleration or cancellation of any material Contractual Obligation of Borrower; and (d) do not and will not result in the creation of any Lien (or obligation to create a Lien) against any property, asset or business of the Borrower other than Permitted Encumbrances

4.03.                     Governmental Authorization; Third Party Consents.  Except for (i) the requirements of applicable “blue sky” laws, (ii) the entry of the Confirmation Order, and (iii) subject to the satisfaction of the condition precedents set forth in Section 3.09, the filing with the appropriate offices of Governmental Authorities after the Closing Date of Amended Collateral Documents whose filing with such offices was not practicable on the Closing Date, and as set forth on Schedule 4.03, no approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by (including, without limitation, the payment of interest on the Amended Note), or enforcement against, the Borrower of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except where failure to obtain such approval or failure to satisfy such waiting period would not have a Material Adverse Effect.

4.04.                     Binding Effect.  This Agreement, and each of the Transaction Documents to which any Borrower is or will be a party, has been and will be duly executed and delivered by

Borrower, and this Agreement constitutes, and such Transaction Documents will constitute, the legal, valid and binding obligations of Borrower enforceable by the Lenders against Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally, considerations of public policy (including self-help limitations), and by general principles of equity relating to enforceability.

4.05.                     No Default or Breach.  After giving effect to the Confirmation Order and the occurrence of the Effective Date, and except as set forth in Schedule 4.06 hereto, no event is continuing or would result from the incurring of obligations by Borrower under the Transaction Documents which constitutes or, with the giving of notice or lapse of time or both, would constitute an Event of Default.  After giving effect to the Confirmation Order and the occurrence of the Effective Date, the Borrower is not in default under any material Contractual Obligation to which it is a party or by which it is bound, nor does Borrower know of any dispute regarding any Contractual Obligation which would have a Material Adverse Effect.

4.06.                     Representation and Warranties in the Transaction Documents.  All representations and warranties set forth in the Transaction Documents are true and correct in all material respects as of the Agreement Date when such representations and warranties were made (or deemed made), and shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

4.07.                     Anti-Terrorism Laws.

(a)                                  The Borrower is not in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56 (the “USA Patriot Act”).

(b)                                 The Borrower is not any of the following:

(i)                                     a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)                                  a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                               a Person or entity with which the Lenders are prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)                              a Person or entity that commits, threatens or conspires to commit, or supports “terrorism” as defined in the Executive Order; or

(v)                                 a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)                                  The Borrower does not (i) conduct any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deal in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engage in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

4.08.                     Outstanding Borrowings.  There are no material Outstanding Borrowings of any Debtor as of the Closing Date other than Indebtedness under this Agreement, the New Secured Notes or as otherwise expressly permitted by the Plan or the New Secured Note Documents.

ARTICLE 5

INDEMNIFICATION

5.01.                     Indemnification.  In addition to all other sums due hereunder or provided for in this Agreement, Borrower agrees to indemnify and hold harmless the Lenders and each of its officers, directors, agents, employees and controlling persons (each, an “Indemnified Party”) to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between Borrower and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) or other liabilities or losses (collectively, “Liabilities”) resulting from or arising out of any breach of any representation or warranty, covenant or agreement of Borrower in this Agreement, and any other Transaction Documents, including without limitation, the failure to make payment when due of amounts owing pursuant to this Agreement, and any other Transaction Documents, on the due date thereof (whether at the scheduled maturity, by acceleration or otherwise); provided, however, that Borrower shall not be liable under this Section 5.01 to an Indemnified Party: (a) for any amount paid by the Indemnified Party in settlement of claims by the Indemnified Party without Borrower’s consent (which consent shall not be unreasonably withheld if such settlement does not impose any obligation on Borrower or its Affiliates, and includes a release of all claims and liabilities in favor of Borrower and its Affiliates), (b) to the extent there is a final judicial determination by a court of competent jurisdiction that such Liabilities resulted from the willful misconduct, gross negligence or fraud of such Indemnified Party, (c) to the extent there is a final judicial determination by a court of competent jurisdiction that such Liabilities resulted from the breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained in this Agreement, (d) to the extent that there is a final judicial determination by a court of competent jurisdiction that such Liabilities arose directly or indirectly from any Indemnified Party’s purchases, assignments or transactions pursuant to which such Indemnified Party became the holder of any Existing Obligations and (e) to the extent that the Liabilities relate to the Borrower’s compliance with the Plan or its compliance with the Confirmation Order; provided, further, that if and to the extent that such indemnification is unenforceable for any reason, Borrower shall make the maximum contribution to the payment and satisfaction of such Liabilities which shall be permissible under applicable laws.  In connection with the obligation of Borrower to indemnify for expenses as set forth above, each Indemnified Party seeking such indemnification shall present to Borrower appropriate invoices containing reasonable detail, for all such expenses (including, without limitation, reasonable fees, disbursements and other charges of outside counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between Borrower and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) and Borrower agrees that, upon receipt of such invoices, Borrower shall make reimbursement to such Indemnified Party as such expenses are incurred by such Indemnified Party; provided, however, that if an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent there is a final judicial determination by a court of competent jurisdiction that the Liabilities in question resulted from (i) the willful misconduct, gross negligence or fraud of such Indemnified Party, (ii) the breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained in this Agreement or any other Transaction Document, (iii) the Indemnified Party’s purchases, assignments or transactions pursuant to which such Indemnified Party became the holder of any Existing Obligations, or (iv) Liabilities that relate to the Borrower’s compliance with the Plan or its compliance with the Confirmation Order.

5.02.                     Procedure; Notification.  Each Indemnified Party under this Article 5 will, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from Borrower under this Article 5, notify Borrower in writing of the commencement thereof. The omission of any Indemnified Party to notify Borrower of any such action shall not relieve Borrower from any liability which it may have to such Indemnified Party unless, and only to the extent that, such omission results in Borrower’s forfeiture of substantive rights or defenses. In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify Borrower of the commencement thereof, Borrower shall be entitled to assume the defense thereof at their own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action, claim or proceeding in which Borrower, on the one hand, and an Indemnified Party shall have the right to employ separate counsel at Borrower’s expense and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between Borrower, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that in no event shall Borrower be required to pay fees and expenses under this Article 5 for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions. Borrower agrees that it will not, without the prior written consent of the Lenders, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the

Lenders and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. Borrower shall not be liable for any settlement of any claim, action or proceeding effected against an Indemnified Party without its written consent (which consent shall not be unreasonably withheld if such settlement does not impose any obligation on Borrower or its Affiliates, and includes a release of all claims and liabilities in favor of Borrower and its Affiliates). The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement of otherwise.

ARTICLE 6

COVENANTS

Until the payment by the Borrower of all principal of and interest on the Amended Note and all other amounts due to the Lenders under this Agreement and the other Transaction Documents, including, without limitation, all fees, expenses and amounts due in respect of indemnity obligations under Article 5, Borrower hereby covenants and agrees with the Lenders as follows:

6.01.                     Payment of Amended Note.  The Borrower shall pay or cause to be paid the principal of, premium, if any, and interest on the Amended Note at the Interest Rate on the dates and in the manner provided in the Amended Note and this Agreement.  Principal, premium, if any, and interest shall be considered paid on the date due if the Lenders hold as of the due date money deposited by, or on behalf of, the Borrower in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.  The Borrower shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law, as defined below) on overdue principal at the rate equal to 1% (one percent) in excess of the otherwise applicable Interest Rate on the Amended Note to the extent lawful until such overdue principal is paid; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful until such overdue installments of interest are paid.

6.02.                     Further Assurances.

(a)                                  The Borrower shall execute and deliver such additional instruments, certificates or documents, and take such actions as may be reasonably required from time to time in order to:

(i)                                     carry out more effectively the purposes of the pledge and guaranty made in any applicable Transaction Document and the Amended Collateral Documents;

(ii)                                  create, grant, perfect and maintain the validity, effectiveness and priority of any of the Amended Collateral Documents and the Liens created therein, or intended to be created by the Amended Collateral Documents; and

(iii)                               ensure the protection and enforcement of any of the rights granted or intended to be granted to the Lenders under any other instrument executed in connection therewith.

(b)                                 Upon the exercise by the Lenders of any power, right, privilege or remedy under this Agreement or any of the Amended Collateral Documents which requires any consent, approval, recording, qualification or authorization of any governmental authority, the Borrower shall execute and deliver all applications, certifications, instruments and other documents and papers that may be required of the Borrower for such governmental consent, approval, recording, qualification or authorization.

6.03.                     [Intentionally deleted]

6.04.                     Reports.

(a)                                  So long as any of the Amended Note remains outstanding, the Borrower shall furnish to the Lenders:

(i)                                     unless otherwise required to be filed with the Commission under cover of an appropriate form, all quarterly (not later than 90 days after the end of each fiscal quarter) and annual (not later than 180 days after the end of the fiscal year) consolidated financial statements that would be required to be contained in a filing with the Commission on Forms 10-Q and 20-F, respectively, under the Exchange Act if the Borrower were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the applicable reporting period that describes the financial condition and results of operations of the Borrower and its Restricted Subsidiaries and, with respect to the annual information only, a report thereon by the Borrower’s independent certified public accountants;

(ii)                                  unless otherwise required to be filed with the Commission, all information that would be required to be filed with the Commission on Form 6-K or 8-K, as applicable, under the Exchange Act if the Borrower were required to file such reports (clauses (i) and (ii) hereof shall collectively be referred to as the “Financial Reports”); and

(iii)                               any reports required to be filed in the Parent’s and/or Borrower’s jurisdiction of organization.

(b)                                 Together with the information provided pursuant to clause (a) above, the Borrower will provide supplemental financial information to the extent permitted by the Commission in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of such reports or other section of such reports as appropriate consisting of revenue (allocated between domestic and international operations), expense, earnings before interest and taxes, net income, capital expenditures, cash, debt, depreciation and amortization and subscriber data for the Borrower and reflecting elimination of intercompany transactions.  In the event the Commission does not permit such supplemental financial information to be included in such Financial Reports, then the Borrower shall supply such information supplementally to the Lenders, unless providing such information supplementally would, in the reasonable judgment of counsel to the Borrower, violate applicable law.

(c)                                  The Borrower shall provide the Lenders with a sufficient number of copies of all Financial Reports.

6.05.                     Compliance Certificate.

(a)                                  The Borrower shall deliver to the Lenders, within 180 days after the end of each fiscal year of the Borrower, an Officers’ Certificate substantially in the form of Exhibit D (the “Compliance Certificate”) hereto stating that (i) a review of the activities of the Borrower and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Borrower has (x) kept, observed, performed and fulfilled, and (y) caused each of its Restricted Subsidiaries to keep, observe, perform and fulfill, its obligations under this Agreement including, but not limited to, an express statement as to whether the Borrower is in compliance with the Consolidated Interest Coverage Ratio and the Consolidated Fixed Charge Coverage Ratio required pursuant to Sections 6.16 and 6.17 herein, and (ii) as to each such Officer signing such certificate, that to the best of his or her knowledge (A) the Borrower has kept, observed, performed and fulfilled, and has caused each of its Restricted Subsidiaries to keep, observe, perform and fulfill, each and every covenant contained in this Agreement and is not in default in the performance or observance of any of the terms, provisions and conditions of this Agreement to be performed or observed by it (or, if a Default or Event of Default shall have occurred, describing all such defaults or Events of Default of which he or she may have knowledge and what action each is taking or proposes to take with respect thereto) and (B) no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Amended Note is prohibited or if such event has occurred, a description of the event and what action each is taking or proposes to take with respect thereto.

(b)                                 So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 6.04 above shall be accompanied by a written statement of the Borrower’s independent public accountants that in making the examination necessary for certification of such financial statements, nothing has come to their attention which would lead them to believe that the Borrower and its Restricted Subsidiaries have violated any provisions of Article 4, or Article 6 of this Agreement or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c)                                  So long as any of the Amended Note is outstanding, deliver to the Lenders, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and any action the Borrower is taking or proposes to take with respect thereto.

6.06.                     Taxes.  The Borrower shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies, except as contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Lenders.

6.07.                     Stay, Extension and Usury Laws.  The Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement or the Transaction Documents; and the Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Lenders, but shall suffer and permit the execution of every such power as though no such law has been enacted.

6.08.                     Restricted Payments.

(a)                                  The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly make any Restricted Payment, unless, at the time of such Restricted Payment:

(i)                                     no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof;

(ii)                                  after giving effect to such Restricted Payment on a pro forma basis as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, the Borrower could incur at least US$1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in Section 6.10(a) hereof; and

(iii)                               such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the Closing Date (including any Restricted Payments made pursuant to clause (b)(i) of the next paragraph), is less than the sum of:

(A) 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Closing Date to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B) 100% of the aggregate net cash proceeds received by the Borrower from the issue or sale of Equity Interests of the Borrower or of debt securities or Disqualified Stock of the Borrower that have been converted into or exchanged for such Equity Interests (other than Equity Interests or convertible debt securities sold to a Subsidiary of the Borrower and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock) after the Closing Date (other than any such Equity Interests, to the extent the proceeds thereof were used as set forth in clause (b)(ii) below), plus

(C) 100% of the sum of, without duplication, (1) aggregate cash dividends or distributions received by the Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary (other than dividends or distributions used to pay any obligations of such Unrestricted Subsidiary to Persons other than the Borrower or any Subsidiary, such as income taxes), (2) the amount of the principal and interest payments received since the Closing Date by the Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary and (3) the net proceeds from the sale of an Investment in an Unrestricted Subsidiary received by the Borrower or any Restricted Subsidiary to the extent that the Borrower or any Restricted Subsidiary is under no obligation to return any such amounts to the Unrestricted Subsidiary, and excluding any such dividend, distribution, principal or interest payment or net proceeds that constitutes a return of capital invested in any Unrestricted Subsidiary, plus

(D) US$5.0 million.

(b)                                 The foregoing provisions in Section 6.08 (a) shall not prohibit:

(i)                                     the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of this Agreement;

(ii)                                  the Retirement of (A) any Equity Interests of the Borrower or any Restricted Subsidiary, (B) Indebtedness of the Borrower that is subordinated in right of payment to the Amended Note or (C) Indebtedness of a Restricted Subsidiary that is subordinated in right of payment to the Guaranty Agreement in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Stock);

(iii)                               the Retirement of any Indebtedness of the Borrower that is subordinated in right of payment to the Amended Note or of any Restricted Subsidiary that is subordinated in right of payment to the Guaranty Agreement in exchange for, or out of the proceeds of the substantially concurrent incurrence of Indebtedness of the Borrower (other than Indebtedness to a Restricted Subsidiary), but only to the extent that such new Indebtedness is permitted under the covenant set forth below in Section 6.10 and (A) is subordinated in right of payment to the Amended Note or the Guaranty Agreement at least to the same extent as, (B) has a Weighted Average Life to Maturity at least as long as, and (C) has no scheduled principal payments due in any amount earlier than, any equivalent amount of principal under the Indebtedness so Retired; and

(iv)                              the Retirement of any Disqualified Stock of the Borrower with the net proceeds of the sale of Disqualified Stock of the Borrower, but only to the extent that such new Disqualified Stock (A) is permitted under the covenant set forth in Section 6.10, (B) may not be retired or redeemed until all principal, interest thereon and Additional Amounts, if any, in respect of the Amended Note has been paid in full and (C) the proceeds from the issuance and sale of such new Disqualified Stock does not exceed the redemption price of the Disqualified Stock to be redeemed without regard to dividends or redemption premiums;

provided, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (b) (i), (ii), (iii) and (iv) of this Section 6.08, no Default or Event of Default shall have occurred and be continuing.

(c)                                  The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default or Event of Default pursuant to Article 8 hereof.  For purposes of making such determination, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent theretofore repaid in cash) in such Restricted Subsidiary so designated shall be deemed to be Restricted Payments at the time of such designation and shall reduce the amount available for Restricted Payments under paragraph (a) of this Section 6.08.  All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the Fair Market Value of such Investments at the time of such designation and (z) the original Fair Market Value of such Investments at the time they were made.  Such designation will only be permitted if such Restricted Payment would be permitted at such time.

(d)                                 The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Borrower of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such indebtedness is permitted under Section 6.10 hereof, (ii) no Default or Event of Default pursuant to Article 8 hereof would be in existence following such designation and (iii) such Restricted Subsidiary becomes a Guarantor immediately upon such designation.

(e)                                  Any designation of the Board of Directors pursuant to Sections 6.08(c) and 6.08(d) shall be notified by the Borrower to the Lenders by promptly delivering to the Lenders a copy of the Board Resolution giving effect to such designation and delivering the Officers’ Certificate described in Section 6.08(f).

(f)                                    Not later than the date of making any Restricted Payment, the Borrower shall deliver to the Lenders an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by Section 6.08 were computed, which calculations may be based upon the Borrower’s latest available financial statements.

6.09.                     Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a)                                  pay dividends or make any other distributions to the Borrower or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries;

(b)                                 make loans or advances to the Borrower or any of its Restricted Subsidiaries; or

(c)                                  transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing as of the Closing Date or under or by reason of:

(i)                                     the New Secured Notes and the New Secured Note Documents;

(ii)                                  applicable law;

(iii)                               any instrument governing Acquired Debt as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(iv)                              by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(v)                                 Indebtedness in respect of a Permitted Refinancing; provided, that the restrictions contained in the agreements governing such Refinancing Indebtedness are not more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

(vi)                              purchase money obligations for property acquired in the ordinary course of business or performance bonds or similar security for performance which Liens securing such obligations do not cover any asset other than the asset acquired or, in the case of performance bonds or similar security for performance, the assets associated with the Borrower’s performance;

(vii)                           Indebtedness incurred under clause (a) and (b) of Section 6.10;

(viii)                        this Agreement and the Amended Note;

(ix)                                in the case of clauses (i), (iii), (v), (vi), (vii) and (viii) above, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such dividend and other payment restrictions than those contained in such instruments as in effect on the date of their incurrence or, if later, the Closing Date.

6.10.                     Incurrence of Indebtedness and Issuance of Disqualified Stock.

(a)                                  The Borrower and its Restricted Subsidiaries may not:

(i)                                     directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable for the payment of (collectively, “incur” and, correlatively, “incurred” and “incurrence”) any Indebtedness (including, without limitation, Acquired Debt), and

(ii)                                  issue any Disqualified Stock,

provided, however, that the Borrower or any of its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Debt) or issue shares of Disqualified Stock if, after giving effect to the incurrence of such Indebtedness or the issuance of such Disqualified Stock, the Consolidated Leverage Ratio for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such incurrence or issuance does not exceed 3.5 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom).  The Senior Notes that are outstanding on the Closing Date shall be deemed to have been incurred on such date; provided that the unused amount of any line of credit available to the Borrower on such date shall not be deemed to be outstanding on such date.  If the Borrower incurs or Retires any Indebtedness or issues or redeems any Disqualified Stock subsequent to the commencement of the period for which such ratio is being calculated but prior to the event for which the calculation of the ratio is made, then the ratio will be calculated giving pro forma effect to any such incurrence or Retirement of Indebtedness, or such issuance or redemption of Disqualified Stock, as if the same had occurred at the beginning of the applicable period.  In making such calculation on a pro forma basis, interest attributable to Indebtedness bearing a floating interest rate and dividends attributable to Disqualified Stock bearing a floating dividend rate shall be computed as if the rate in effect on the date of determination had been the applicable rate for the entire period.

(b)                                 The foregoing limitation shall not apply to any incurrence by the Borrower of Indebtedness to the extent contemplated under the Plan or permitted under the Indenture as in effect on the Closing Date; provided, however, (x) if the Indebtedness is Refinanced Indebtedness, the Indebtedness being Refinanced shall not be senior in right of payment to the Amended Note Obligations, and (y) if the Indebtedness is Senior Facility Indebtedness (as such term is defined in the Indenture), the holder of such Senior Facility Indebtedness shall have entered into an intercreditor agreement with the Lenders containing terms and provisions at least as favorable to the Lenders as those contained in the Intercreditor Agreement.

6.11.                     Asset Sales.  The Borrower shall not, and shall not permit any Restricted Subsidiary, to sell, assign, transfer or otherwise dispose (including, without limitation, by way of any Sale and Leaseback Transaction) of any of its or their respective properties or assets that constitute Collateral in violation of the Amended Collateral Documents or any other Transaction Document, in each case, other than, so long as no Default or Event of Default exists at the time of, or would result from the consummation of, the following dispositions:

(a)                                  of inventory or goods held for sale in the ordinary course of business:

(b)                                 to the Borrower by any Restricted Subsidiary, from the Borrower to any Restricted Subsidiary, or from any Restricted Subsidiary to another Restricted Subsidiary;

(c)                                  that constitute a Restricted Payment permitted under Section 6.08 hereof;

(d)                                 that constitute the disposition of all or substantially all of the assets of the Borrower pursuant to Section 7.01 hereof or any disposition that constitutes a Change of Control hereunder; or

(e)                                  the sale or other disposition of machinery, equipment, furniture or implements or other similar property that is defective or has become damaged, worn-out, or obsolete or no longer used or useful in the operations of the Borrower or its Restricted Subsidiaries, in each case in the ordinary course of business; provided, however, notwithstanding anything to the contrary in this Agreement, to the extent that the Fair Market Value of any such  assets sold or otherwise disposed of in any calendar year exceeds $100,000.00.

6.12.                     Transactions with Affiliates.  Except as set forth on Schedule 6.12 hereof and except for transactions permitted pursuant to the terms of the Indenture, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, (a) enter into any transaction or agreement or other contractual obligation with, or make any payment (other than pursuant to agreements existing on the date hereof or subsequently approved by the Lenders) to, any Affiliate, (b) amend or terminate any existing agreement with any Affiliate, (c) purchase from or provide to an Affiliate any selling, general, management or administrative services or (d) directly or indirectly make any sales to or purchases from an Affiliate.

6.13                        Liens.  Neither the Borrower nor any of its Restricted Subsidiaries may, directly or indirectly, create, incur, assume or suffer to exist any Lien on any property or asset that constitutes Collateral now owned or hereafter acquired, or on any income or profits therefrom or assign or convey any right to receive income therefrom, except for Permitted Encumbrances.

6.14.                     Corporate Existence.  Subject to Article 7 hereof, the Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its existence as a corporation, and the corporate, partnership or other existence of any Restricted Subsidiary, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Borrower or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Borrower and its Restricted Subsidiaries.

6.15.                     Business Activities.  The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, engage in any business other than the Telecommunications Business.

6.16.                     Maintenance of Consolidated Interest Coverage Ratio.

The Borrower shall not permit its Consolidated Interest Charge Ratio to be less than the minimum ratio set forth below measured as of the end of each such four quarter period ending during the corresponding period set forth below:

For the 4 Quarter Period Commencing	Minimum Ratio
[ ], 2008	[3.20]
[ ], 2009	[3.25]
[ ], 2010	[3.50]
[ ], 2011	[3.50]
[ ], 2012	[3.60]
[ ], 2013	[3.55]
[ ], 2014	[3.40]

6.17.                     Maintenance of Consolidated Fixed Charge Ratio.

The Borrower shall not permit its Consolidated Fixed Charge Ratio to be less than the minimum ratio set forth below measured as of the end of each such quarter occurring during the corresponding period set forth below:

For the 4 Quarter Period Commencing	Minimum Ratio
[ ], 2008	[0.70]
[ ], 2009	[0.60]
[ ], 2010	[1.00]
[ ], 2011	[1.25]
[ ], 2012	[1.50]
[ ], 2013	[1.50]
[ ], 2014	[1.50]

6.18.                     Guarantee.  In the event that any Guarantor creates, consolidates or merges into any new Subsidiary, such new Subsidiary shall execute a Guarantee in favor of the Lenders on substantially the same terms set forth in the Guaranty Agreement.

6.19.                     Increased Costs.

(a)                                  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii)                                  impose on any Lender any other condition affecting this Agreement;

and the result of any of the foregoing shall be to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will, in accordance with the provisions of this Section 6.19, pay to such

Lender such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered.

(b)                                 If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will, in accordance with the provisions of this Section 6.19, pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  If any Lender become entitled to claim any additional amounts pursuant to Subsections (a) or (b) of this Section 6.19, it shall, as promptly as practicable, notify the Borrower of the event by which it has become so entitled.  A certificate as to any additional amounts payable pursuant to this Section 6.19 submitted by such Lender to the Borrower shall be conclusive in the absence of manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.  In the event such Lender fails to make such request and furnish the Borrower with such certificate within ninety (90) days of its discovery of the event or facts and circumstances giving rise to such request, such Lender shall be deemed to have waived the right to request such additional amount.  The agreements in this Section 6.19 shall survive the termination of this Agreement and the payment of the Amended Note and all other amounts payable hereunder.

(d)                                 The Lenders hereby agree that, upon the occurrence of any circumstances entitling the Lenders to additional amounts pursuant to this Section 6.19, the  Lenders shall use reasonable efforts (consistent with their internal policy and legal and regulatory restrictions), at the sole expense of the Borrower, to designate a different lending office if the making of such a change would avoid the need for, or materially reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the judgment of such Lender, be otherwise disadvantageous to the Lender in any respect.

6.20.                     No Negative Pledges.  Except pursuant to New Secured Note Documents, the Borrower will not, and will not permit any of its Restrictive Subsidiaries, directly or indirectly to enter into or assume any agreement prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

6.21.                     Additional Amounts.

(a)                                  All payments made by the Borrower or any Guarantor under or with respect to the Amended Note or any Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, levies, imposts, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Dominican Republic or any political subdivision or taxing authority thereof or therein (“Taxes”), unless the Borrower or such Guarantor, as the case may be, is required to withhold or deduct any amount for or on account of Taxes by law or by the interpretation or administration thereof.  If the Borrower or any Guarantor is so required to withhold or deduct any amount for or on account of Taxes from any payment made by the Borrower under or with respect to the Amended Note or by a Guarantor under or with respect to the Guaranty Agreement, the Borrower or such Guarantor, as the case may be, will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by the Lenders (including Additional Amounts) after such withholding or deduction will not be less than the amount the Lenders would have received if such Taxes had not been withheld or deducted; provided, however, that no such Additional Amounts will be payable with respect to a payment made to the Lenders with respect to any Tax which would not have been imposed, payable or due,

(i)                                     but for the fact that the Lenders is or was a domiciliary, national or resident of, or engages or engaged in business, maintains or maintained a permanent establishment or is or was physically present in the Dominican Republic, or otherwise has some present or former connection with the Dominican Republic other than the mere holding or enforcement of such Amended Note or the receipt of principal, premium, if any, or interest in respect thereof;

(ii)                                  but for the failure of the Lenders to comply with a request by the Borrower or any Guarantor to satisfy any certification, identification or other reporting requirements which the Lenders is legally entitled to satisfy, whether imposed by statute, treaty, regulation, administrative practice or otherwise, concerning the nationality, residence or connection with the Dominican Republic of the Lenders; or

(iii)                               if, where presentation by the Lenders is required to receive payment under the Amended Note, the presentation for payment had occurred within 30 days after the date such payment was due and payable or was provided for under the terms of the Amended Note, whichever is later.

Notwithstanding the immediately preceding sentence, the limitations on the Borrower’s and Guarantors’ obligation to pay Additional Amounts set forth in clause (ii) of the preceding sentence shall not apply if a certification, identification, or other reporting requirement described in clause (ii), above, would be materially more onerous, in procedure or in the substance of information disclosed, to the Lenders (taking into account any relevant differences between the laws, regulations and administrative practices of the U.S., the laws of the Dominican Republic and/or any jurisdiction in which the Lenders are domiciled) than comparable information or other reporting requirements imposed under U.S. tax law (or the laws, regulations and administrative practices of such jurisdictions), regulation (including proposed regulations) and administrative practice or other reporting requirements imposed as of the Closing Date under U.S. or such other jurisdiction’s tax law, regulation (including proposed regulations) and administrative practice (such as IRS Forms 1001, W-8 and W-9).

(b)                                 The obligation of the Borrower or any Guarantor to pay Additional Amounts in respect of Taxes shall not apply with respect to (x) any estate, inheritance, gift, sales, transfer, personal property or any similar Tax or (y) any Tax which is payable otherwise than by deduction or withholding from payments made under or with respect to the Amended Note.  The Borrower and the Guarantor, as applicable, will:

(i)                                     make any required withholding or deduction,

(ii)                                  remit the full amount deducted or withheld to the relevant authority (the “Taxing Authority”) in accordance with applicable law,

(iii)                               use their best efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Taxing Authority imposing such taxes, and

(iv)                              in the event that such certified copies of tax receipts are obtained, promptly send such certified copies of tax receipts to the Lenders.

The Borrower or the Guarantor will attach to each certified copy a certificate stating (x) that the amount of withholding tax evidenced by the certified copy was paid in connection with payments in respect of the principal amount of the Amended Note then outstanding and (y) the amount of such withholding tax paid per US$1,000 of principal amount of the Amended Note.  If, notwithstanding the Borrower’s or such Guarantor’s efforts to obtain such receipts, the same are not obtainable, the Borrower or such Guarantor will provide to the Lenders such other evidence of such payments as the Borrower or such Guarantor may reasonably obtain.

At least 30 days prior to each date on which any payment under or with respect to the Amended Note is due and payable (unless such obligation to pay Additional Amounts arises after the 30th day prior to such date, in which case it shall be promptly thereafter), if Borrower or any Guarantor will be obligated to pay Additional Amounts with respect to such payment, the Borrower or such Guarantor will deliver to the Lenders an Officers’ Certificate stating the fact that such Additional Amount will be payable and the amounts so payable and will set forth such other information necessary to enable the Borrower or Guarantor to pay such Additional Amounts to the Lenders on the payment date.  Each Officers’ Certificate shall be relied upon until receipt of a further Officers’ Certificate addressing such matters.  Whenever in this Agreement there is mentioned, in any context, the payment of amounts based upon the payment of principal, premium, interest or of any other amount payable under or with respect to the Amended Note, such mention shall be deemed to include mention of the payment of Additional Amounts as are, were or would be payable in respect thereof.

6.22.                     [Intentionally deleted].

6.23.                     Effect of Notice of Prepayment.

Once notice of prepayment is mailed in accordance with Section 6.22, the Amended Note called for prepayment shall become due and payable on the prepayment date as stated in such notice.  A notice of prepayment may not be conditional.

6.24.                     Accrued Interest, Etc.   Any prepayment required or permitted to be made hereunder of all or any portion of the principal amount of the Amended Note shall included interest accrued but unpaid through the date of such prepayment on the amount of principal prepaid.  Any such prepayment shall be made to the Lenders ratably in accordance with the amounts of Amended Note Obligations then payable to the Lenders.

6.25           [Intentionally deleted]

6.26           Prepayment at the Option of the Lenders Upon a Change of Control.

(a)           If a Change of Control occurs, the Borrower shall make an offer (the “Change of Control Offer”) to the Lenders to prepay all of the Amended Note pursuant to the Change of Control Offer at a purchase price, in cash, equal to 100% of the aggregate principal amount of the Amended Note prepaid, plus accrued and unpaid interest on the Amended Note prepaid, to the prepayment date (the “Change of Control Payment”).

(b)           Within 30 days following any Change of Control, the Borrower shall mail a notice of such Change of Control Offer by first class mail, postage prepaid, to the Lenders describing the transaction or transactions that constitute the Change of Control and stating:

(i)            that the Change of Control Offer is being made pursuant to this Section 6.26 and that the Amended Note tendered shall be accepted for payment;

(ii)           the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(iii)          that any portion of the Amended Note not tendered shall remain outstanding and continue to accrue interest;

(iv)          that, unless the Borrower defaults in the payment of the Change of Control Payment, the Amended Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(v)           that each Lender may elect to have the Amended Note, or any portion thereof, purchased pursuant to a Change of Control Offer, and such Lender so electing shall be required to surrender the Amended Note to the Borrower prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi)          that each Lender shall be entitled to withdraw its election if the Borrower receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a written communication setting forth the name of the Lender, the principal amount of the Amended Note delivered for purchase, and a statement that such Lender is withdrawing its election to have the Amended Note prepaid; and

(vii)         that if the Amended Note is being prepaid only in part at a Lender’s election, the Borrower shall issue a new Amended Note equal in principal amount to the unprepaid portion of the Amended Note surrendered. .

(c)           On the Change of Control Payment Date, the Borrower shall, to the extent lawful:

(i)            accept for payment the Amended Note or any portion thereof properly tendered pursuant to the Change of Control Offer; and

(ii)           prior to 11:00 a.m. (New York City time) on such date pay each Lender who has made an unwithdrawn election to be prepaid under this Section 6.26 an amount equal to the Change of Control Payment in respect of the Amended Note or any portion thereof properly tendered.

6.27           [Intentionally deleted].

6.28           Subsidiaries.

The Borrower and its Restricted Subsidiaries shall not own any interest in any Person unless such interest when purchased constituted a Permitted Investment or such Person is a Restricted Subsidiary.

6.29           Insurance.

The Borrower and its Restricted Subsidiaries will:

(a)           keep their properties adequately insured at all times by financially sound and reputable insurers;

(b)           maintain such other insurance, to such extent commercially available, against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage, coverage for acts of terrorism and public liability insurance against claims for personal injury or death or property damage occurring upon, in, or in connection with any Collateral or other assets owned or operated by them, in each case as is customary with companies in the same or similar businesses operating in the same jurisdictions; and

(c)           maintain such other insurance as may be required by law.

Prior to the Closing Date and thereafter, upon the request of the Lenders, the Borrower and each of its Restricted Subsidiaries will furnish to the Lenders full information as to all property and liability insurance, relating to the Collateral, carried by it.  With respect to the Collateral, the Lenders will be named as (i) additional insureds, with a waiver of subrogation, on all insurance policies of the Borrower and its Restricted Subsidiaries and (ii) loss payee as its interest appears, with 30 days notice of cancellation or material change, on all property and casualty insurance policies of the Borrower and its Restricted Subsidiaries.

6.30        No Impairment of Security Interests.

Neither the Borrower, nor any of its Restricted Subsidiaries will be permitted to take any action, or knowingly or negligently omit to take any action, which action or omission could reasonably be expected to or would have the result of materially impairing the Liens and security interests with respect to the Collateral for the benefit of the Lenders, including the failure to obtain any required approval or any material defect in the creation, perfection or first-priority (or second-priority, as applicable) status of any Lien granted pursuant to the Amended Collateral Documents.  The Borrower will cause each of its Restricted Subsidiaries to comply with its obligations under the Amended Collateral Documents.

6.31        Opinions of Counsel.  The Borrower shall furnish to the Lenders no later than December 31st in each year beginning with December 31, 2008, an Opinion of Counsel, dated as of such date, either:

(a)           stating that, in the opinion of such counsel, action has been taken with respect to the recording, registering, filing, re-recording, re-registering and re-filing of all financing statements, continuation statements, mortgages, pledges or other instruments of further assurance as is necessary to maintain the Lien of the Amended Collateral Documents and reciting with respect to the security interest in the Collateral the details of such action or referring to prior Opinions of Counsel in which such details are given;

(b)           stating that, in the opinion of such counsel, based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements and continuation statements have been executed and filed that are necessary as of such date and during the succeeding 12 months fully to preserve and protect, to the extent such protection and preservation are possible by filing, the rights of the Lenders hereunder and under the Amended Collateral Documents with respect to the security interest in the Collateral; or

(c)           stating that, in the opinion of such counsel no such action is necessary to maintain such Lien.

ARTICLE 7

SUCCESSORS

7.01           Merger, Consolidation or Sale of Assets.

The Borrower shall not consolidate or merge with or into (whether or not the Borrower is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to another corporation, Person or entity unless:

(a)        the Borrower is the surviving entity or the entity or Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia or the Dominican Republic;

(b)           the entity or Person formed by or surviving any such consolidation or merger (if other than the Borrower) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Borrower under the Amended Note and this Agreement pursuant to a supplemental agreement in a form reasonably satisfactory to the Lenders;

(c)           immediately after such transaction no Default or Event of Default exists;

(d)           sale, assignment, transfer, lease, conveyance or other disposition has been made, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable fiscal quarter (including any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), (A) could incur at least US$1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test described under Section 6.10 hereof and (B) would have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Borrower immediately prior to such transaction; and

(e)           such transaction would not result in the loss, material impairment or adverse modification or amendment of any authorization, license, permit or franchise (governmental or otherwise) of the Borrower or its Restricted Subsidiaries that would have a material adverse effect on the business or operations of the Borrower and its Restricted Subsidiaries taken as a whole.

7.02        Successor Corporation Substituted.  Upon any consolidation or merger, or any sale, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower in accordance with Section 7.01 hereof, the successor corporation formed by such consolidation or into or with which the Borrower is merged or to which such sale, lease, conveyance or other disposition is made shall succeed to, and be substituted for (or that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Agreement referring to the Borrower shall refer instead to the successor corporation and not to the Borrower), and may exercise every right and power of the Borrower under this Agreement with the same effect as if such successor Person has been named as the Borrower, herein; provided, however, that the predecessor Borrower shall not be relieved from the obligations to pay the principal of, premium, if any, and interest on the Amended Note, except in the case of a sale of all of the Borrower’s assets that meets the requirements of Section 7.01 hereof.

ARTICLE 8

DEFAULTS AND REMEDIES

8.01.          Events of Default.

Each of the following constitutes an “Event of Default”;

(a)           default for thirty days in the payment when due of interest on the Amended Note;

(b)           default in payment when due (whether at maturity, upon redemption or repurchase, or otherwise) of the principal of or premium (if any) on the Amended Note;

(c)           failure by the Borrower to comply with the provisions described in Section 7.01;

(d)           failure by the Borrower or any of its Restricted Subsidiaries for thirty days after notice to comply with any of their other covenants in this Agreement, the Amended Note or any other document related thereto;

(e)           default under any mortgage, pledge, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed, including, without limitation, this Agreement and the Amended Note, by the Borrower or any of its Restricted Subsidiaries (or the payment of which is guarantied by the Borrower or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the Agreement, which default:

(i)            is caused by a failure to pay principal of, or premium, if any, or interest on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(ii)           results in the right of any holder of such Indebtedness to cause, or has resulted in the acceleration (which acceleration has not been rescinded) of such Indebtedness prior to its express maturity, and, in each case described in clauses (i) and (ii) of this paragraph, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of US$4.0 million or more.

(f)            failure by the Borrower or any of its Restricted Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability and whose bond, premium or similar charge therefore is not in excess of US$4.0 million) aggregating in excess of US$4.0 million, which judgments are not paid, discharged or stayed within sixty (60) days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment shall not be in effect;

(g)           an Event of Default has occurred and is continuing under the Indenture;

(h)           termination or loss, for any reason, of the Dominican License, which termination or loss is not rescinded, reversed, restored or otherwise fully cured to the satisfaction of the Lenders within ten (10) Business Days following it’s occurrence;

(i)            if the Parent, Borrower, or any Restricted Subsidiary shall be dissolved (other than a technical dissolution of a Subsidiary which is cured within sixty (60) days of notice thereof) or liquidated (or any judgment, order or decree therefore shall be entered); or if a creditors’ committee shall have been appointed for the business of the Parent, Borrower, or any Restricted Subsidiary; or if the Parent, Borrower, or any Restricted Subsidiary shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing made by the Lenders, it shall not have been dismissed within sixty (60) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of the Parent, Borrower, or any Restricted Subsidiary) and shall not have been removed within sixty (60) days; or if an order shall be entered approving any petition for reorganization of the Parent, Borrower, or any Restricted Subsidiary and shall not have been reversed or dismissed within sixty (60) days; or if the Parent, Borrower, any of the Restricted Subsidiaries or any of the creditors of the Parent, Borrower, or any of the Restricted Subsidiaries initiates a mandatory Conciliation Proceeding; if the Parent, Borrower, or any Restricted Subsidiary shall take any action (corporate or other) authorizing or in furtherance any of the actions described above; or

(i)            the Guaranty Agreement shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor, or any person acting on behalf of any one or more Guarantor shall deny or disaffirm its obligations under the Guaranty Agreement.

8.02.          Acceleration.

If any Event of Default occurs and is continuing with respect to this Agreement and the Amended Note, the Lenders may declare the Amended Note to be due and payable immediately.  Upon such declaration, the principal of, premium, if any, and accrued and unpaid interest on the Amended Note shall be due and payable immediately.  Notwithstanding the foregoing, in the case of an Event of Default arising from any of the events described in Section 8.01(i), the Amended Note will become due and payable without further action or notice.

8.03.          Other Remedies.

If an Event of Default occurs and is continuing, the Lenders may pursue any available remedy, to collect the payment of principal, premium, if any, and interest on the Amended Note or to enforce the performance of any provision of the Amended Note, this Agreement, or any Transaction Document.

The Lenders may maintain a proceeding even if it does not possess any of the Amended Note or does not produce any of them in the proceeding.  A delay or omission by the Lenders in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

ARTICLE 9

PREPAYMENT

Optional Prepayment.  Subject to the provisions of Sections 6.22 through 6.25 hereof, the Borrower may prepay all or a portion of the outstanding principal (together with accrued interest) on the Amended Note without penalty or premium upon 10 Business Days prior written notice to Lender.  All payments shall be made on a pro rata basis according to the outstanding principal amount of the Amended Note held by each Lender.

ARTICLE 10

MISCELLANEOUS

10.01.              Survival of Representations and Warranties.  All of the representations and warranties made herein shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Lenders, acceptance of the Amended Note and payment therefore, or termination of this Agreement.

10.03.              Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier (with receipt confirmed), courier service or personal delivery:

(a)                                  if to the Lenders:

Credit Suisse International

Attention:

with a copy to:

Andrews Kurth LLP

450 Lexington Avenue

New York, New York  10017

Telephone No.:  (212) 850-2800

Facsimile No.:                      (212) 850-2929

Attention:  Paul N. Silverstein, Esq.

and

Russin, Vecchi & Heredia Bonetti

Calle El Recodo 2

Edificio Monte Mirador, Tercer Piso

Ensanche Bella Vista

Santo Domingo, República Dominicana

Attention: Georges Santoni

(b)                                 if to the Borrower:

Thomson Hine LLP

335 Madison Avenue

12th Floor

New York, New York,  10017-4611

Attn: John Clapp, Esq.

and

Squire, Sanders & Dempsey Peña Prieto Gamundi

Av. Pedro Henriquez Urena No. 157

Santo Domingo, Dominican Republic

Attn: Pedro Gamundi, Esq.

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; if mailed, five Business Days after being deposited in the mail, postage prepaid; or if telecopied, when receipt is acknowledged.

10.04.              Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of every Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and Participants (to the extent provided in paragraph (d) of this Section)) any legal or equitable right, remedy or claim under or by reason of this Agreement.  Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement without the prior written consent of the Borrower.

(b)                                 From and after the effective date specified in any instrument governing the assignment by a Lender of all or a portion of its rights and obligations hereunder, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such instrument, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such instrument, be released from its obligations under this Agreement (and, in the case of an instrument covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 5.01, 6.11, 10.09 and 10.16).

(c)                                  In the case of any assignment by a Lender, within five (5) Business Days after its receipt of a notice from the assigning Lender of such assignment, the Borrower, at its own expense, shall execute and deliver to the assignee of such Lender, in exchange for the surrender of such Lender’s Amended Note, a new Amended Note to the order of such assignee in a principal amount equal to the principal amount of the Loan so assigned and if such assigning

Lender has retained any portion of the Loan, a new Amended Note to the order of such assigning Lender in a principal amount equal to the principal amount of the Loan retained by such assigning Lender.

(d)                                 Any Lender may, without the consent of the Borrower, sell participations to one or more Persons (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower and any other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of any provision of this Agreement that would reduce the principal, or interest on, the Loan or any fees payable hereunder or postpone the final maturity of the Loan.

10.05.              Amendment and Waiver.

(a)                                  No failure or delay on the part of any of the parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b)                                 No amendment, supplement or modification of or to any provision in this Agreement or any of the Amended Note, or any waiver of any such provision or consent to any departure by any party from the terms of any such provision may be made orally.

(c)                                  Any (i) amendment, supplement or modification hereto or to any of the Amended Note, (ii) consent hereunder or under any of the Amended Note or (iii) waiver of any provision (collectively, “Modification”) of this Agreement or of any of the Amended Note shall be given pursuant to a written agreement signed by the Borrower and Lenders holding at such time more than fifty percent (50%) of the then outstanding principal amount of the Loan; provided, however, that no Modification with respect to this Agreement or any Amended Note shall (1) decrease or forgive the principal of such Amended Note, (2) change the amount or time of any prepayment or payment of principal of, or change the rate or change the time of payment or method of computation of interest on such Amended Note, (3) change to an earlier date any redemption date of, or waive a default in the payment of the principal of or interest on, any such Amended Note, (4) permit any further subordination of the principal of, or interest on, such Amended Note beyond that set forth in Section [  ] of such Amended Note, (5) release any Guarantor from any of its obligations under any Guarantee, (6) except as otherwise expressly permitted under the Amended Collateral Documents, release all or any substantial part of the Collateral, (7) amend or modify the provisions of the Transaction Document relating to the transferability of the Amended Note or (8) amend or modify the provisions of Article 8 of this Agreement, without the prior written consent of the Lenders.

(d)                                 Any amendment, supplement or modification of or to any provision of this Agreement or any Amended Note, any waiver of any provision of this Agreement or any Amended Note, and any consent to any departure by any party from the terms of any provision of this Agreement or any Amended Note made or given in conformity herewith, shall (i) apply to all of the parties hereto and their successors and assigns and (ii) be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Agreement, no notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(e)                                  The Borrower will provide the Lenders (or any successor or permitted assign designated as such in writing and sent by the Lenders to the Borrower) with sufficient information, reasonably far in advance of the date a decision is required, to enable the Lenders to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof.  The Borrower will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 10.04 to the Lenders promptly following the date on which such amendment, waiver or consent is executed and delivered by, or receives the consent or approval of, the Lenders.

(f)                                    Any amendment or waiver consented to as provided in this Section 10.04 applies equally to the Lenders and is binding upon them and upon each future holder of the Amended Note and upon the Borrower and its respective Subsidiaries without regard to whether the Amended Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Borrower and the Lenders nor any delay in exercising any rights hereunder or under the Amended Note shall operate as a waiver of any rights of the Lenders.

10.06.              Signatures; Counterparts.  Telefacsimile transmissions of any executed original document and/or retransmission of any executed telefacsimile transmission shall be deemed to be the same as the delivery of an executed original.  At the request of any party hereto, the other parties hereto shall confirm telefacsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

10.07.              Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

10.08.              GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS OR INSTRUMENTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN SUCH STATE.

10.09.              Taxes.

(a)                                  The Borrower hereby agrees to pay any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Transaction Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement or any other Transaction Document (collectively, “Other Taxes”).

(b)                                 The Borrower hereby agrees to indemnify the Lenders for, and to hold it harmless against, the full amount of Taxes, Collateral Fees, Transfer Taxes and Other Taxes, paid by the Lenders and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto.  The indemnity by the Borrower provided for in this Section 10.09(b) shall apply and be made whether or not the Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted.  Amounts payable by the Borrower under the indemnity set forth in this Section 10.09(b) shall be paid within ten (10) days from the date on which the Lenders make written demand therefore.  A certificate as to the amount of such payment or liability delivered to the Borrower by the Lenders shall be conclusive absent manifest error.

10.10.              Effect of Amendment and Restatement.  Upon the occurrence of the Closing Date, the Existing Obligations shall continue in full force and effect, but shall be governed by the terms and conditions set forth in this Agreement and the Existing Obligations shall be Obligations under this Agreement.  The Existing Obligations, together with any and all additional Obligations incurred by the Borrower hereunder or under any of the Transaction Documents, shall continue to be secured by the Collateral.  The execution and delivery of this Agreement shall not constitute a novation or repayment of the Existing Obligations.  The Borrower and the Lenders further agree that each reference to any agreement, instrument or document executed and/or delivered in connection with the Existing Obligations, shall be deemed to be a reference to this Agreement.

10.11.              Determinations, Request or Consents.  Subject to the provisions of Section 10.04, all determinations, requests, consents, waivers or amendments to be made by the Lenders in their respective opinion or judgment or with their approval or otherwise pursuant to the Transaction Documents shall be made with respect to the Amended Note by the Lenders.

10.12.              JURISDICTION, JURY TRIAL WAIVER, ETC.

(a)                                  EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT THE ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE AMENDED NOTE, THE UNITS OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM.  EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT,

ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 13.02, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.

(b)                                 EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE AMENDED NOTE, THE UNITS OR ANY OF THE OTHER TRANSACTION DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) ACKNOWLEDGES THAT EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AND THE OTHER TRANSACTION DOCUMENTS TO WHICH THEY ARE PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

10.13.              Severability.  If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement.  The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

10.14.              Rules of Construction.  Unless the context of this Agreement or any other Transaction Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Transaction Document refer to this Agreement or such other Transaction Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Transaction Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in the other Transaction Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  Any reference herein to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms hereof).  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Words defined in the New York Uniform Commercial Code and not defined herein shall have the meanings ascribed to them therein as the context requires.

10.15.              Entire Agreement.  This Agreement, together with the exhibits and schedules hereto and the other Transaction Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein.  This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

10.16.              Certain Expenses.  The Borrower will pay all reasonable expenses of the Lenders (including, without limitation, reasonable fees, charges and disbursements of counsel) in connection with any amendment, supplement, modification or waiver (including expenses in connection with any proposed amendment, supplement, modification or waiver) of or to any provision of this Agreement, any of the other Transaction Documents or any other documents relating thereto (including, without limitation, a response to a request by the Borrower for the Lenders’ consent to any action otherwise prohibited hereunder or thereunder), any consent to any departure from, the terms of any provision of this Agreement or such other documents or any action, suit or proceeding (including, without limitation, any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally) by the Lenders relating to enforcement of, or preservation of rights under, the terms of this Agreement, any of the other Transaction Documents or any other documents relating thereto.

10.17.              Publicity.  Except (i) as may be required by applicable law, (ii) for purposes of the Debtors’ consent solicitation of the Plan which will be effected prior to the commencement of the Chapter 11 Cases, and (iii) in connection with the Chapter 11 Cases, including but not limited to, the filing of the forms of this Agreement and the other Transaction Documents with the Bankruptcy Court, none of the parties hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other party hereto, such approval not to be unreasonably withheld or delayed.  If any announcement is required by law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.  Notwithstanding the foregoing, the Lenders and their affiliates may list the Borrower’s name and logo, and describe the Borrower’s businesses in their marketing materials and may post such information on their website.

10.18.              Further Assurances.  Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement, including without limitation, any post-closing assignment(s) by the Lenders of a portion of the Amended Note to a Person not currently a party hereto.    In connection with any such post-closing assignment, the Borrower shall enter into an intercreditor agreement with the Lenders (and any subsequent holders of the Amended Note) and the Trustee on behalf of the New Secured Notes, on terms and conditions reasonably satisfactory to all parties thereto.

10.19.              Obligations of the Lenders.  The Lenders’ obligations and the obligations of the Borrower hereunder are subject to the execution and delivery of this Agreement.

10.20.              No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Transaction Documents.  In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any Transaction Document, this Agreement or such other Transaction Document shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any other Transaction Document.  No knowledge of, or investigation, including without limitation, due diligence investigation, conducted by, or on behalf of, the Lenders shall limit, modify or affect the representations set forth in Article 4 of this Agreement or the right of the Lenders to rely thereon.

10.21.              Limitation on Liability.  No party shall have any liability (whether sounding in tort, contract, or otherwise) for consequential damages suffered by such party in connection with, arising out of, or in any way related to the transactions or relationships contemplated by the Transaction Documents, or any act, omission or event occurring in connection therewith, or for any special exemplary or punitive damages, and each party hereby waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any of the foregoing; provided, however, that nothing contained in this Section 10.21 is intended to constitute a limitation on the obligation of the Borrower to indemnify an Indemnified Party under Section 5.01 with respect to actions instituted by a third party against such Indemnified Party.

10.22.              USA Patriot Act Notice.  The Lenders hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lenders to identify the Borrower in accordance with the USA Patriot Act.

10.23.              Pro Rata Payments.  All payments of the principal of, interest on and other amounts due in respect of, the Amended Note, or prepayments of the principal of and premium (if any) on the Amended Note shall be made and applied pro rata on all Amended Note Obligations outstanding.

10.24.              Release.  The Borrower hereby releases, remises, acquits and forever discharges the Lenders relating to the Existing Loan Obligations (including any Person which is resigning or assuming such respective capacity) and under this Agreement, and each of their respective employees, agents, representatives, consultants, attorneys, officers, directors, partners, fiduciaries, predecessors, successors and assigns, subsidiary corporations, parent corporations and related corporate divisions (collectively, the “Release Parties”), from any and all actions, causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct or indirect, at law or in equity, of whatever nature or kind, whether heretofore or hereafter arising, for or because of any matter of things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of any or in any way connected to the Transaction Documents (collectively, the “Released Matters”).  Notwithstanding anything to the contrary set forth in this Section 10.24 or in this Agreement, the Released Matters shall not include any claim on the part of the Borrower relating directly or indirectly to the validity of any Lender’s title to or ownership of the Lender’s Existing Obligations.

The Borrower hereby acknowledges that the foregoing releases in this Agreement are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters.  The Borrower hereby represents and warrants to the Lenders relating to the Existing Loan Obligations (including any Person which is resigning or assuming such respective capacity) and under this Agreement that it has not purported to transfer, assign or otherwise convey any right, title or interest of the Borrower in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

10.25.              Acknowledgments.  The Borrower hereby agrees, acknowledges and confirms that, immediately prior to the effectiveness of this Agreement, the Borrower was indebted to the Lenders for the Existing Loan Obligations in the principal amount of $                                         plus interest which has accrued and remains unpaid immediately prior to the effectiveness of this Agreement, and such amounts are unconditionally owing by the Borrower without offset, defense or counterclaim of any kind, nature or description whatsoever immediately prior to the Closing and the effectiveness of this Agreement.

10.26.              Waiver of Judicatum Solvi.  Without limiting the provisions of Sections 10.07 and 10.12 hereof, the Borrower irrevocably waives and renounces the right to request the Lenders to post a litigation bond (Cautio Judicatum Solvi) under articles 166 and 167 of the Code of Civil Procedure of the Dominican Republic, as amended, and 16 of the Civil Code of the Dominican Republic, as amended, in respect of any dispute, action or proceeding initiated or conducted in the Dominican Republic or subject to the laws of the Dominican Republic, arising out of or in connection with or in any way related to this Agreement and any of the other Transaction Documents or any other agreement or  understanding among or between any two or more of said parties in connection with the transactions contemplated hereby.  The foregoing waiver by the Borrower is based on the acknowledgment by the Borrower of the financial capacity of any Lenders to respond for any damages or costs arising from any such dispute, action or  proceeding, as well as on the acknowledgment by the Borrower that it is a right of every Person (regardless of nationality) under the Constitution of the Dominican Republic (Constitución de la Republica Dominicana) to protect and enforce its rights by resort to the courts of the Dominican Republic.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

By:

By:

Draft of January 26, 2008

EXHIBIT A

to the Amended and Restated Credit Agreement

FORM OF AMENDED PROMISSORY NOTE

$[25,529,781.88]	Dated: , 2008

FOR VALUE RECEIVED, the undersigned, TRICOM S.A., a Dominican corporation (sociedad anonima) (the “Borrower”), HEREBY PROMISES TO PAY to the order of CREDIT SUISSE INTERNATIONAL, a corporation organized under the laws of England and Wales (the “Lender”) the principal amount of the Loan owing to the Lender by the Borrower pursuant to the Amended and Restated Credit Agreement dated as of                                    , 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as defined in the Credit Agreement) by and between the Borrower and the Lender.  Unless payment of all or any portion thereof shall earlier be required as provided in the Credit Agreement, the entire unpaid principal amount payable hereunder shall be paid on                       ,       , 2015.

INTEREST

Interest.   The Borrower promises to pay interest on the unpaid principal amount of the Amended Note from the date hereof until such principal amount is paid in full, at such interest rates and payable at such times as are specified herein.  Any prepayment of all or any portion of principal payable hereunder shall be accompanied by payment of interest accrued thereon to the date of payment.

Interest Rate.  Subject to the Default Interest provision set forth herein, interest payable on this Amended Note shall accrue at a rate per annum equal to eleven percent (11%) (the “Interest Rate”).    Interest shall be (i) calculated on the basis of a 360 day year and (ii) payable semi-annually, in arrears, commencing on                                , 2008 and on the first business day of each consecutive [insert month] and [insert month] thereafter until the unpaid principal payable hereunder shall have been paid in full..

Default Interest.  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall accrue interest, after as well as before judgment, at a rate per annum equal to one percent (1%) in excess of the otherwise applicable Interest Rate.

Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Lender and thus refunded to the Borrower.

MISCELLANEOUS

Manner of Payment; Etc.  Both principal and interest are payable in lawful money of the United States of America to the Lender at its address at                                                 , in immediately available funds.  The Loan owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Amended Note.

Benefits of Credit Agreement; Etc.  This Amended Note is entitled to the benefits of the Credit Agreement, including, without limitation, the guaranty by the Guarantors under the Guaranty Agreement.  The Credit Agreement, among other things, (i) provides for the making of the Loan by the Lender to the Borrower in an amount not to exceed the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Loan being evidenced by this Amended Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.  The Obligations of the Borrower under this Amended Note and the other Transaction Documents are secured by the Collateral as provided in the Transaction Documents.  Reference is made to the Credit Agreement for all other pertinent purposes.

Certain Waivers; Etc.  Except only for any notices which are specifically required by the Credit Agreement, the Borrower and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including but not limited to notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability, and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them.  Each such Person agrees that his, her or its liability on or with respect to this Amended Note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or maintain perfection of any lien against or security interest in any such collateral security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

Governing Law.  This Amended Note shall be governed by, and construed in accordance with, the laws of the State of New York.

Headings.  The headings in this Amended Note are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, the Borrower has caused this Amended Note to be signed in its name effective as of this        day of                        2008.

TRICOM S.A.

By:
Name:
Title:

Draft of January 26, 2008

EXHIBIT B

to the Amended and Restated Credit Agreement

GUARANTY AGREEMENT

This GUARANTY AGREEMENT (this “Guaranty”), dated as of                        , 2008, is made, jointly and severally, by TRICOM USA, INC., a Delaware corporation (“Tricom USA”) and TCN DOMINICANA, S.A., a Dominican corporation (sociedad anonima) (“TCN,” and, together with Tricom USA, individually, a “Guarantor” and collectively, the “Guarantors” in favor of CREDIT SUISSE INTERNATIONAL, a company organized under the laws of England and Wales (together with its successors and assigns, the “Lender”).

PRELIMINARY STATEMENTS

A.                                   On [xxxxxx], Tricom, S.A., a Dominican corporation (sociedad anonima) (the “Borrower”), Tricom USA and TCN (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) initiating cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code §§ 101-1330 (as amended, the “Bankruptcy Code”);

B.                                     Pursuant to an order dated [xxxxxx], the Bankruptcy Court has confirmed the Prepackaged Joint Plan of Reorganization for the Borrower and its Affiliated Debtors dated [xxxxx] (the “Plan”);

C.                                     It is a condition to the effectiveness of the Plan, that (x) Lender and Borrower enter into that certain  Amended and Restated Credit Agreement, dated as of                      , 2008 (as further amended, restated, supplemented or modified and in effect from time to time, the “Credit Agreement”), that provides for, among other things, the Borrower’s being obligated to repay to the Lender the Loan (capitalized terms used herein, and not otherwise defined, have the meaning given to such terms in the Credit Agreement) as evidenced by the Amended Note, and (y) the Guarantors execution and delivery of this Guaranty to the Lender.

D.                                    Each Guarantor is an Affiliate of the Borrower.

NOW, THEREFORE, in consideration of the premises, in order to induce the Lender to enter into the Credit Agreement and consummate the transactions contemplated thereby, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each Guarantor, each Guarantor hereby agrees, jointly and severally, as follows:

SECTION 1.   Interpretation.

(i)                                     In this Guaranty, unless a clear contrary intention appears:

(A)                              the singular number includes the plural number and vice versa;

(B)                                reference to any gender includes each other gender;

(C)                                the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Guaranty as a whole and not to any particular Section or other subdivision;

(D)                               reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Guaranty, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually, provided that nothing in this Clause (D) is intended to authorize any assignment not otherwise permitted by this Guaranty or the other Transaction Documents;

(E)                                 reference to any agreement (including this Guaranty), document or instrument means such agreement, document or instrument as amended, modified, supplemented or extended and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Guaranty, and reference to any note includes any note issued in renewal, rearrangement, reinstatement, enlargement, amendment, modification, extension, substitution or replacement for such note;

(F)                                 unless the context indicates otherwise, reference to any Section, Clause, paragraph, Schedule or Exhibit means such Section, Clause or paragraph of this Guaranty or such Schedule or Exhibit to this Guaranty;

(G)                                the word “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term; the word “or” is not exclusive; and the word “all” includes “any” and the word “any” includes “all”;

(H)                               with respect to the determination of any period of time, the word “from” means “from and including” and the word “to” means “to but excluding”;

(I)                                    reference to any law, ordinance, statute, code, rule, regulation, interpretation or judgment means such law, ordinance, statute, code, rule, regulation, interpretation or judgment as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time; and

(J)                                   the words “payment in full” (or words to like effect) shall mean indefeasible payment in full in cash.

(ii)                                  The Section and other headings in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

(iii)                               No provision of this Guaranty shall be interpreted or construed against any Person solely because that Person or its legal representative drafted such provision.

SECTION 2.  Conditions to Guaranty.

Notwithstanding anything to the contrary express or implied in this Guaranty or the Intercreditor Agreement, the Lender shall not exercise against a Guarantor the Lender’s rights hereunder, commence any collection proceeding hereunder against a Guarantor to collect the Guaranteed Obligations (as such term is defined herein), or take any other action hereunder to collect the Guaranteed Obligations, unless and until:

(a)                                  An Event of Default shall have occurred under the Credit Agreement and be continuing;

(b)                                 the Lender, in accordance with the Amended Collateral Documents, shall have foreclosed upon all of the Collateral; and

(c)                                  the proceeds (including any sums credit bid by Lender) of any such disposition are insufficient to satisfy in full the Amended Note Obligations (such insufficiency shall hereinafter be referred to as the “Deficiency Amount”). [In determining the Deficiency Amount, “proceeds” shall mean the aggregate of: (i) the “adjudication amount,” if any item of Collateral is “adjudicated” to the Lender in a foreclosure proceeding under applicable law, and (ii) the net cash proceeds received by the Lender from the sale of all items of Collateral sold in any foreclosure sales held  under applicable law.]

SECTION 3.  Collection Guaranty.

(a)                                  Each Guarantor hereby absolutely, unconditionally guarantees to the Lender, the collection of the Deficiency Amount, whether for principal, interest (including interest accruing or becoming owing both prior to and subsequent to the commencement of any proceeding against or with respect to the Borrower under any bankruptcy or insolvency proceeding), fees, commissions or expenses (including court costs and reasonable counsel fees and expenses), and agrees to pay all reasonable costs and expenses, if any, incurred by the Lender in connection with enforcing any rights under this Guaranty.  The aforesaid obligations of Guarantors to the Lender under this Guaranty, together with any and all further amounts otherwise payable by the Guarantors to the Lender hereunder, are referred to in this Guaranty as the “Guaranteed Obligations”; provided, that the Guaranteed Obligations shall not exceed an amount that is $1.00 less than that amount that would render Guarantor’s obligations under this Guaranty subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state or foreign law.  This is a guaranty of collection, not of payment.

(b)                                 The obligations of the Guarantors under this Guaranty shall rank pari passu in right of payment with any guarantees provided by the Guarantors in connection with the Indenture and/or the New Secured Notes.

(c)                                  Each Guarantor agrees that the Amended Note Obligations may at any time and from time to time exceed the Guaranteed Obligations of Guarantor without impairing this Guaranty or affecting the rights and remedies of the Lender.

(d)                                 Subject to the provisions of Section 2 hereof, no payment made by any Person (other than the Guarantors making such payment) or received or collected by the Lender from any Person (other than Guarantor making such payment) by virtue of any action or proceeding or any set-off or appropriation or application at any time in reduction of or in payment of the Amended Note Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of each Guarantor for the Guaranteed Obligations under this Guaranty.

(e)                                  Notwithstanding any provision herein to the contrary, this Guaranty will be of no further force and effect and all Guaranteed Obligations deemed satisfied, in the event Lender in its sole discretion, or as may be required under applicable law, rule or regulation, accepts all or any of the Collateral in full satisfaction of the Amended Note Obligations.

SECTION 4.  Continuing Guaranty.

This Guaranty is a continuing, guaranty and shall remain in full force and effect until payment in full of the Guaranteed Obligations or its termination as provided in Section 3(e) hereof.  Each Guarantor guarantees that the Guaranteed Obligations will, subject to the provisions of Section 2 hereof, be paid upon written demand by the Lender strictly in accordance with the terms of this Guaranty.  Each Guarantor agrees that the Guaranteed Obligations and the Transaction Documents may be extended or renewed, any Loan repaid in whole or in part, any other guarantor released, in each case without notice to or consent by such Guarantor, and that such Guarantor will remain bound upon this Guaranty notwithstanding any such extension, renewal or other alteration (with the exception of any increase in the Amended Note Obligations resulting therefrom) of any of the Guaranteed Obligations or any Transaction Documents or any repayment of any Loan or any release of any other guaranty.  Subject to the termination of this Guaranty after the payment in full of all Guaranteed Obligations in accordance with Section 17, to the maximum extent permitted by applicable law, the obligations of each Guarantor under this Guaranty shall be absolute and unconditional, and, except as otherwise set forth herein, shall be performed strictly in accordance with the terms of this Guaranty, notwithstanding:

(a)                                  the release of any other guarantor or other Person liable on any of the Amended Note Obligations;

(b)                                 any change in the existence, structure or ownership of the Borrower, the other Guarantor or any other Person or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, the other Guarantor or any other Person, or any of their respective assets;

(c)                                  the existence of any claim, defense, set off or other rights or remedies which the Borrower, the other Guarantor or any other Person at any time may have against the Lender or any other Person, whether in connection with this Guaranty, the Transaction Documents, the transactions contemplated hereby or thereby or any other transaction;

(d)                                 any invalidity or unenforceability for any reason of this Guaranty or the other Transaction Documents, or any provision of law purporting to prohibit the payment or performance by the Borrower, the other Guarantor or any other Person of the Guaranteed Obligations or the Transaction Documents, or of any other obligation to the Lender; or

(e)                                  any failure to give notice of the occurrence of an Event of Default.

SECTION 5.  Effect of Debtor Relief Laws.

If after receipt of any payment of, or proceeds of any security applied (or intended to be applied) to the payment of all or any part of the Guaranteed Obligations, the Lender is for any reason compelled to surrender such payment or proceeds to any Person (a) because such payment or application of proceeds is or may be under applicable law avoided, invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, fraudulent conveyance, fraudulent transfer, impermissible set-off or a diversion of trust funds (including whether in connection with the insolvency, bankruptcy or reorganization of any Guarantor), or (b) for any other reason under applicable law, including (i) any judgment, decree or order of any court or administrative body having jurisdiction over the Lender or any of its respective properties, or (ii) any settlement or compromise of any such claim effected by the Lender with any such claimant (including any Obligor), then the Guaranteed Obligations or part thereof intended to be satisfied shall be reinstated and continue, and this Guaranty shall continue in full force as if such payment or proceeds have not been received, notwithstanding any revocation thereof or the cancellation of any instrument evidencing any Guaranteed Obligations or otherwise; and Guarantor shall be liable to pay the Lender, and hereby does indemnify the Lender and hold the Lender harmless for the amount of such payment or proceeds so surrendered and all expenses (including reasonable attorneys’ fees, court costs and expenses attributable thereto) incurred by the Lender in the defense of any claim made against it that any payment or proceeds received by the Lender in respect of all or part of the Guaranteed Obligations must be surrendered.  The provisions of this Section 5 shall survive the termination of this Guaranty, and any satisfaction or discharge of any Other Obligor by virtue of any payment, court order or any foreign, federal or state law.

SECTION 6.  Subrogation.

Notwithstanding any payment or payments made by a Guarantor under this Guaranty, or any set off or application by the Lender of any security or of any credits or claims against the Guaranteed Obligations, so long as any Guaranteed Obligation exists under any Transaction Document, each Guarantor hereby agrees that it will not, before the Amended Note Obligations have been paid in full or until the termination of this Guaranty as provided in Section 3(e) hereof, assert or exercise any rights of the Lender or Guarantor against the Borrower or any other Person to recover the amount of any payment made by such Guarantor to the Lender under this Guaranty by way of any claim, remedy or subrogation, reimbursement, exoneration, contribution, indemnity, participation or otherwise arising by contract, by statute, under common law or otherwise, and such Guarantor hereby agrees that it shall, before the Amended Note Obligations have been paid in full or until the termination of this Guaranty as provided in Section 3(e) hereof, have no right of recourse to or any claim against assets or property of the Borrower or the other Guarantor, all of such rights being expressly waived by such Guarantor.  If any amount shall nevertheless be paid to a Guarantor by the Borrower or the other Guarantor prior to payment in full of the Guaranteed Obligations, such amount shall be held in trust for the benefit of the Lender and shall forthwith be paid to the Lender to be credited and applied to the Guaranteed Obligations, whether matured or unmatured.

SECTION 7.  Subordination.

Each Guarantor hereby subordinates all indebtedness owing to it from the Borrower to all indebtedness of the Borrower or the other Guarantor to the Lender; provided, however, that the amount subject to such subordination shall not exceed the amount of the Guaranteed Obligations and agrees that upon the occurrence and continuance of an Event of Default, such Guarantor shall not be entitled to accept any payment of the same until payment in full of the Guaranteed Obligations or the termination of this Guaranty as provided in Section 3(e) hereof, and shall in no circumstance whatsoever attempt to set-off or reduce any obligations under this Guaranty because of such indebtedness.  If any amount shall nevertheless be paid to Guarantor by the

Borrower or the other Guarantor prior to payment in full of the Guaranteed Obligations, such amount shall be held in trust for the benefit of the Lender and, on demand by the Lender, shall forthwith be paid to the Lender to be credited and applied to the Guaranteed Obligations, whether matured or unmatured.

SECTION 8.  Waiver.

Except as otherwise provided in Section 2 hereof, each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and waives presentment, demand of payment, notice of intent to accelerate, notice of acceleration, notice of dishonor or nonpayment and any requirement that the Lender institute suit, collection proceedings or take any other action to collect the Guaranteed Obligations, including any requirement that the Lender protect, secure, perfect or insure any lien against any property subject thereto or exhaust any right or take any action against any other guarantor or other Person liable on any of the Amended Note Obligations.  Except as otherwise provided in Section 2 hereof, it shall not be necessary for the Lender, in order to enforce any payment by Guarantor under this Guaranty, to mitigate damages or to institute suit or exhaust its rights and remedies against the Borrower or any other Person, including others liable to pay any Guaranteed Obligations.  Except as otherwise provided in Section 2 hereof, each Guarantor hereby waives marshaling of assets and liabilities, notice by the Lender of any indebtedness or liability to which the Lender applies or may apply any amounts received by the Lender, and of the creation, advancement, existence, extension, renewal, rearrangement and/or modification of the Guaranteed Obligations; provided, however, the Guaranteed Obligations shall not be increased as a consequence of any increase in the Amended Note Obligations absent the written consent of the Guarantors.

SECTION 9.  Affirmative Covenant.

Each Guarantor covenants and agrees to promptly execute and deliver to the Lender upon reasonable notice and request all such other documents, agreements and instruments in compliance with the covenants and agreements of such Guarantor herein as the Lender may reasonably request from time to time.

SECTION 10.  Amendments.

No amendment, modification, termination (other than a termination by operation of Section 3(e) hereof) or waiver of any provision of this Guaranty, and no consent to any departure by a Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and, in the case of any such amendment or modification, by each Guarantor.

SECTION 11.  Notices.

Any notice or other communication provided for under or in connection with this Guaranty from one party to the other shall be in writing and sent by postage prepaid, registered or certified mail, return receipt requested, or by reliable courier service addressed in the manner provided for in the Credit Agreement.

SECTION 12.  Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of the Lender in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Guaranty are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 13.  Right of Setoff

Upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of a Guarantor against any and all of the obligations of such Guarantor now or hereafter existing under this Guaranty.  The Lender agrees promptly to notify each Guarantor after any such set-off and application, provided the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Lender under this Section 12 are in addition to other rights and remedies (including, without limitation, other rights of set-off or banker’s lien) which the Lender may have.

SECTION 14.  Successors and Assigns; Transfer of the Transaction Documents.

This Guaranty shall (a) be binding upon Guarantor, its successors, transferees and assigns, provided, however, that Guarantor shall not assign or transfer its rights or obligations under this Guaranty without the prior written consent of the Lender, and (b) inure to the benefit of and be enforceable by the Lender and its respective successors, transferees and assigns.  Without limiting the generality of the foregoing clause (b) of this Section 14, the Lender may assign or otherwise transfer all or a portion of its interests, rights and obligations under the Transaction Documents to which it is a party in accordance with the terms of the Transaction Documents.  Any assignment in violation of this Section 14 shall be void and without force or effect.

SECTION 15.  Separability.

Should any clause, sentence, paragraph, subsection or section of this Guaranty be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Guaranty, and the parties hereto agree that the part or parts of this Guaranty so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by the parties hereto, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

SECTION 16.  Usury.

Notwithstanding any other provisions contained in this Guaranty, no provision of this Guaranty shall require or permit the collection from the Guarantor of interest in excess of the maximum non-usurious rate of interest permitted by applicable foreign, federal or state law.

Section 17.   Representation and Warranties of Guarantors; Survival.

Each Guarantor hereby represents and warrants, jointly and severally, to the Lender as follows as of the date hereof:

(a)              Existence and Power.  Such Guarantor (a) has all requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged; (b) is licensed, duly qualified as a foreign entity where applicable, and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify would not have a Material Adverse Effect; and (c) has the power and authority to execute, deliver and perform its obligations under this Guaranty and each other Transaction Document to which it is or will be a party.

(b)              Authorization; No Contravention.  The execution, delivery and performance by such Guarantor of this Guaranty and any other Transaction Document to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby: (a) have been duly authorized by all necessary action; (b) do not and will not contravene the terms of such Guarantor’s Charter Documents, or any amendment thereof or any Requirement of Law applicable to such Guarantor or its assets, business or properties; and (c) do not and will not (i) conflict with, contravene, result in any violation or breach of or default under (with or without the giving of notice or the lapse of time or both) any other agreement, (ii) create in any other Person a right or claim of termination or amendment, or (iii) require modification, acceleration or cancellation of any material Contractual Obligation of such Guarantor.

(c)              Governmental Authorization; Third Party Consents.  Except for the entry of the Confirmation Order, no approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such Guarantor of this Guaranty or the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except where failure to obtain such approval or failure to satisfy such waiting period would not have a Material Adverse Effect.

(d)              Binding Effect.  This Guaranty, and each of the Transaction Documents to which such Guarantor is or will be a party, has been and will be duly executed and delivered by such Guarantor, and this Guaranty constitutes, and such Transaction Documents will constitute, the legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally, considerations of public policy (including self-help limitations), and by general principles of equity relating to enforceability.

(e)              Survival.  All warranties and representations made by a Guarantor herein or in any certificate or other instrument executed and delivered by Guarantor under this Guaranty or any other Transaction Document shall be considered to have been relied upon by the Lender and shall survive the execution and delivery of this Guaranty, regardless of any investigation made by or on behalf of any thereof.  All statements in any such certificate or other instrument shall constitute warranties and representations by a Guarantor under this Guaranty.

Section 18.   Indemnity.

            In addition to all other sums due hereunder or provided for in this Guaranty, each Guarantor agrees to indemnify and hold harmless the Lender and each of its affiliates and each of its officers, directors, agents, employees and controlling persons (each, an “Indemnified Party”) to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between any Guarantor and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) or other liabilities or losses (collectively, “Liabilities”) resulting from or arising out of any breach of any representation or warranty, covenant or agreement of any Guarantor in this Guaranty, and any other Transaction Documents to which such Guarantor is a party, including without limitation, the failure to make payment when due of amounts owing pursuant to this Guaranty, and any other Transaction Documents, on the due date thereof; provided, however, that any Guarantor shall not be liable under this Section 18 to an Indemnified Party: (a) for any amount paid by the Indemnified Party in settlement of claims by the Indemnified Party without each Guarantor’s consent (which consent shall not be unreasonably withheld if such settlement does not impose any obligation on each Guarantor, and includes a release of all claims and liabilities in favor of Guarantor), (b) to the extent there is a final judicial determination by a court of competent jurisdiction that such Liabilities resulted from the willful misconduct, gross negligence or fraud of such Indemnified Party, (c) to the extent there is a final judicial determination by a court of competent jurisdiction that such Liabilities resulted from the breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained in this Guaranty, (d) to the extent that there is a final judicial determination by a court of competent jurisdiction that such Liabilities arose directly or indirectly from any Indemnified Party’s purchases, assignments or transactions pursuant to which such Indemnified Party became the holder of any Existing Obligations and (e) to the extent that the Liabilities relate to each Guarantor’s compliance with the Plan or its otherwise compliance with the Confirmation Order; provided, further, that if and to the extent that such indemnification is unenforceable for any reason, each Guarantor shall make the maximum contribution to the payment and satisfaction of such Liabilities which shall be permissible under applicable laws.  In connection with each Guarantor’s obligation to indemnify the Lender for expenses as set forth above, each Indemnified Party seeking such indemnification shall present to each Guarantor appropriate invoices containing reasonable detail, for all such expenses (including, without limitation, reasonable fees, disbursements and other charges of outside counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between each Guarantor and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) and each Guarantor agrees that, upon receipt of such invoices, each Guarantor shall make reimbursement to such Indemnified Party as such expenses are incurred by such Indemnified Party; provided, however, that if an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent there is a final judicial determination by a court of competent jurisdiction that the Liabilities in question resulted from (i) the willful misconduct, gross negligence or fraud of such Indemnified Party, (ii) the breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained in this Guaranty or any other Transaction Document, (iii) Indemnified Party’s purchases, assignments or transactions pursuant to which such Indemnified Party became the holder of any Existing Obligations, or (iv) Liabilities that relate to each Guarantor’s compliance with the Plan or its compliance with the Confirmation Order.

section 19.   Limitation by Law.

All rights, remedies and powers provided in this Guaranty may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Guaranty are intended to be subject to all applicable mandatory provisions of law which may be controlling from time to time and to be limited to the extent necessary so that they will not render this Guaranty invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

Section 20.   GOVERNING LAW.

THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND THE LAWS OF THE UNITED STATES OF AMERICA.

section 21.   SUBMISSION TO JURISDICTION.

(A)          ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST A GUARANTOR ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK, NEW YORK BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH GUARANTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO GUARANTOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10; (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER GUARANTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (V) AGREES THAT THE LENDER RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION.

section 22.   WAIVER OF JURY TRIAL.

EACH GUARANTOR AND THE LENDER HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY AGREEMENT.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including  contract claims, tort claims, breach of duty claims, and all other common law and statutory claims.

section 23.   FINAL AGREEMENT OF THE PARTIES

THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE LENDER, ON THE ONE HAND, AND A GUARANTOR AND THE BORROWER, ON THE OTHER HAND.

section 24.   Waiver of Judicatum Solvi.

Without limiting the provisions of Sections 20 and 21 hereof, each Guarantor irrevocably waives and renounces the right to request the Lender to post a litigation bond (Cautio Judicatum Solvi) under articles 166 and 167 of the Code of Civil Procedure of the Dominican Republic, as amended, and 16 of the Civil Code of the Dominican Republic, as amended, in respect of any dispute, action or proceeding initiated or conducted in the Dominican Republic or subject to the laws of the Dominican Republic, arising out of or in connection with or in any way related to this Guaranty and any of the other Transaction Documents or any other agreement or  understanding among or between any two or more of said parties in connection with the transactions contemplated hereby. The foregoing waiver by each Guarantor is based on the acknowledgment by each Guarantor of the financial capacity of the Lender to respond for any damages or costs arising from any such dispute, action or proceeding, as well as on the acknowledgment by each Guarantor that it is a right of every Person (regardless of nationality) under the Constitution of the Dominican Republic (Constitución de la Republica Dominicana) to protect and enforce its rights by resort to the courts of the Dominican Republic.

section 25.   Waiver of Article 2026 of the Dominican Republic Civil Code.

The obligations of the Guarantors hereunder shall be joint and several and therefore, each Guarantor hereby waives its right to request the division benefit (or beneficio de division) contemplated by Article 2026 of the Civil Code of the Dominican Republic.

[Signature page follows]

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed and delivered by its respective duly authorized officer to be effective as of the date first above written.

CREDIT SUISSE INTERNATIONAL

By:
Name:
Title:

By:
Name:
Title:

TRICOM USA, INC.

By:
Name:
Title:

TCN DOMINICANA, S.A.

By:
Name:
Title:

Draft of January 28, 2008

EXHIBIT C

to the Amended and Restated Credit Agreement

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (this “Agreement”) is dated as of                                       , and entered into by and among CREDIT SUISSE INTERNATIONAL, a corporation organized under the laws of England and Wales (“Credit Suisse International,” together with the other lenders from time to time party hereto, the “Lender”), [                                  ] in its capacity as collateral agent under the Indenture (together with any successor collateral agent, the “Collateral Agent”), and TRICOM, S.A., a Dominican corporation (sociedad anonima) (“Borrower”).  Capitalized terms used herein but not otherwise defined herein have the meanings set forth in Section 1 below.

RECITALS

WHEREAS, on [xxxxxx], Borrower, Tricom USA, Inc., a Delaware corporation (“Tricom USA”) and TCN Dominicana, a Dominican corporation (sociedad anonima) (“TCN” and together with Borrower and TCN, collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) initiating cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code §§ 101-1330 (as amended, the “Bankruptcy Code”);

WHEREAS, pursuant to an order dated [xxxxxx], the Bankruptcy Court has confirmed the Prepackaged Joint Plan of Reorganization for Tricom, S.A., and its Affiliated Debtors dated [xxxxx] (the “Plan”);

WHEREAS, it is a condition to the effectiveness of the Plan, that (x) Lender and Borrower enter into that certain Amended and Restated Credit Agreement, dated as of                      , 2008 (as further amended, restated, supplemented or modified and in effect from time to time, the “Loan Agreement”), and (y) the Collateral Agent, the Lender and the Borrower execute and deliver this Agreement.

WHEREAS, Borrower’s obligations under the Loan Agreement are secured by a first priority Lien in the Common Collateral, which Lien is memorialized in the Loan Collateral Documents.

WHEREAS, pursuant to the Plan, the Borrower and  [                            ], in its capacity as trustee under the Indenture (together, with any successor trustee, the “Trustee”), have entered into an Indenture of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”) pursuant to which Borrower has issued

US$105,000,000 aggregate principal amount of Step Up Rate Senior Secured Notes due [2015] (the “Senior Secured Notes”).

WHEREAS, Borrower’s obligations in respect of the Indenture and Senior Secured Notes are secured by, among other things, a second priority Lien in the Common Collateral, which Lien is memorialized in the Indenture Collateral Documents.

WHEREAS, the debt memorialized in the Loan Agreement and the Senior Secured Notes have pari passu rights to payment.

WHEREAS, the parties hereto have agreed to execute and deliver this Agreement for the purpose of setting forth the relative priority of the Liens created or to be created pursuant to or in connection with the Collateral Documents in respect of the exercise of the rights and remedies regarding the Common Collateral and the application of the proceeds thereof.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, and in reliance upon the representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural form of the terms indicated):

“Action Period” shall have the meaning set forth in Section 3.1(b)(ii).

“Agreement” means this Intercreditor Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms hereof.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as codified at title 11 of the United States Code and as amended from time to time.

“Bankruptcy Court” shall have the meaning set forth in the first Recital of this Agreement.

“Borrower” shall have the meaning set forth in the first Recital of this Agreement.

“Chapter 11 Cases” shall have the meaning set forth in the preamble to this Agreement.

“Collateral Agent” shall have the meaning set forth in the preamble to this Agreement.

“Collateral Documents” means the Loan Collateral Documents and the Indenture Collateral Documents.

“Common Collateral” means the Common Real Estate Collateral and the Common Personal Property Collateral.

“Common Personal Property Collateral” means the personal property described in Exhibit A attached hereto.

“Common Real Estate Collateral” means the real property described in Exhibit B attached hereto.

“Credit Suisse International” shall have the meaning set forth in the preamble of this Agreement.

“Discharge of Lender Claims” means, except to the extent otherwise provided in Section 6.5, the indefeasible payment in full in cash of all Lender Claims; [provided that Lender Claims shall be deemed to be reduced by the amount attributed to any Common Collateral adjudicated to Lender (or taken by Lender in a full or partial strict foreclosure or any similar Dominican procedure) pursuant to the Dominican Civil Code, the Dominican Code of Civil Procedure or the Dominican Commercial Code pursuant to any Lender Enforcement Action. — TBD and subject to DR counsel review]

“Dominican Civil Code” means the Civil Code of the Dominican Republic, as amended from time to time.

“Dominican Code of Civil Procedure” means the Code of Civil Procedure of the Dominican Republic, as amended from time to time.

“Dominican Commercial Code” means the Commercial Code of the Dominican Republic, as amended from time to time.

“Enforcement Demand” shall have the meaning set forth in Section 3.1(b)(ii).

“Indenture” shall have the meaning set forth in the fifth Recital of this Agreement.

“Indenture Collateral Documents” means, collectively, the Indenture, the Indenture Mortgage Agreement, the Indenture Pledge Agreement, the Indenture Guaranties and any other document or instrument executed and delivered pursuant to any Indenture Document at any time or otherwise pursuant to which a Lien is granted by the Borrower or any other obligor under the Indenture Documents to secure the Noteholder Claims or under which rights or remedies with respect to any such Lien are governed, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

“Indenture Documents” means, collectively, the Indenture, the Senior Secured Notes, the other Indenture Collateral Documents and any other document or instrument executed and delivered pursuant to or in connection therewith at any time or otherwise evidencing any

Noteholder Claims, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

“Indenture Guaranties” means, collectively, the guaranties provided by the “Guarantors” (as defined in the Indenture) in Article 10 of the Indenture.

“Indenture Mortgage Agreement” means any “Mortgage” (as defined in the Indenture).

“Indenture Non-Common Collateral” means any and all real or personal property, other than the Common Collateral, in which a Lien is now of hereafter granted in favor of the Collateral Agent on behalf of the Noteholders to secure the Noteholder Claims.

“Indenture Pledge Agreement” means any “Senior Note Pledge Agreement” (as defined in the Indenture).

“Insolvency or Liquidation Proceeding” means any voluntary or involuntary case or proceeding under the Bankruptcy Code or the laws of any other applicable jurisdiction, including, without limitation, the State of New York and the Dominican Republic (particularly, any conciliation proceeding pursuant to Law 4582 and/or liquidation proceeding pursuant to the Dominican Commercial Code), with respect to the Borrower.

“Law 108-05” means Ley de Registro Inmobiliario.

“Law 4582” means Ley de Tentativa de Arreglo a Toda Demanda de Quiebra, as amended from time to time.

“Laws 6186” means Ley de Fomento Agrícola de la República Dominica, as amended from time to time.

“Lender Claims” means all of Borrower’s obligations outstanding at any time under or in connection with the Loan Documents.  Lender Claims shall include all interest accrued or accruing (or which would, absent the commencement of an Insolvency or Liquidation Proceeding, accrue) after the commencement of an Insolvency or Liquidation Proceeding in accordance with and at the rate specified in the Loan Agreement whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.  To the extent any payment with respect to Lender Claims is declared to be fraudulent or preferential in any respect, set aside or required to be paid to a debtor in possession, trustee, receiver or similar Person, then the obligations or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

“Lender Liens” means the first priority Liens on the Common Collateral created or to be created as collateral security for the Lender Claims pursuant to the Loan Collateral Documents.

“Lender” shall have the meaning set forth in the preamble of this Agreement.

“Lender Enforcement Action” shall have the meaning set forth in Section 3.1(a).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, embargo or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction, including, without limitation, the State of New York and the Dominican Republic (particularly, any security interest to be created pursuant to Law 6186).

“Loan Agreement” shall have the meaning set forth in the third Recital of this Agreement.

“Loan Collateral Documents” means the Loan Mortgage and Pledge Agreement and any other document or instrument executed and delivered pursuant to the Loan Agreement at any time or otherwise pursuant to which a Lien is granted by the Borrower or any other obligor under the Loan Documents to secure the Lender Claims or under which rights or remedies with respect to any such Lien are governed, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

“Loan Documents” means, collectively, the Loan Agreement, the Loan Note, the Loan Collateral Documents and any other document or instrument executed and delivered pursuant to or in connection therewith at any time or otherwise evidencing any Lender Claims, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

“Loan Mortgage and Pledge Agreement” means that certain Reconocimiento y Reestructuración de Deuda y Consolidación de Garantía Hipotecaria en Primer Rango  y Prendara of even date herewith between the Borrower and Lender.

“Loan Note” means the promissory note in the aggregate principal amount of $25,529,781.88 issued by the Borrower in favor of Lender pursuant to the Loan Document.

“Noteholder Claims” means all indebtedness, obligations and other liabilities (contingent or otherwise) arising under or with respect to the Indenture Documents or any of them.  Noteholder Claims shall include all interest accrued or accruing (or which would, absent the commencement of an Insolvency or Liquidation Proceeding, accrue) after the commencement of an Insolvency or Liquidation Proceeding in accordance with and at the rate specified in the Indenture and/or the Senior Secured Notes whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.  To the extent any payment with respect to Noteholder Claims is declared to be fraudulent or preferential in any respect, set aside or required to be paid to a debtor in possession, trustee, receiver or similar Person, then the obligations or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

“Noteholder Liens” means the second priority Liens on the Common Collateral created or to be created as collateral security for the Noteholder Claims pursuant to the Indenture Collateral Documents.

“Noteholders” means the Persons holding Noteholder Claims.

“Noteholders Enforcement Action” shall have the meaning set forth in Section 3.1(a).

“Person” means an individual, corporation, sociedad anónima, sociedad por acciones, sociedad de responsabilidad limitada, partnership (general or limited), limited liability company, joint venture, trust, estate, unincorporated association, unincorporated organization, governmental entity or political subdivision thereof, or any other entity.

“Plan” shall have the meaning set forth in the Recitals of this Agreement.

“Recovery” shall have the meaning set forth in Section 6.5 hereof.

“Senior Secured Notes” shall have the meaning set forth in the Recitals of this Agreement.

“Specific Laws of the Dominican Republic” means Law 6186, Law 4582, Law 108-05, the Dominican Code of Civil Procedure, the Dominican Civil Code and the Dominican Commercial Code.

“Standstill Period” shall have the meaning set forth in Section 3.1(b)(ii).

“Trustee” shall have the meaning set forth in the Recitals of this Agreement.

“UCC” means the Uniform Commercial Code in effect in the State of New York, as it may be amended from time to time.

SECTION 2. Lien Priorities.

2.1 Priority. Notwithstanding the date, manner or order of grant, attachment or perfection of any Lender Liens or Noteholder Liens and notwithstanding any provision of the UCC, or any other applicable law, including, without limitation, the laws of the State of New York and the Dominican Republic (including, without limitation, the Specific Laws of the Dominican Republic), the avoidance or setting aside of any Lender Liens or Noteholder Liens or any other circumstance whatsoever, the Collateral Agent, on behalf of itself and the Noteholders, hereby agrees that until the Discharge of Lender Claims: (a) any Lender Liens now or hereafter held by the Lender shall be first in priority and superior to any Noteholder Liens now or hereafter held by the Noteholders or the Collateral Agent for itself and on behalf of the Noteholders and (b) any Noteholder Liens now or hereafter held by the Noteholders or the Collateral Agent for itself and on behalf of the Noteholders, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be second in priority and inferior in all respects to any

Lender Liens.  Until the Discharge of Lender Claims, all Lender Liens shall be and remain first in priority and superior to any and all Noteholder Liens for all purposes whatsoever .

2.2 Consent to Liens; Prohibition on Contesting Liens.

(a)                                  The Collateral Agent, for itself and on behalf of each Noteholder, (i) acknowledges the Borrower’s creation of the first priority mortgage and pledge on the Common Collateral in favor of the Lender, (ii) agrees to grant, at Lender’s request and Borrower’s expense, any other authorization, enter into any other document or take any action necessary to create such first priority liens, including, without limitation, filing any authorization to the relevant court to register the Loan Mortgage and Pledge Agreement in accordance with Law 6186, and (iii) agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the first priority, validity and/or enforceability of any Lender Liens.

(b)                                 The Lender (i) authorizes the Borrower’s creation of the second priority mortgage and pledge on the Common Collateral in favor of the Collateral Agent for the benefit of the Noteholders, (ii) agrees to grant, at Collateral Agent’s request and Borrower’s expense, any other authorization, enter into any other document or take any action necessary to create such second priority liens, including, without limitation, filing any authorization to the relevant court to register any of the Indenture Mortgage Agreements and the Indenture Pledge Agreements in accordance with Law 6186, and (iii) agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the second priority, validity and/or enforceability of any Noteholder Liens.

SECTION 3. Enforcement.

3.1 Exercise of Remedies.  (a) Except as provided in paragraph (b) below, so long as the Discharge of Lender Claims has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower (i) the Collateral Agent and the Noteholders will not exercise or seek to exercise any rights or remedies (including by way of setoff) with respect to any Common Collateral, institute any action or proceeding with respect to such rights or remedies, including any action of foreclosure (any such action, a “Noteholders Enforcement Action”), or contest, protest or object to any foreclosure proceeding or action brought by the Lender or any other exercise by the Lender of any rights and remedies relating to the Common Collateral under the Loan Documents or otherwise or object to the forbearance by the Lender from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Common Collateral and (ii) the Lender shall have the exclusive right to enforce rights, exercise remedies (including by way of setoff and the right to credit bid their debt), refrain from enforcing or exercising remedies, and make determinations regarding release, disposition, or restrictions with respect to the Common Collateral without any consultation with or the consent of the Collateral Agent or any Noteholder (“Lender Enforcement Action”); provided that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower, the Collateral Agent or any Noteholder may file a claim or statement of interest with respect to the Noteholder Claims, (B) the Collateral Agent or any Noteholder may take any action not adverse to the Lender Liens in order to establish, preserve, perfect or protect its rights in the Common Collateral, (C) the Collateral Agent or any Noteholder shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to it under either the Bankruptcy Code, similar law of any other applicable jurisdiction, including, without limitation, the Dominican Republic (particularly, Law 4582 and the Dominican Commercial Code), or applicable non-bankruptcy law, in each case not otherwise in contravention of the terms of this Agreement and (D) the Collateral Agent or any Noteholder shall be entitled to file any proof of claim and other filings and make any arguments and motions in order to preserve or protect the Noteholder Liens and the Noteholder Claim that are, in each case, not otherwise in contravention of the terms of this Agreement, with respect to the Indenture, the Noteholder Claims, and the Common Collateral.  In exercising any Lender Enforcement Action, the Lender may enforce the provisions of the Loan Documents and exercise remedies thereunder, all in such order and in such manner as it may determine in the exercise of its sole discretion; provided that the Lender shall comply with applicable laws.  Such exercise and enforcement shall include the rights of an agent appointed by the Lender to sell or otherwise dispose of Common Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured party under, and subject to the provisions of, the UCC or the laws of any other applicable jurisdiction, including, without limitation, the Dominican Republic (including, without limitation, the Specific Laws of the Dominican Republic), and of a secured creditor under the Bankruptcy Code or any similar laws of any applicable jurisdiction, including, without limitation, the Dominican Republic.

(b) Notwithstanding the provisions of paragraph (a) above,

(i) the Collateral Agent and the Noteholders shall have the right to  take a Noteholders Enforcement Action at any time after the Lender shall have accelerated the maturity of the Lender Claims and thirty (30) days shall have elapsed after such acceleration during which period the acceleration and the default or event of default on which it was based were not waived and the acceleration was not rescinded by the Lender; or

(ii) in the event that (A) an Event of Default under the Indenture shall have occurred, (B) the Collateral Agent or the Noteholders shall have given the Lender written notice of such event of default, (C) 120 days have elapsed from such notice (the “Standstill Period”) and the Borrower has not cured such default or caused it to be cured within the Standstill Period, (D) the Lender shall not have accelerated the maturity of the Lender Claims within the Standstill Period, (E) the Collateral Agent or the Noteholders shall not have waived in writing such default, and (F) such default shall be continuing on the last day of the Standstill Period, then the Collateral Agent or the Noteholders shall have the right to demand by written notice delivered to the Lender (such notice, an “Enforcement Demand”) that the Lender initiate a Lender Enforcement Action toward collection of the Lender Claims and/or enforcement of the Lender’ rights, powers or remedies under the Loan Documents or applicable law as it relates thereto.  Upon receipt of an Enforcement Demand, the Lender shall have a period of thirty (30) days (the “Action Period”) within which to initiate a Lender Enforcement Action.  If the Lender initiates a Lender Enforcement Action during the Action Period, the Lender shall promptly give written notice of such action to the Collateral Agent and thereafter the Collateral Agent and the Noteholders shall refrain from taking any Noteholders Enforcement Action based on such default.  If the Lender fails to initiate a Lender Enforcement Action during the Action Period, the Collateral Agent or the Noteholders may, in its or their sole discretion at any time and from time to time thereafter take one or more Noteholders Enforcement Actions if, but only if, the Borrower shall have not cured such Event of Default or caused it to be cured and such Event of Default shall continue to exist until immediately prior to the taking of the Noteholders Enforcement Action.  In the event the Lender shall accelerate the maturity of the Lender Claims at any time prior to the taking of the Noteholders Enforcement Action, clause (b)(i) above shall be applicable.

(c) The Collateral Agent, for itself and on behalf of the Noteholders, agrees that, subject to the provisions of paragraph (b)(ii) above, it and the Noteholders will not take any action that would hinder or cause to delay any Lender Enforcement Action, including, without limitation, any sale, lease, exchange, transfer or other disposition of the Common Collateral, whether by foreclosure or otherwise, and the Collateral Agent, for itself and on behalf of the Noteholders, hereby waives any and all rights it or the Noteholders may have as a junior lienholder or otherwise as to the Common Collateral (whether arising under the UCC or the laws of any other applicable jurisdiction, including, without limitation, the Dominican Republic) to object to any lawful manner in which the Lender seek to enforce the Lender Liens.

(d) The Collateral Agent acknowledges and agrees that no covenant, agreement or restriction contained in the Indenture Documents shall be deemed to restrict in any way the rights and remedies of the Lender with respect to the Common Collateral as set forth in this Agreement and the Loan Documents.

SECTION 4. Payments.

4.1 Application of Proceeds. So long as the Discharge of Lender Claims has not occurred, the cash proceeds of Common Collateral received in connection with the sale, transfer or other disposition of such Common Collateral upon the exercise of remedies shall be applied by the Lender to the Lender Claims (for application in such order as specified in the Loan Documents) until the Discharge of Lender Claims has occurred.  Upon the Discharge of Lender Claims, the Lender shall deliver to the Collateral Agent (for application in such order as specified in the Indenture Documents) any proceeds of Common Collateral held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

4.2 The Collateral Agent, on behalf of itself and the Noteholders, agrees that it will not, in connection with the exercise of any right or remedy (including by way of setoff) with respect to any Common Collateral, take or receive any Common Collateral or any proceeds of Common Collateral unless and until the Discharge of Lender Claims has occurred.  In the event any Common Collateral or proceeds thereof are received by the Collateral Agent in violation of this Agreement, such Common Collateral and/or proceeds shall be segregated and held in trust for the benefit of the Lender in the same form as received, and shall not be applied to the satisfaction of any Noteholder Claims.  Without limiting the generality of the foregoing, unless and until the Discharge of Lender Claims has occurred, except as expressly provided in Section 3.1(b), the sole right of the Collateral Agent and the Noteholders as secured parties with respect to the Common Collateral is to hold a perfected Lien on the Common Collateral (and any proceeds thereof) pursuant to the Indenture Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Lender Claims has occurred.

SECTION 5. Other Agreements.

5.1 Insurance. Unless and until the Discharge of Lender Claims has occurred, the Lender shall have the sole and exclusive right, subject to the rights of the Borrower under the Loan Documents, to adjust settlement for any insurance policy covering the Common Collateral in the event of any loss thereunder.  Unless and until the Discharge of Lender Claims has occurred, all proceeds of any such policy and any such award if in respect of the Common Collateral shall be paid to the Lender to the extent required under the Loan Documents and thereafter to the Collateral Agent for the benefit of the Noteholders to the extent required under the Indenture Documents and then to the Borrower or as a court of competent jurisdiction may otherwise direct.

5.2 Amendments to Collateral Documents.

(a)                                  Unless and until the Discharge of Lender Claims has occurred, without the prior written consent of the Lender, no Indenture Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Indenture Collateral Document, would be inconsistent with any of the terms of this Agreement as to the Common Collateral.  The Collateral Agent agrees that each Indenture Collateral Document that deals with Common Collateral shall include the following language (or such other similar provision permitted by Dominican law).

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this agreement on the Common Collateral described in the Intercreditor Agreement (as defined below) and the exercise of any right or remedy by the Collateral Agent hereunder with respect to the Common Collateral subject to such lien are subordinated and otherwise subject to the provisions of that certain Intercreditor Agreement, dated as of                                        (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Intercreditor Agreement”), among Credit Suisse International, a corporation organized under the laws of England and Wales and [                                          ].  In the event of any conflict between the terms of the Intercreditor Agreement and this agreement, the terms of the Intercreditor Agreement shall govern.”

(b)  Without the prior written consent of the Collateral Agent, no Loan Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Loan Collateral Document, would (i) be inconsistent with any of the terms of this Agreement as to the Common Collateral, or (ii) increase the then outstanding principal amount of the loans under the Loan Documents.

5.3 Bailee for Perfection.

(a) Solely for the purpose of perfecting the security interest granted in the Common Personal Property Collateral pursuant to the Indenture Pledge Agreement, and subject to the terms and conditions of this Section 5.3, the Lender agrees to hold the Common Personal Property Collateral in its possession or control (or in the possession or control of its agents or bailees) as bailee for the Collateral Agent and the Noteholders and any assignee thereof.

(b) The rights of the Collateral Agent and Noteholders with respect to the Common Personal Property Collateral shall at all times be subject to the terms of this Agreement and to the Lender’ rights under the Loan Documents.

(c) The Lender shall have no obligation whatsoever to the Collateral Agent or any Noteholder to assure that the Common Personal Property Collateral is genuine or owned by the Borrower or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.3.  The duties or responsibilities of the Lender under this Section 5.3 shall be limited solely to holding the Common Personal Property Collateral as bailee for the Collateral Agent for purposes of perfecting the Lien held by the Collateral Agent on the Common Personal Property Collateral.

(d) The Lender shall not have by reason of the Indenture Collateral Documents or this Agreement or any other document a fiduciary relationship in respect of the Collateral Agent or any Noteholder.

(e) Upon the Discharge of Lender Claims, the Lender shall deliver to the Collateral Agent, at the sole cost and expense of the Borrower, the Common Personal Property Collateral in its possession together with any necessary endorsements (or otherwise allow the Collateral Agent to obtain control of such Common Personal Property Collateral) to the extent required by the Indenture Documents or as a court of competent jurisdiction may otherwise direct.

5.4 Rights of Collateral Agent and Noteholders with Respect to Indenture Non-Common Collateral and Indenture Guaranties.  The Collateral Agent and the Noteholders may exercise rights and remedies as secured creditors with respect to the Indenture Non-Common Collateral or under any Indenture Guaranties against the Borrower or any of the guarantors under any of the Indenture Guaranties, as applicable, to the extent the exercise of such rights does not contravene or breach the terms of this Agreement.  Nothing in this Agreement shall prohibit the receipt by the Collateral Agent or any Noteholder of any payment of Noteholder Claims so long as such receipt is not the direct or indirect result of the improper exercise by the Collateral Agent or any Noteholder of rights or remedies as a secured creditor (including setoff) with respect to the Common Collateral or enforcement with regard to any Common Collateral in contravention of this Agreement of any Noteholder Liens.  Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the Lender may have with respect to the Common

Collateral or that the Collateral Agent or any Noteholder may have with respect to the Indenture Non-Common Collateral.

[5.5                             Credit Suisse International (“CSI”) and the Noteholders will negotiate in good faith in order to attempt to arrive at an agreement as to the terms and conditions pursuant to which CSI would, under this Intercreditor Agreement, consent, notwithstanding any provisions to the contrary in the Loan Documents, to the sale of Common Collateral and to the release by CSI of its liens therein in cases where it is proposed that Common Collateral be sold to a third-party.   No such agreement, if and to the extent reached, would be detrimental to any of the rights of the Noteholders under this Intercreditor Agreement or under the Indenture Documents.   If and to the extent that CSI and the Noteholders reach such an agreement, a revised version of this Intercreditor Agreement will be filed with the Bankruptcy Court and served on all creditors and other interested parties.  No agreement, commitment or other understanding has been made or reached with respect to the foregoing by CSI or on behalf of the Noteholders.]

SECTION 6. Insolvency or Liquidation Proceedings.

6.1 Financing Issues. If Borrower shall be subject to any Insolvency or Liquidation Proceeding and the Lender shall desire to permit the use of cash collateral or to permit the Borrower to obtain financing under section 363 or section 364 of the Bankruptcy Code (“DIP Financing”), then the Collateral Agent, on behalf of itself and the Noteholders, agrees that it will raise no objection to such use or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by Section 6.3) and, to the extent the Lender Liens are junior in priority or pari passu with such DIP Financing, will maintain the priority of its Liens in the Common Collateral as junior in priority to such Lender Liens on the same basis as the other Noteholder Liens are second in priority to the Lender Liens under this Agreement.

6.2 Relief from the Automatic Stay. While any Lender Claims is outstanding or any commitment under any DIP Financing provided by the Lender is in effect, the Collateral Agent, on behalf of itself and the Noteholders, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Common Collateral, without the prior written consent of the Lender.

6.3 Adequate Protection. The Collateral Agent, on behalf of itself and the Noteholders, agrees that none of them shall contest (or support any other Person contesting) (a) any request by the Lender for adequate protection or (b) any objection by the Lender to any motion, relief, action or proceeding which objection is based on the Lender claiming a lack of adequate protection.  Notwithstanding the foregoing contained in this Section 6.3, in any Insolvency or Liquidation Proceeding, in the event the Collateral Agent, on behalf of itself and the Noteholders, seeks or requests adequate protection and such adequate protection is granted in the form of collateral that would constitute Common Collateral, then the Collateral Agent, on behalf of itself or any of the Noteholders, agrees that the Lender shall also be granted a Lien on such Common Collateral as security for the Lender Claims and any such DIP Financing and that any

Lien on such Common Collateral securing the Noteholder Claims shall be junior in priority to the Liens on such Common Collateral securing the Lender Claims and any such DIP Financing.

6.4 No Waiver; Voting Rights. Nothing contained herein shall prohibit or in any way limit Lender from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Collateral Agent or any of the Noteholders, including the seeking by the Collateral Agent or any Noteholder of adequate protection or the asserting by the Collateral Agent or any Noteholder of any of its rights and remedies under the Indenture Documents or otherwise.

6.5 Preference Issues. If the Lender is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of Borrower any amount as a preference (a “Recovery”), then the Lender shall be entitled to a reinstatement of the Lender Claims with respect to all such recovered amounts.  If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

6.6 Reorganization Securities. If, in any Liquidation or Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of the Lender Claims and on account of the Noteholder Claims, then, to the extent the debt obligations distributed on account of the Lender Claims and on account of the Noteholder Claims are secured by Liens upon the Common Collateral, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens on the Common Collateral securing such debt obligations.

6.7 Expense Claims. Neither the Collateral Agent nor any Noteholder will assert or enforce, at any time prior to the Discharge of Lender Claims, any claim under Section 506(c) of the Bankruptcy Code senior to or on a parity with the Lender Liens for costs or expenses of preserving or disposing of any Common Collateral.

6.8 Post-Petition Claims.

(a) Neither the Collateral Agent nor any Noteholder shall oppose or seek to challenge any claim by the Lender for allowance in any Insolvency or Liquidation Proceeding of Lender Claims consisting of post-petition interest, fees or expenses to the extent of the value of the Lender Liens, without regard to the existence of the Noteholder Liens.

(b) The Lender shall not oppose or seek to challenge any claim by the Collateral Agent or any Noteholder for allowance in any Insolvency or Liquidation Proceeding of Noteholder Claims consisting of post-petition interest, fees or expenses to the extent of the value of the Noteholder Liens (after taking into account the Lender Liens).

6.9 Proofs of Claim. Subject to the limitations set forth in this Agreement, the Lender may file proofs of claim and other pleadings and motions with respect to any Lender Claims or the Common Collateral in any Insolvency or Liquidation Proceeding.  If a proper proof of claim has not been filed in the form required in such Insolvency or Liquidation Proceeding at least ten (10) days prior to the expiration of the time for filing thereof, the Lender shall have the right (but not the duty) to file an appropriate claim for and on behalf of the Collateral Agent for the benefit of the Noteholders with respect to its rights on the Common Collateral; provided that the Lender shall have provided written notice of its intent to file a proof of claim on behalf of the Noteholders to the Collateral Agent at least the lesser of (x) five (5) days and (y) the number of days remaining in the ten (10) day period described in this sentence, in each case before so filing.  In furtherance of the foregoing, the Collateral Agent hereby appoints the Lender as its attorney-in-fact, with full authority in the place and stead of the Collateral Agent and full power of substitution and in the name of the Noteholders or otherwise, to execute and deliver any document or instrument that the Collateral Agent is required or permitted to deliver pursuant to this Section 6.9, such appointment being coupled with an interest and irrevocable.

SECTION 7. Reliance; Waivers; etc.

7.1 Reliance. The consent by the Lender to the execution and delivery of the Indenture Documents as to the Common Collateral and the grant to the Collateral Agent, on behalf of the Noteholders, of the Noteholder Liens and all loans and other extensions of credit made or deemed made on the date hereof by the Lender to the Borrower under the Loan Documents shall be deemed to have been given and made in reliance upon this Agreement.  The Collateral Agent, on behalf of itself and the Noteholders, acknowledges that it and the Noteholders have, independently and without reliance on the Lender, and based on documents and information deemed by them appropriate, made their own analysis and credit decision to enter into the Indenture, this Agreement and the transactions contemplated hereby and thereby and they will continue to make their own credit decision in taking or not taking any action under the Indenture or this Agreement.

7.2 No Warranties or Liability. The Collateral Agent, on behalf of itself and Noteholders, acknowledges and agrees that the Lender has made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Loan Documents.  The Lender will be entitled to manage and supervise its loans and extensions of credit to the Borrower in accordance with applicable law and as they may otherwise, in their sole discretion, deem appropriate, and the Lender may manage their loans and extensions of credit without regard to any rights or interests that the Collateral Agent or any of the Noteholders have in the Common Collateral or otherwise, except as otherwise provided in this Agreement.  The Lender shall not have any duty to the Collateral Agent or any of the Noteholders to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Borrower (including the Indenture Documents), regardless of any knowledge thereof which the Lender may have or be charged with.

7.3 Obligations Unconditional. All rights, interests, agreements and obligations of the Lender, the Collateral Agent and the Noteholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Loan Documents or any Indenture Documents or any setting aside or avoidance of any Lender Liens or Noteholder Liens;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Lender Claims or Noteholder Claims, or any amendment or waiver or other modification, whether by course of conduct or otherwise, of the terms of the Loan Agreement or any other Loan Document or of the terms of the Indenture or any other Indenture Document, in each case only to the extent permitted by this Agreement;

(c) any exchange of any security interest in any Common Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Lender Claims or Noteholder Claims or any guarantee thereof, in each case only to the extent permitted by this Agreement;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, Borrower in respect of the Lender Claims or the Noteholder Claims, or of the Collateral Agent, any Noteholder or the Lender in respect of this Agreement.

SECTION 8. Miscellaneous.

8.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the Loan Documents or the Indenture Documents, the provisions of this Agreement shall govern.

8.2 Continuing Nature of This Agreement. This Agreement shall continue to be effective until the Discharge of Lender Claims shall has occurred.  This is a continuing agreement of lien priority.  The Collateral Agent, on behalf of itself and the Noteholders, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement.  The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding.

8.3 Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed by the parties hereto and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.

8.4 Information Concerning Financial Condition of Borrower and Its Subsidiaries. The Lender, on the one hand, and the Collateral Agent and the Noteholders, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and its subsidiaries and all endorsers and/or guarantors of the Noteholder Claims or the Lender Claims and (b) all other circumstances bearing upon the risk of nonpayment of the Noteholder Claims or the Lender Claims.  Except as otherwise provided herein, neither the Lender nor the Collateral Agent shall have any duty to advise the other of information known to it or them regarding such condition or any such circumstances or otherwise.  In the event the Lender or the Collateral Agent undertakes at any time or from time to time to provide any such information to the other it shall be under no obligation (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential.

8.5 Successor Trustee. Any successor of the Collateral Agent under the Indenture shall execute and deliver a counterpart of and become a party to this Agreement, and no replacement or resignation of the Collateral Agent shall be effective until its successor shall have executed and delivered a counterpart of this Agreement.

8.6 Application of Payments. All payments received by the Lender may be applied, reversed and reapplied, in whole or in part, to such part of the Lender Claims in their sole discretion, deem appropriate.

8.7 Governing Law; Submission to Jurisdiction; Venue.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK.  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE LENDER AND THE TRUSTEE, ON BEHALF OF ITSELF AND THE NOTEHOLDERS, HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY OR INTERESTS IN PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH OF THE LENDER AND THE TRUSTEE, ON BEHALF OF ITSELF AND THE NOTEHOLDERS, FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ANY PARTY TO THIS AGREEMENT AT ITS ADDRESS SET FORTH BENEATH ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE PARTIES HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PARTY IN ANY OTHER JURISDICTION.

(b) THE LENDER AND THE TRUSTEE, ON BEHALF OF ITSELF AND THE NOTEHOLDERS, HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

8.8 Waiver of Jury Trial. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR INDENTURE DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF SUCH PARTIES RELATING THERETO.  EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE INDENTURE DOCUMENTS, AS APPLICABLE.

8.9 Notices. All notices to the parties hereto permitted or required under this Agreement shall be sent to the address set forth below each party’s name on the signature pages hereto or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties in accordance with this Agreement.  Notices to the Noteholders permitted or required under this Agreement may be sent to the Collateral Agent. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given (i) when delivered in person or by courier service, (ii) upon receipt of a telecopy or electronic mail (provided that if the notice is delivered by telecopy or electronic mail after normal business hours on a business day or on a day that is not a business day, such notice shall be deemed to have occurred on the next succeeding business day) or (iii) four (4) business days after deposit in the U.S. mail (registered or certified, with postage prepaid and properly addressed).

8.10 Further Assurances. Each of the parties hereto agrees that it shall take such further actions and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as may be reasonably requested to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.11 Subrogation. The Collateral Agent, on behalf of itself and the Noteholders, hereby waives any rights of subrogation it may acquire as to the Common Collateral as a result of any payment hereunder until the Discharge of Lender Claims has occurred.

8.12 Binding on Successors and Assigns; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Lender, the Collateral Agent, the Noteholders and their respective successors and assigns.  No other Person shall have or be entitled to assert rights or benefits hereunder.

8.13 Specific Performance. The Lender and the Collateral Agent may demand specific performance of this Agreement.  The Collateral Agent, on behalf of itself and the Noteholders, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Lender as to the Common Collateral.

8.14 Section Titles; Time Periods. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

8.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same document.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

8.16 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.17 Effectiveness. This Agreement shall become effective when executed and delivered by all of the parties hereto.  This Agreement shall be effective both before and after the commencement of any Insolvency or Liquidation Proceeding.  All references to Borrower or any of its subsidiaries shall include Borrower or any of its subsidiaries as debtor and debtor-in-possession and any receiver or trustee for the Borrower or the relevant subsidiary in any Insolvency or Liquidation Proceeding.

8.18 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Lender on the one hand and the Collateral Agent on behalf of the Noteholders on the other hand.  None of the Borrower or any of its subsidiaries or any other creditor thereof shall have any rights hereunder.  Nothing in this Agreement is intended to or shall impair the obligations of Borrower or any of its subsidiaries, which are absolute and unconditional, to pay the Lender Claims and the Noteholder Claims as and when the same shall become due and payable in accordance with their terms.

8.19 No Marshalling of Assets. The Collateral Agent hereby waives any and all rights to have the Common Collateral, or any part thereof, marshaled upon any foreclosure or other enforcement of the Lender Liens.

8.20 Waiver of Judicatum Solvi. Without limiting the provisions of Sections 8.7 and 8.8 hereof, the Borrower irrevocably waives and renounces the right to request the Lender to post a litigation bond (Cautio Judicatum Solvi) under articles 166 and 167 of the Code of Civil Procedure of the Dominican Republic, as amended, and 16 of the Civil Code of the Dominican Republic, as amended, in respect of any dispute, action or proceeding initiated or conducted in the Dominican Republic or subject to the laws of the Dominican Republic, arising out of or in connection with or in any way related to this Agreement and any of the other Loan Documents or any other agreement or  understanding among or between any two or more of said parties in connection with the transactions contemplated hereby.  The foregoing waiver by the Borrower is based on the acknowledgment by the Borrower of the financial capacity of the Lender to respond for any damages or costs arising from any such dispute, action or  proceeding, as well as on the acknowledgment by the Borrower that it is a right of every Person (regardless of nationality) under the Constitution of the Dominican Republic (Constitución de la Republica Dominicana) to protect and enforce its rights by resort to the courts of the Dominican Republic.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CREDIT SUISSE INTERNATIONAL

By:
Name:
Title:

Address:

[Collateral Agent]

By:
Name:
Title:

Address:

TRICOM, S.A.
By:
Name:
Title:

Address:

ACKNOWLEDGMENT AND LIMITED JOINDER.

Tricom USA and TCN each acknowledges and accepts the terms of this Agreement and agrees to be bound by the waivers provided for in Section 8.20 hereof; provided, however, that this acknowledgment, acceptance, and agreement shall not be deemed to make Tricom USA and/or TCN  parties to this Agreement for any other purpose whatsoever.   Nothing in this Agreement, including, without limitation, Section 8.20 is intended, nor shall it be construed, to amend, modify or otherwise alter the terms and provisions of any guarantee provided by Tricom or TCN pursuant to the Loan Agreement, the Indenture or any instrument or agreement entered into in connection therewith, including, without limitation, the deficiency nature of the guarantees provided in favor of the Lender or the payment priority of such guarantees.

TRICOM USA, INC.
By:
Name:
Title:

TCN DOMINICANA, S.A.
By:
Name:
Title:

Exhibit A

Common Personal Property Collateral

Exhibit B

Common Real Estate Collateral

EXHIBIT B TO THE PLAN

New Secured Notes Indenture

See Exhibit T3C.

B-1

EXHIBIT C TO THE PLAN

Schedule of Unsecured Financial Claims w/ Interest

Exhibit C: Schedule of Unsecured Financial Claims	1/26/2008
Projected as of February 29, 2008
(estimated RD$34.34 = US$1)

	Claim; Principal document(s)	Last known holder	Principal outstanding as of February 29, 2008	Principal outstanding as of February 29, 2008 (US$)	Contract Interest Due as of February 29, 2008 (US$)	Total Principal And Interest as of February 29, 2008 (US$)
1)	Pagaré (Promissory Note). Issuer: TCN; Issued: 07/22/03; Amount: DR$94,007,000; Rate: 11.5%; Due: On demand	Ellis Portafolio, S.A.	RD$94,007,000.00	2,737,536.40	1,471,768.01	4,209,304.41
2)	Pagaré (Promissory Note). Issuer: Tricom, S.A.; Issued: 07/22/03; Amount: DR$22,980,000; Rate: 11.5%; Due: On demand	Ellis Portafolio, S.A.	RD$22,980,000.00	669,190.45	359,773.51	1,028,963.96
3)	Commercial Paper 481. Issuer: Tricom, S.A.; Issued: 07/02/03; Amount: DR$50,845,980; Rate: 20%; Due: 06/25/04	Ellis Portafolio, S.A.	RD$28,180,527.00	820,632.70	729,346.80	1,549,979.50
4)	Pagaré (Promissory Note). Issuer: Tricom, S.A.; Issued: 12/31/03; Amount: US$3,454,997; Rate: [13%]; Due: On demand	Ellis Portafolio, S.A.	US$3,454,997.00	3,454,997.00	2,127,222.46	5,582,219.46
5)	Pagaré (Promissory Note). Issuer: Tricom, S.A.; Issued: 12/30/02; Amount: US$6,000,000; Rate: 11.5%; Due: 12/30/07	Ellis Portafolio, S.A.	US$6,000,000.00	6,000,000.00	3,614,833.33	9,614,833.33
6)	Pagaré (Promissory Note). Issuer: Tricom, S.A.; Issued: 12/30/02; Amount: US$6,000,000; Rate: 11.5%; Due: 12/30/07	Ellis Portafolio, S.A.	US$6,000,000.00	6,000,000.00	3,614,833.33	9,614,833.33
7)	Pagaré (Promissory Note). Issuer: Tricom, S.A.; Issued: 12/30/02; Amount: US$6,000,000; Rate: 11.5%; Due: 12/30/07	Ellis Portafolio, S.A.	US$6,000,000.00	6,000,000.00	3,614,833.33	9,614,833.33
8)	Commercial Paper 301. Issuer: Tricom, S.A.; Issued: 02/28/03; Amount: US$4,000,000; Rate: 14.5%; Due: 02/23/04	Ellis Portafolio, S.A.	US$4,000,000.00	4,000,000.00	2,904,767.12	6,904,767.12
9)	Commercial Paper 302. Issuer: Tricom, S.A.; Issued: 02/28/03; Amount: US$3,400,000; Rate: 14.5%; Due: 02/23/04	Ellis Portafolio, S.A.	US$3,400,000.00	3,400,000.00	2,469,052.05	5,869,052.05
10)	Commercial Paper 303. Issuer: Tricom, S.A.; Issued: 02/28/03; Amount: US$3,975,000; Rate: 14.5%; Due: 02/23/04	Ellis Portafolio, S.A.	US$3,975,000.00	3,975,000.00	2,886,612.33	6,861,612.33
11)	Commercial Paper 304. Issuer: Tricom, S.A.; Issued: 03/19/02; Amount: US$11,200,754.40; Rate: 13%; Due: 03/19/04	Ellis Portafolio, S.A.	US$11,200,754.40	11,200,754.40	6,624,944.48	17,825,698.88
12)	Commercial Paper 306. Issuer: Tricom, S.A.; Issued: 03/27/02; Amount: US$4,580,000; Rate: 14.93%; Due: 03/27/04	Ellis Portafolio, S.A.	US$617,502.08	617,502.08	262,356.93	879,859.02
13)	Commercial Paper 478. Issuer: Tricom, S.A.; Issued: 03/31/03; Amount: DR$10,500,000; Rate: 29%; Due: 04/30/04	Editorial AA	DR$10,500,000.00	305,765.87	414,208.04	719,973.91
14)	Commercial Paper 329. Issuer: Tricom, S.A.; Issued: 06/30/03; Amount: US$1,058,862.01; Rate: 14%; Due: 12/31/03	Balking Trading, Inc.	US$1,058,862.01	1,058,862.01	703,528.51	1,762,390.52
15)	Commercial Paper 289. Issuer: Tricom, S.A.; Issued: 06/30/03; Amount: US$2,764,303.65; Rate: 11%; Due: 03/27/04	Eastern Power Corp.	US$2,764,303.65	2,764,303.65	1,444,268.83	4,208,572.48
16)	Commercial Paper 292. Issuer: Tricom, S.A.; Issued: 06/30/03; Amount: US$3,500,570.31; Rate: 13%; Due: 09/19/03	Porter Capital, LTD	US$3,500,570.31	3,500,570.31	2,159,946.85	5,660,517.16

Exhibit C: Schedule of Unsecured Financial Claims	1/26/2008
Projected as of February 29, 2008
(estimated RD$34.34 = US$1)

17)	Commercial Paper 293. Issuer: Tricom, S.A.; Issued: 06/30/03; Amount: US$4,667,427.08; Rate: 13%; Due: 03/19/03	Porter Capital, LTD	US$4,667,427.08	4,667,427.08	2,879,929.14	7,547,356.22
18)	Commercial Paper 295. Issuer: Tricom, S.A.; Amount: US$700,798.43; Issued: 06/30/03; Rate: 13%; Due: 03/19/04	[Citigroup]	US$700,798.43	700,798.43	425,567.05	1,126,365.48
19)	Promissory Note. Issuer: Tricom, S.A.; Issued: 12/21/07; Amount: US$11,922,827.56; Rate: 13%; Due: On demand	Deutsche Bank Trust Company Americas	US$11,922,827.56	11,922,827.56	6,034,525.03	17,957,352.59
20)	Commercial Paper 299. Issuer: Tricom S.A.; Issued: 03/19/02; Amount: US$4,200,000; Rate: 13%; Due: 03/19/04	[Citigroup] [Participation — Newport Global Advisors (US$2,099,819.28)]	US$4,200,000.00	4,200,000.00	2,598,358.55	6,798,358.55
21)	Commercial Paper 300. Issuer: Tricom, S.A.; Issued: 03/19/02; Amount: US$2,000,000; Rate: 13%; Due: 03/19/04	[Citigroup] [Participation — Newport Global Advisors (US$999,913.94)]	US$2,000,000.00	2,000,000.00	1,235,890.41	3,235,890.41
22)	Pagaré (Promissory Note). Issuer: Tricom S.A.; Issued: [?]; Amount: DR$41,444,000; Rate: 12%; Due: On demand	[Citigroup]	RD$41,444,000.00	1,206,872.45	1,821,036.43	3,027,908.89
23)	Pagaré (Promissory Note). Issuer: Tricom, S.A.; Issued: 11/13/02; Amount: US$1,371,402.84; Rate: 14.5%; Due: 05/12/03	[Citigroup]	US$1,371,402.84	1,371,402.84	1,068,837.09	2,440,239.93
24)	Promissory Note. Issuer: Tricom, S.A.; Issued: 02/18/03. Amount: US$3,288,740.07; Rate: Non-interest bearing; Due: 12/05/03	[Citigroup]	US$3,288,740.07	3,288,740.07	—	3,288,740.07
25)	Promissory Note. Issuer: Tricom, S.A.; Issued: 03/17/03. Amount: US$1,455,313.48; Rate: Non-interest bearing; Due: 09/15/03	[Citigroup]	US$1,455,313.48	1,455,313.48	5,659.55	1,460,973.03
26)	Promissory Note. Issuer: Tricom, S.A.; Issued: 05/01/03. Amount: US$740,524.02; Rate: Non-interest bearing; Due: 10/01/03	[Citigroup]	US$740,524.02	740,524.02	—	740,524.02
27)	Promissory Note. Issuer: Tricom, S.A.; Issued: 08/08/03. Amount: US$539,100.53; Rate: Non-interest bearing; Due: 11/08/03	[Citigroup]	US$539,100.53	539,100.53	—	539,100.53
28)	Pagaré (Promissory Note). Issuer: Tricom, S.A.; Issued: 04/21/03; Amount: US$16,350,000; Rate: 10%; Due: 85 days from date of execution	Credit Suisse International Argo Capital Investors Funds SPC for Argo Global Special Situations Fund SP (US$2,640,476.90)	US$5,640,476.40	5,640,476.40	2,574,250.76	8,214,727.16
29)	Pagaré a la Vista (Demand Note). Issuer: Tricom, S.A.; Issued: 08/10/04. Amount: US$3,000,000; Rate: 15%; Due: On demand	[Citigroup] [Participation — Newport Global Advisors (US$1,499,870.92)]	US$3,000,000.00	3,000,000.00	2,122,208.33	5,122,208.33
30)	Pagaré a la Vista (Demand Note). Issuer: Tricom USA, Inc.; Issued: 08/10/04; Amount: US$900,000; Rate: 15%; Due: On demand	[Citigroup]	US$900,000.00	900,000.00	636,662.50	1,536,662.50
31)	Pagaré a la Vista (Demand Note). Issuer: Tricom S.A.; Issued: 08/10/04; Amount: US$428,090; Rate: 15%; Due: On demand	[Citigroup] [Participation — Newport Global Advisors (US$214,026.80)]	US$428,090.43	428,090.43	302,832.36	730,922.79

Exhibit C: Schedule of Unsecured Financial Claims	1/26/2008
Projected as of February 29, 2008
(estimated RD$34.34 = US$1)

32)	Pagaré (Promissory Note). Issuer: Tricom, S.A.; Issued: [?]; Amount: DR$92,400,000; Original Rate: 23.5%; Current Rate: [36%]; Due: 03/20/07	[Citigroup]	RD$92,400,000.00	2,690,739.66	3,107,804.31	5,798,543.97
33)	Pagaré (Promissory Note). Issuer: Tricom, S.A.; Issued: 06/[?]//02; Amount: US$1,408,402.74; Original Rate: 10%; Current Rate: 9.5%; Due: 03/20/07	[Citigroup]	US$1,408,402.74	1,408,402.74	429,269.42	1,837,672.16
34)	Pagaré (Promissory Note). Issuer: Tricom, S.A.; Issued: 09/26/02; Amount: US$175,173.44; Original Rate: 11%; Current Rate: 9.5%; Due: 03/20/07	[Citigroup]	US$74,973.44	74,973.44	22,851.28	97,824.72
35)	Commercial Paper 328. Issuer: Tricom, S.A.; Issued: 06/30/03; Amount: $3,000,000; Rate: 14%; Due: 12/31/03	Credit Suisse International	US$3,000,000.00	3,000,000.00	1,993,258.33	4,993,258.33
36)	Promissory Note. Issuer: Tricom, S.A.; Issued: 02/24/03; Amount: US$1,729,508.77; Rate: Non-interest bearing; Due: 03/22/03	Credit Suisse International	US$1,636,479.45	1,636,479.45	—	1,636,479.45
37)	Credit Agreement (and corresponding Note) dated 11/08/00 between Banco Popular de Puerto Rico, Sucursal International and Tricom, S.A Amount: Loan not to exceed US$15,000,000; Rate: Sum of (i) Eurodollar Rate for Interest Period plus (ii) Applicable Margin; Repayment Schedule: 06/30/03 (US$3 million); 12/31/03 (US$4 million); 06/30/04 (US$8 million)	[Credit Suisse International] Argo Capital Investors Funds SPC for Argo Global Special Situations Fund SP (US$3 million)	US$12,000,000	12,000,000.00	4,209,510.53	16,209,510.53
38)	Commercial Paper 206. Issuer: Tricom, S.A.; Issued: 03/19/02; Amount: US$3,255,403.86; Rate: 13%; Due: 03/19/04	T.C.S. Fund SP - LU, S.A.R.L. — $1,220,880.11 T.C.O.I. Fund- LU S.A.R.L. — $1,037,550.67 T.C.O. Fund- LU S.A.R.L. — $996,973.08	US$3,255,403.86	3,255,403.86	2,011,661.21	5,267,065.07
39)	Pagaré Comercial (Promissory Note). Issuer: Tricom, S.A.; Issued: [03/18/02]; Amount: DR$70,000,000; Rate: [40%]; Due: [03/30/04]	Argo Capital Investors Funds SPC for Argo Global Special Situations Fund SP	RD$70,000,000.00	2,038,439.14	3,583,123.02	5,621,562.16
40)	Purchase Order No. 2000000546. Issuer: Tricom, S.A.; Issued: 03/29/00, Amount: [US$6,368,880]	Greylock Capital	US$1,050,291.54	1,050,291.54	316,267.24	1,366,558.78
41)	Commercial Paper 294. Issuer: Tricom, S.A.; Issued: 06/30/03; Amount: US$4,084,281.24; Rate: 13%; Due: 09/19/03	Stark Trading	US$4,084,281.24	4,084,281.24	2,520,112.33	6,604,393.57
42)	Commercial Paper 291. Issuer: Tricom, S.A.; Issued: 06/30/03; Amount: US$1,114,103.78; Rate: 12%; Due: 09/19/03	Stark Trading	US$1,114,103.78	1,114,103.78	634,618.23	1,748,722.01
43)	Agreement (loan and corresponding note) between Popular Bank & Trust Ltd and Tricom, S.A. dated 10/25/01. Amount: US$27,235,700. Rate: 10.25%. Due: 10/25/06	Stark Trading	US$20,426,773.00	20,426,773.00	9,754,089.95	30,180,862.95

Exhibit C: Schedule of Unsecured Financial Claims	1/26/2008
Projected as of February 29, 2008
(estimated RD$34.34 = US$1)

44)	(a) Credit Agreement dated 07/19/00 among Tricom, S.A. (Borrower), Tricom USA, Inc (Guarantor), The International Bank of Miami (Lender) and Export Import Bank of the United States (Eximbank Guarantee AP075235XX-Dominican Republic) (b) Promissory Note. Issuer: Tricom, S.A.; Issued: 06/15/01; Amount: US$23,015265.93; Rate: 6.48% annual (starting 12/15/01); Due: In 10 semi annual installments each 06/15 and 12/15, starting 06/15/02	Deutsche Bank Trust Company Americas	US$18,412,212.75	18,412,212.75	5,700,421.07	24,112,633.82
45)	Promissory Note issued pursuant to Credit Agreement described in item (61), above. Issuer: Tricom, S.A.; Issued: 12/15/01; Amount: US$3,317,888.25; Rate: 5.75% (starting 06/15/02); Due: In 10 semi annual installments each 06/15 and 12/15, starting 06/15/02	Deutsche Bank Trust Company Americas	US$2,654,310.59	2,654,310.59	729,198.10	3,383,508.69
46)	(a) Facility Agreement dated 11/27/00 among Tricom, S.A. (Borrower), Tricom USA, Inc (Guarantor), The International Bank of Miami (Lender) and Export Import Bank of the United States (Eximbank Guarantee AP075768XX-DR) (b) Promissory Note. Issuer: Tricom, S.A.; Issued: 12/15/01; Amount: US$5,426,689; Rate: 5.75% annual (starting 03/25/02); Due: In 8 semi annual installments each 03/25 and 09/25, starting 03/25/02 (c) Letter Agreement dated 04/02/02 amon Exim, Tricom, S.A., Tricom USA and IBOM amending the Facility Agreement and the Facility Guarantee Agreement	[Deutsche Bank Trust Company Americas]	US$3,391,793.54	3,391,793.54	976,224.13	4,368,017.67
47)	Promissory Note issued pursuant to Credit Agreement described in item (61), above. Issuer: Tricom, S.A.; Issued: 06/17/02; Amount: US$7,740,808.20; Rate: 5.60% (starting 12/15/02); Due: In 9 semi annual installments of US$860,089.80 each 06/15 and 12/15, starting 12/15/02	Deutsche Bank Trust Company Americas	US$6,880,718.40	6,880,718.40	1,840,974.43	8,721,692.83
48)	Promissory Note issued pursuant to Facility Agreement described in item (63), above. Issuer: Tricom, S.A.; Issued: 03/18/02; Amount: US$3,057,757.44; Rate: 5.72% (starting 07/15/02); Due: In 9 semi annual installments each 07/15 and 01/15, starting 07/15/02	[Deutsche Bank Trust Company Americas]	US$2,378,255.78	2,378,255.78	638,614.53	3,016,870.31
49)	Promissory Note issued pursuant to Facility Agreement described in item (63), above. Issuer: Tricom, S.A.; Issued: 03/18/02; Amount: US$1,486,675.98; Rate: 5.86% (starting 07/15/02); Due: In 10 semi annual installments each 07/15 and 01/15, starting 07/15/02	[Deutsche Bank Trust Company Americas]	US$1,189,340.78	1,189,340.78	327,181.04	1,516,521.82

Exhibit C: Schedule of Unsecured Financial Claims	1/26/2008
Projected as of February 29, 2008
(estimated RD$34.34 = US$1)

50)	Promissory Note issued pursuant to Facility Agreement described in item (63), above. Issuer: Tricom, S.A.; Issued: 03/18/02; Amount: US$1,513,268.36; Rate: 5.72% (starting 07/15/02); Due: In 9 semi annual installments each 07/15 and 01/15, starting 07/15/02	[Deutsche Bank Trust Company Americas]	US$1,176,986.50	1,176,986.50	316,047.03	1,493,033.53
51)	Promissory Note issued pursuant to Facility Agreement described in item (63), above. Issuer: Tricom, S.A.; Issued: 03/18/02; Amount: US$388,357.95; Rate: 5.86% (starting 07/15/02); Due: In 10 semi annual installments each 07/15 and 01/15, starting 07/15/02	[Deutsche Bank Trust Company Americas]	US$310,680.35	310,680.35	85,466.44	396,146.79
52)	Promissory Note issued pursuant to Facility Agreement described in item (63), above. Issuer: Tricom, S.A.; Issued: 03/18/02; Amount: US$1,594,421.01; Rate: 5.51% (starting 07/15/02); Due: In 8 semi annual installments each 07/15 and 01/15, starting 07/15/02	[Deutsche Bank Trust Company Americas]	US$1,195,815.75	1,195,815.75	309,314.35	1,505,130.10
53)	Promissory Note issued pursuant to Facility Agreement described in item (63), above. Issuer: Tricom, S.A.; Issued: 03/18/02; Amount: US$669,759.76; Rate: 5.72% (starting 07/15/02); Due: In 9 semi annual installments each 07/15 and 01/15, starting 07/15/02	[Deutsche Bank Trust Company Americas]	US$520,924.26	520,924.26	139,879.74	660,804.00
54)	Promissory Note issued pursuant to Facility Agreement described in item (63), above. Issuer: Tricom, S.A.; Issued: 03/18/02; Amount: US$357,042.66; Rate: 5.86% (starting 07/15/02); Due: In 10 semi annual installments each 07/15 and 01/15, starting 07/15/02	[Deutsche Bank Trust Company Americas]	US$285,634.12	285,634.12	78,576.36	364,210.48
55)	Promissory Note issued pursuant to Facility Agreement described in item (63), above. Issuer: Tricom, S.A.; Issued: 06/17/02; Amount: US$1,571,916.99; Rate: 4.90% (starting 07/15/02); Due: In 9 semi annual installments each 07/15 and 01/15, starting 07/15/02	[Deutsche Bank Trust Company Americas]	US$1,222,602.08	1,222,602.08	281,232.44	1,503,834.52
56)	Promissory Note issued pursuant to Facility Agreement described in item (63), above. Issuer: Tricom, S.A.; Issued: 06/17/02; Amount: US$1,077,172.88; Rate: 5.06% (starting 07/15/02); Due: In 10 semi annual installments each 07/15 and 01/15, starting 07/15/02	[Deutsche Bank Trust Company Americas]	US$861,738.32	861,738.32	204,696.36	1,066,434.68
57)	Loan Agreement. Date: 05/27/02. Amount: Up to lesser of (i) US$1,870,000 and (ii) 82% of Purchase Price. Rate: Libor plus 4% per annum; Repayment: 5 consecutive semi-annual installments each 03/31 and 09/30 starting 09/30/02 and ending 09/30/04	Credit Suisse International	US$1,122,000.00	1,122,000.00	413,130.91	1,535,130.91

Exhibit C: Schedule of Unsecured Financial Claims	1/26/2008
Projected as of February 29, 2008
(estimated RD$34.34 = US$1)

58)	Pagaré (Promissory Note). Issuer: Tricom; Date: [?]; Amount: US$5,000,000; Original Rate: 11%; Current Rate: 12%; Due: 10/21/05	Morgan Stanley Senior Funding	US$5,000,000.00	5,000,000.00	2,688,333.33	7,688,333.33
59)	Pagaré (Promissory Note). Issuer: Tricom; Date: [?]; Amount: US$2,784,452.97; Original Rate: [10.5%]; Current Rate: 12%; Due: 10/21/05	Millenium Partners LP	US$2,784,452.97	2,784,452.97	1,497,107.55	4,281,560.52
60)	Pagaré (Promissory Note). Issuer: Tricom, S.A.; Issued: 12/30/02; Amount: US$4,000,000; Rate: 11.5%; Due: 12/30/07	Cheyne Capital Management	US$4,000,000.00	4,000,000.00	2,409,888.89	6,409,888.89
61)	Pagaré (Promissory Note). Issuer: TCN, Dominicana; Issued: 12/30/02; Amount: US$6,601,131.43; Rate: 11.50%; Due: 12/30/07	Bancrédito Panamá, S.A.	US$6,601,131.43	6,601,131.43	3,976,998.32	10,578,129.75
62)	Carta. Issuer: Tricom, S.A.; Issued: 02/07/03; Amount: US$35,864; Rate: 9.5%; Due: 08/04/03	Bancrédito Panamá, S.A.	US$35,864.00	35,864.00	16,136.31	52,000.31
63)	Carta. Issuer: Tricom, S.A.; Issued: 03/26/03; Amount: US$6,930; Rate: 9.5%; Due: 09/15/03	Bancrédito Panamá, S.A.	US$6,930.00	6,930.00	3,118.02	10,048.02
64)	Carta. Issuer: Tricom, S.A.; Issued: 06/03/03; Amount: US$12,508; Rate: 9.5%; Due: 11/24/03	Bancrédito Panamá, S.A.	US$12,508.00	12,508.00	5,627.73	18,135.73
65)	Carta. Issuer: Tricom, S.A.; Issued: 03/26/03; Amount: US$34,606; Rate: 9.5%; Due: 09/15/03	Bancrédit Panamá, S.A.	US$34,606.00	34,606.00	15,570.30	50,176.30
66)	Carta. Issuer: Tricom, S.A.; Issued: 11/27/03; Amount: US$32,000; Rate: 9.5%; Due: 05/22/04	Bancrédito Panamá, S.A.	US$32,000.00	32,000.00	14,397.78	46,397.78
67)	Carta. Issuer: Tricom, S.A.; Issued: 10/06/03; Amount: US$96,000; Rate: 9.5%; Due: 03/30/04	Bancrédito Panamá, S.A.	US$96,000.00	96,000.00	43,193.33	139,193.33
68)	Carta. Issuer: Tricom, S.A.; Issued: 06/17/03; Amount: US$20,997; Rate: 9.5%; Due: 10/24/03	Bancrédito Panamá, S.A.	US$20,997.00	20,997.00	9,447.19	30,444.19
69)	Carta. Issuer: Tricom, S.A.; Issued: 07/23/03; Amount: US$40,705.64; Rate: 9.5%; Due: 12/29/03	Bancrédito Panamá, S.A.	US$40,705.64	40,705.64	18,314.71	59,020.35
70)	Carta. Issuer: Tricom, S.A.; Issued: 08/25/03; Amount: US$20,615.71; Rate: 9.5%; Due: 01/14/04	Bancrédito Panamá, S.A.	US$20,615.71	20,615.71	9,275.64	29,891.35
71)	Carta. Issuer: Tricom, S.A.; Issued: 05/27/03; Amount: US$239,880; Rate: 9.5%; Due: 11/18/03	Bancrédito Panamá, S.A.	US$239,880.00	239,880.00	107,929.34	347,809.34
72)	Carta. Issuer: Tricom, S.A.; Issued: 07/04/03; Amount: US$29,725; Rate: 9.5%; Due: 12/29/03	Bancrédito Panamá, S.A.	US$29,725.00	29,725.00	13,374.19	43,099.19
73)	Carta. Issuer: Tricom, S.A.; Issued: 07/14/03; Amount: US$102,400; Rate: 9.5%; Due: 12/15/03	Bancrédito Panamá, S.A.	US$102,400.00	102,400.00	46,072.89	148,472.89
74)	Carta. Issuer: Tricom, S.A.; Issued: 06/03/03; Amount: US$13,075; Rate: 9.5%; Due: 11/26/03	Bancrédito Panamá, S.A.	US$13,075.00	13,075.00	5,882.84	18,957.84

Exhibit C: Schedule of Unsecured Financial Claims	1/26/2008
Projected as of February 29, 2008
(estimated RD$34.34 = US$1)

75)	Carta. Issuer: Tricom, S.A.; Issued: 05/06/03; Amount: US$9,964; Rate: 9.5%; Due: 10/28/03	Bancrédito Panamá, S.A.	US$9,964.00	9,964.00	4,483.11	14,447.11
76)	Carta. Issuer: Tricom, S.A.; Issued: 04/25/03; Amount: US$14,098; Rate: 9.5%; Due: 10/20/03	Bancrédito Panamá, S.A.	US$14,098.00	14,098.00	6,343.12	20,441.12
77)	Carta. Issuer: Tricom, S.A.; Issued: 04/17/03; Amount: US$80,325; Rate: 9.5%; Due: 10/13/03	Bancrédito Panamá, S.A.	US$80,325.00	80,325.00	36,140.67	116,465.67
78)	Carta. Issuer: Tricom, S.A.; Issued: 04/24/03; Amount: US$11,506; Rate: 9.5%; Due: 09/29/03	Bancrédito Panamá, S.A.	US$11,506.00	11,506.00	5,176.90	16,682.90
79)	Carta. Issuer: Tricom, S.A.; Issued: 02/17/03; Amount: US$19,005; Rate: 9.5%; Due: 08/11/03	Bancrédito Panamá, S.A.	US$19,005.00	19,005.00	8,550.93	27,555.93
80)	Carta. Issuer: Tricom, S.A.; Issued: 02/06/03; Amount: US$20,267; Rate: 9.5%; Due: 04/08/03	Bancrédito Panamá, S.A.	US$20,267.00	20,267.00	9,118.74	29,385.74
81)	Carta. Issuer: Tricom, S.A.; Issued: 04/24/03; Amount: US$4,830; Rate: 9.5%; Due: 09/29/03	Bancrédito Panamá, S.A.	US$4,830.00	4,830.00	2,173.16	7,003.16
82)	Carta. Issuer: Tricom, S.A.; Issued: 08/08/03; Amount: US$54,398; Rate: 9.5%; Due: 12/03/03	Bancrédito Panamá, S.A.	US$54,398.98	54,398.98	24,475.76	78,874.74
83)	Pagaré (Promissory Note). Issuer: Tricom, S.A.; Issued: 05/22/02; Amount: US$229,022; Rate: 9.5%; Due: 180 days	Bancrédito Panamá, S.A.	US$229,022.54	229,022.54	103,044.24	332,066.78
84)	Pagaré (Promissory Note). Issuer: Tricom, S.A.; Issued: 05/22/02; Amount: US$154,080; Rate: 9.5%; Due: 180 days	Bancrédito Panamá, S.A.	US$154,080.00	154,080.00	69,325.30	223,405.30

85)	Invoice No. 3453 issued pursuant to Contract 4145-001. Issued: 03/19/03; Amount: US$154,080; Due: 04/18/03	Loral Cyberstar, Inc.	US$154,080.00	154,080.00	—	154,080.00
86)	Invoice No. 3454 issued pursuant to Contract 4145-001. Issued: 03/19/03; Amount: US$154,080; Due: 04/18/03	Loral Cyberstar, Inc.	US$154,080.00	154,080.00	—	154,080.00
87)	Invoice No. 3455 issued pursuant to Contract 4145-001. Issued: 03/19/03; Amount: US$154,080; Due: 04/01/03	Loral Cyberstar, Inc.	US$154,080.00	154,080.00	—	154,080.00
88)	Invoice No. 3492 issued pursuant to Contract 4145-001. Issued: 05/13/03; Amount: US$154,080; Due: 06/12/03	Loral Cyberstar, Inc.	US$154,080.00	154,080.00	—	154,080.00
89)	Senior Notes under Indenture dated 08/21/97 between Tricom, S.A. and The Bank of New York. Amount: US$200,000,000; Rate: 11.375%. Due: 09/04		US$200,000,000.00	200,000,000.00	113,750,000.00	313,750,000.00

	Total Unsecured Financial Claims			413,234,296.51	222,631,076.19	635,865,372.70

*	Amount of claim is contingent upon pending settlement with claimant.